Exhibit 10.1

EXECUTION VERSION

U.S. $75,000,000

NOTE PURCHASE AGREEMENT

Dated as of January 25, 2011

Among

NEWSTAR EQUIPMENT FINANCE I, LLC

as the Borrower

NEWSTAR FINANCIAL, INC.

as the Servicer and Originator

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the Lender

WELLS FARGO SECURITIES, LLC

as the Deal Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the Backup Servicer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as the Trustee

i

EXHIBITS

EXHIBIT A	Form of Advance Notice
EXHIBIT B	Form of Note
EXHIBIT C	Form of Lessee Notification Form
EXHIBIT D	Form of Monthly Report
EXHIBIT E	Form of Servicer’s Certificate
EXHIBIT F	Form of Notice of Prepayment
EXHIBIT G	Form of Officer’s Certificate
EXHIBIT H	Form of Power of Attorney
EXHIBIT I	Form of Custodial Receipt and Initial Certification
EXHIBIT J	Form of Custodial Receipt and Final Certification
EXHIBIT K	Form of Release of Contract File
EXHIBIT L	Form of Transferee Letter

SCHEDULES

SCHEDULE I	Lockbox Bank and Lockbox Account
SCHEDULE II	Tradenames, Fictitious Names and “Doing Business As” Names
SCHEDULE III	Location of Contract Files
SCHEDULE IV	Forms of Contracts
SCHEDULE V	Eligible Contract Criteria
SCHEDULE VI	Portfolio Concentration Criteria
SCHEDULE VII	Equipment Finance Credit and Collections Policy
SCHEDULE VIII	Equipment Management Policy
SCHEDULE IX	Backup Servicer and Trustee Fee Letter

THIS NOTE PURCHASE AGREEMENT (the “Agreement”) is made as of January 25, 2011, by and among:

(1) NEWSTAR EQUIPMENT FINANCE I, LLC, a Delaware limited liability company, as the Borrower (in such capacity, together with its successors and permitted assigns, the “Borrower”);

(2) NEWSTAR FINANCIAL, INC., a Delaware corporation (together with its successors and permitted assigns, “NewStar”), as the Servicer and as the originator (in such capacity, together with its successors and permitted assigns, the “Originator”);

(3) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Lender (in such capacity, together with its successors and assigns, the “Lender”);

(4) WELLS FARGO SECURITIES, LLC, a Delaware limited liability company (together with its successors and assigns, “WFS”), as deal agent (in such capacity, together with its successors and assigns, the “Deal Agent”); and

(5) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as the Backup Servicer (in such capacity, together with its successors and assigns, the “Backup Servicer”) and the Trustee (in such capacity, together with its successors and assigns, the “Trustee”).

IT IS AGREED as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b) As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

Accrual Period: With respect to each Advance (or portion thereof), (i) with respect to the first Payment Date related to an Advance, the period from and including the related Advance Date through and including the last day of the month in which such Advance occurred, and, (ii) with respect to any other Payment Date, the calendar month immediately preceding such Payment Date.

ADCB: On any date of determination, the sum of the Discounted Contract Balance of each Eligible Contract (excluding all Defaulted Contracts, Casualty Loss Contracts, Early Termination Contracts and Contracts subject to a Warranty Event) included in the Asset Pool as of such date of determination.

Additional Advance: Any Advance made after the Initial Advance Date that increases the Outstanding Amount hereunder.

Additional Amount: Defined in Section 2.14(a).

Additional Contracts: All Contracts that become part of the Asset Pool after the Initial Advance Date.

Addition Date: With respect to any Additional Contracts, the date on which such Additional Contracts become part of the Asset Pool.

Adjusted Eurodollar Rate: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (a) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (b) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

Administrative Expenses: All amounts payable or reimbursable to the accountants, agents, subcontractors and counsel of the Borrower or the Servicer on behalf of the Borrower for fees and expenses in connection with any activities undertaken under or in connection with the Transaction Documents.

Advance: Defined in Section 2.1(c).

Advance Date: The Initial Advance Date, and as to any Additional Advance, the date of such Additional Advance made pursuant to Section 2.2(b).

Advance Limit: At any time, $75,000,000 as such amount may vary from time to time upon written agreement of the Deal Agent, the Lender and the Borrower; provided that on or after the Revolving Period Termination Date, the Advance Limit shall mean the aggregate Outstanding Amount.

Advance Notice: Each notice, in the form of Exhibit A attached hereto, delivered in accordance with Section 2.2 hereof in respect of the initial Advance and each Additional Advance.

Advance Rate: For any date of determination, the lesser of (a) the Applicable Advance Rate Percentage and (b) 100% minus the product of (a) 3, (b) the Default Ratio and (c) the Weighted Average Life.

Advance Termination Date: The date that is two (2) years following the Initial Advance Date, as such date may be extended in accordance with Section 2.6.

Affected Party: Each Lender, all assignees and participants of each Lender, WFS and any successor to WFS as Deal Agent.

Affiliate: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or under common control with such Person, or is a director or officer of such Person; provided that for purposes of determining whether any Contract is an Eligible Contract or any Lessee is an Eligible Lessee, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common owner which is a financial institution, fund or other investment vehicle which is in the business of making diversified investments, including investments independent from the Contracts. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agent’s Account: A special account maintained at Wells Fargo Bank, National Association (ABA Number 121000248, Account Number 01005620028802, Account Name REFS – Ops, Reference New Star Equip Funding) or such other account designated as such by the Deal Agent and notice of such other account has been provided to the Borrower from time to time.

Aggregate Unpaids: At any time, an amount, equal to the sum of all accrued and unpaid Outstanding Amount, Interest, Breakage Costs, Increased Costs, Taxes, Hedge Breakage Costs and all other amounts owed by the Borrower hereunder or under any Hedge Agreement (including, without limitation, payments in respect of the termination of any such Hedge Agreement) or by the Borrower or any other Person under any fee letter (including, without limitation, the Fee Letter and the Backup Servicer and Trustee Fee Letter) delivered in connection with the transactions contemplated by this Agreement (whether due or accrued).

Agreement: Defined in the preamble of this Agreement.

Alternative Rate: For any day during any Accrual Period, an interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

Amortization Period: The period beginning on the Revolving Period Termination Date and ending on the Paid-in-Full Date.

Anti-Terrorism Laws: Any Applicable Law relating to money laundering or terrorism, including, but not limited to, Executive Order 13224, the OFAC Regulations and the USA Patriot Act.

Applicable Advance Rate Percentage: With respect to any date of determination during the Revolving Period at which time the ADCB is equal to the following, the Applicable Advance Rate Percentage shall be:

ADCB	Applicable Advance Rate Percentage
Equal to or less than $10,000,000	0.00%
Greater than $10,000,000 but less than or equal to $15,000,000	50.00%
Greater than $15,000,000 but less than or equal to $20,000,000	60.00%
Greater than $20,000,000 but less than or equal to $25,000,000	70.00%
Greater than $25,000,000	80.00%

During the Amortization Period, the Applicable Advance Rate Percentage shall be the Applicable Advance Rate Percentage in effect immediately prior to the Revolving Period Termination Date.

Applicable Law: For any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

Applicable Margin: Defined in the Fee Letter.

Asset: All right, title and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in, to and under any of the following: (a) the Contracts, together with all Collections, Excluded Amounts and all monies due or to become due in payment of such Contracts on and after the related Cut-Off Date, including but not limited to any prepayment amounts, any payments in respect of a Casualty Loss or early termination, any Recoveries received with respect thereto, but excluding any Scheduled Payments due prior to the related Cut-Off Date; (b) all Related Security with respect to such Contracts; and (c) all income and Proceeds of the foregoing, excluding, for the avoidance of doubt, any Origination Fees.

Asset Pool: At any time, all Assets then owned by the Borrower.

Assignment Agreement: Defined in the Purchase Agreement.

Available Amount: On any Addition Date, the lesser of (a) the positive difference, if any, between (i) the Borrowing Base and (ii) the Outstanding Amount and (b) the positive difference, if any, between (i) the Advance Limit and (ii) the Outstanding Amount.

Available Funds: With respect to any Payment Date, Collections received in the Collection Account during the Collection Period that ended on the last day of calendar month immediately preceding the calendar month in which such Payment Date occurs and all other amounts (including, for the avoidance of doubt, capital contributions and excluding Excluded Amounts and Collections received during the Collection Period in which the Payment Date occurs) on deposit in the Collection Account.

Average Outstanding Amount: With respect to any Accrual Period, the sum of the Outstanding Amount for each day during such Accrual Period divided by the actual number of days elapsed in such Accrual Period.

Backup Servicer: Defined in the preamble of this Agreement.

Backup Servicer and Trustee Fee Letter: The fee letter agreement, dated as of November 29, 2010 and attached hereto as Schedule IX, by Wells Fargo, to the Borrower and the Servicer, with a copy to the Deal Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

Backup Servicing Fee Rate: The rate per month set forth in the Backup Servicer and Trustee Fee Letter as the “Monthly Backup Servicing Fee.”

Backup Servicer Termination Notice: Defined in Section 7.5.

Backup Servicing Fee: Defined in Section 7.4.

Bankruptcy Code: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

Base Rate: On any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.0%.

Bay Point: Bay Point Capital, Inc., a Massachusetts corporation.

Benefit Plan: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

Blended Discount Rate: For any date of determination, a rate per annum equal to the weighted average (calculated based on the applicable Outstanding Balances) of the applicable Discount Rates as of such date of determination.

Borrower: Defined in the preamble of this Agreement.

Borrowing Base: For any date of determination, the product of (a) the sum of (i) the ADCB minus the ADCB that is in excess of the Portfolio Concentration Criteria (calculated without duplication of any Contract that is in violation of more than one of the Portfolio Concentration Criteria) and (ii) (A) $0, for purposes of the calculation of the Required Advance Reduction Amount or on any date in a given Collection Period on or after the Payment Date, or (B) for any date prior to a Payment Date (other than in connection with the calculation of the Required Advance Reduction Amount), the cash, if any, on deposit in the Collection Account, but only to the extent due and collected during the immediately preceding Collection Period, and (b) the Advance Rate.

Breakage Costs: Any amount or amounts as shall compensate the Lender for any loss, cost or expense incurred by the Lender (as determined by the Deal Agent on behalf of the Lender, in the Deal Agent’s sole discretion) as a result of a modification or withdrawal of an Advance Notice or a prepayment by the Borrower of all or any portion of the Outstanding Amount or Interest.

Business Day: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in New York, New York, Boston, Massachusetts, Minneapolis, Minnesota or Charlotte, North Carolina, and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.

Casualty Loss: With respect to any item of Equipment, the loss, theft, damage beyond repair or governmental condemnation or seizure of such item of Equipment.

Casualty Loss Contract: Any Contract where the related Equipment is or becomes subject to a Casualty Loss.

Change-in-Control: Any of the following:

(a) The acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in the Originator or the initial Servicer having more than fifty percent (50%) of the voting power for the election of directors of the Originator or the initial Servicer, if any, under ordinary circumstances;

(b) the creation or imposition of any Lien on any limited liability company membership interest in the Borrower other than a pledge of the membership interest in the Borrower to Fortress Credit Corp., as administrative agent, which is hereby approved by the Deal Agent; or

(c) the failure by the Originator to own all of the limited liability company membership interests in the Borrower.

Closing Date: January 25, 2011.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Collection Account: Defined in Section 6.4(f).

Collection Period: Each calendar month, except in the case of the first Collection Period, in which case, the period beginning on the Cut-Off Date to and including the last day of the calendar month in which the Initial Advance Date occurs.

Collections: (a) All cash collections and other cash proceeds of any Asset, including, without limitation, Scheduled Payments, Late Charges, Prepayments, Insurance Proceeds, Residual Proceeds, Contractual Transition Rents, Prepayment Amount and Recoveries but excluding any Excluded Amounts, (b) any other funds received by the Borrower, the Servicer or any Affiliate thereof with respect to any Contract or Related Security (including any Servicer Advances), (c) investment earnings on the Collection Account, and (d) all payments received pursuant to any Hedge Agreement or Hedge Transaction, excluding, for the avoidance of doubt, any Origination Fees.

Continued Errors: Defined in Section 7.8(c).

Contract: Any Equipment Lease Contract in which the Borrower acquires any right, title or interest from the Originator pursuant to the Purchase Agreement; provided, that an Equipment Lease Contract that is repurchased or substituted by the Originator in accordance with the terms of the Purchase Agreement and this Agreement or is otherwise sold by the Borrower in accordance with the terms of this Agreement shall no longer be a Contract hereunder.

Contract Files: With respect to each Contract, the following documentation: (a) the one and only manually executed original of the loan or lease agreement, along with executed original promissory notes or security agreements, if any (together, the “Original Contract”); (b) evidence of the filing of all UCC-1 financing statements showing the related Lessee as debtor/lessee and the Originator as secured party/lessor, and the Equipment the subject of the Contract as collateral; (c) an original, executed assignment of the Originator conveying the Assets from the Originator to the Borrower and evidence of the filing of a UCC-1 financing statement with respect thereto showing the Originator as debtor/seller, the Borrower as secured party/buyer and the Trustee as assignee/secured party; (d) the original (with respect to the first Advance made hereunder with respect thereto) and thereafter an electronic copy of any related master lease agreement; (e) a certificate of acceptance and delivery of the Equipment the subject of the Contract, duly executed by the related Lessee; (f) evidence of insurance maintained by the Lessee with respect to the related Equipment (if any); (g) if applicable, an application for certificate of title and any of (i) the original certificate of title, (ii) certificate of lien, or (iii) other notification issued by the registrar of titles of the applicable jurisdiction; (h) copies of each invoice with respect to original equipment purchase; (i) all documents relating to internal credit approval for such Contract; (j) any appraisal with respect to the related Equipment; and (k) all other instruments, documents, legal opinions and warranties directly relating to such Contract (or the Equipment the subject thereof), including all security and books, records and computer tapes related to the foregoing. Except as otherwise provided in clause (d), the information described in clauses (c), (d), (e), (f), (h), (i) and (k) may be held, maintained and delivered electronically.

Contract List: The Contract List provided by the Borrower to the Deal Agent and the Trustee as shall be set forth in each Advance Notice and each Monthly Report.

Contractual Obligation: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, agreement, instrument or other material document to which such Person is a party or by which it or any of its property is bound or is subject.

Contractual Transition Rents: With respect to any Contract, a Scheduled Payment that (a) the Lessee is obligated to pay at the Contract commencement, (b) will occur after the expiration or termination of the initial non-cancellable term of the Contract and (c) is used by the Originator in computing the total Scheduled Payments due under such Contract.

Credit and Collection Policy: The written Equipment Finance Credit and Collections Policy of the Originator and the initial Servicer in effect on the Closing Date and set forth on Schedule VII, as amended or supplemented from time to time in accordance with Section 5.2(m) and Section 5.5(e). In the event that a Successor Servicer becomes the Servicer hereunder, the Credit and Collection Policy shall be the policies and procedures that such Successor Servicer uses to service similar assets for its own account or the account of others.

Custodial Receipt: A custodial receipt in the form of Exhibit I or Exhibit J hereto delivered to the Deal Agent, for the benefit of the Secured Parties, by the Trustee covering all of the Contracts subject to this Agreement from time to time.

Cut-Off Date: Each date, as set forth in the related Advance Notice, on and after which Collections on the related Contract are to be transferred to the Asset Pool.

Deal Agent: Defined in the preamble of this Agreement.

Default Ratio: As of any Determination Date, the percentage equivalent of a fraction, the numerator of which is equal to the sum of the Discounted Contract Balances of Contracts that became Defaulted Contracts (net of Recoveries related thereto) during the twelve immediately preceding Collection Periods related to such Determination Date and the denominator of which is equal to the greater of (a) $50,000,000 and (b) the average ADCB during the twelve immediately preceding Collection Periods; provided, however, if less than twelve Collection Periods have occurred since the Initial Advance Date, the Default Ratio shall be calculated by reference to the actual number of Collection Periods that have occurred since the Initial Advance Date. For the avoidance of doubt, the calculation of the Default Ratio, for all purposes other than for purposes of calculating the Advance Rate, shall be inclusive of any Replaced Contracts that were Defaulted Contracts as of their date of repurchase or substitution.

Defaulted Contract: A Contract (a) as to which all or any portion of any one or more Scheduled Payments remains unpaid for at least ninety (90) days from the original due date for such payment, (b) as to which the Lessee thereof or any Person obligated thereon is subject to an Insolvency Event, (c) as to which the Servicer has determined or should have determined in accordance with its Credit and Collection Policy that (i) it will not make a Servicer Advance because it believes such Servicer Advance would not be recoverable, (ii) a prior Servicer Advance is unrecoverable or (iii) such Contract is not collectible or is subject to repossession, or (d) the Servicer waives, modifies or otherwise varies any Contract in violation of Section 6.4(a). For the avoidance of doubt, in the event a Contract issued pursuant to a master agreement becomes a Defaulted Contract, all Contracts issued in connection with the related master agreement shall be deemed to be Defaulted Contracts.

Delinquency Ratio: As of any Determination Date, the percentage equivalent of a fraction, the numerator of which is equal to the sum of the Discounted Contract Balances of Contracts that are Delinquent as of such Determination Date and the denominator of which is equal to of the greater of (i) $50,000,000 and (ii) ADCB as of such Determination Date. For the avoidance of doubt, the calculation of the Delinquency Ratio shall be inclusive of any Replaced Contracts that were Delinquent Contracts as of their date of substitution.

Delinquent or Delinquent Contract: A Contract in the Asset Pool (that is not a Defaulted Contract) (a) as to which all or any portion of any one or more Scheduled Payments remains unpaid for at least sixty (60) days from the original due date for such payment or (b) that is subject to a Permitted Modification for the twelve month period following such modification (or such shorter period, if such Contract is Delinquent in accordance with clause (a)).

Derivatives: Any exchange-traded or over-the-counter (a) forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (b) any similar transaction, contract, instrument, undertaking or security, or (c) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

Determination Date: The last day of each Collection Period.

Discounted Contract Balance: With respect to any Contract added (or to be added) to the Asset Pool during the current Collection Period, as of the related Cut-Off Date or, with respect to any Contract added to the Asset Pool in a prior Collection Period, as of the last day of the immediately preceding Collection Period, the present value of all remaining unpaid Scheduled Payments (including, for the avoidance of doubt, all Contractual Transition Rents) becoming due under such Contract after such Cut-Off Date or last day of the immediately preceding Collection Period, as applicable, discounted monthly at the applicable Discount Rate. Other than in connection with the calculation of Servicing Fee, in which case the Discounted Contract Balance of a Defaulted Contract shall be calculated as set forth in the preceding sentence, the Discounted Contract Balance for a Defaulted Contract shall be $0.

The “Discounted Contract Balance” for each Contract shall be calculated using Microsoft Excel’s “NPV” function assuming:

(a) all payments due in any Collection Period are due on the last day of the Collection Period;

(b) payments are discounted on a monthly basis using a 30 day month and a 360 day year; and

(c) all security deposits and drawings under letters of credit, if any, issued in support of a Contract are applied to reduce Scheduled Payments in inverse order of the due date thereof.

Discount Rate: For any Contract, the sum, computed as of the Cut-Off Date or the relevant date of determination, as the case may be, for such Contract, of: (a) the Applicable Margin; (b) the applicable Hedge Rate; (c) the Servicing Fee Rate; and (d) seven (7) basis points.

Discretionary Sale: Defined in Section 2.19(a).

Discretionary Sale Date: The Business Day identified by the Borrower to the Deal Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

Discretionary Sale Notice: Defined in Section 2.19(a)(i).

Dover Management: Dover Management Group, Inc., a Massachusetts corporation.

Early Termination Contract: Any Contract that the Servicer has allowed the related Lessee to terminate prior to the date on which the final Scheduled Payment is due thereunder.

Eligible Contract Criteria: The eligibility requirements set forth on Schedule V attached hereto.

Eligible Contract: On any date of determination, each Contract (a) for which the Trustee Contract Files with respect thereto are in possession of the Trustee and if such date of determination is on or before an Advance Date, the Deal Agent has received a Custodial Receipt in the form of Exhibit I hereto in respect of such Contracts and Trustee Contract Files or, if such date of determination is five or more Business Days after the related Advance Date, the Deal Agent has received a Custodial Receipt in the form of Exhibit J hereto in respect of such Contracts and Trustee Contract Files, (b) that is a Contract as to which the Lender has received an Advance Notice and which is identified on the Contract List delivered by the Borrower to the Trustee as part of such Advance Notice, and (c) that satisfies each of the Eligible Contract Criteria.

Eligible Lessee: On any date of determination, any Lessee that (a) is a United States resident with a billing address within the United States, (b) is not the subject of an Insolvency Proceeding, (c) is not an individual who enters into the Contract primarily for personal, family or household purposes, (d) is not a Governmental Authority, (e) is not an Affiliate of the Servicer, the Originator or the Borrower, (f) is not a vendor or merchant with respect to the related Equipment, and (g) is the end user of the related Equipment.

Environmental Laws: Any and all Applicable Laws and all other foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

Equipment: The tangible assets together with any Soft Costs financed or leased by a Lessee pursuant to a Contract and any security interest in such assets, such assets to be consistent with the Credit and Collection Policy.

Equipment Lease Contract: Each lease of Equipment to a Lessee made or acquired by the Originator. For the avoidance of doubt, each separate lease schedule, together with its applicable master lease shall constitute a separate Equipment Lease Contract hereunder.

ERISA: The United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

ERISA Affiliate: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

Errors: Defined in Section 7.8(c).

Eurocurrency Liabilities: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

Eurodollar Disruption Event: The occurrence of any of the following: (a) the Lender shall have notified the Deal Agent of a determination by the Lender or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) the Lender shall have notified the Deal Agent of a determination by the Lender or any of its assignees or participants that the rate at which deposits of Dollars are being offered to Lender or any of its assignees or participants in the London interbank market does not accurately reflect the cost to Lender, such assignee or such participant of making, funding or maintaining any Advance or (c) the Lender shall have notified the Deal Agent of the inability of the Lender or any of its assignees or participants to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

Eurodollar Reserve Percentage: For any Accrual Period, means the percentage applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one month.

Event of Default: Defined in Section 10.1.

Excepted Person: Defined in Section 13.13(a).

Exceptions Report: Defined in Section 8.2(a).

Excluded Amounts: Without duplication, (a) any amount received by the Servicer, the Borrower or any Affiliate thereof or on deposit in the Collection Account on or with respect to any Asset in the Asset Pool and the related Equipment which amount is attributable to the payment of any tax, fee or other charge imposed by any Governmental Authority on such Asset, the related Equipment or any amount payable in respect thereof, (b) any amount representing a reimbursement or payment of insurance premiums or of any security deposit (other than any such security deposit applied by the Borrower to the payment of the related Contract), (c) any amount required to be deposited in the T&I Reserve Account, and (d) any amount with respect to any Contract retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Contract or that is otherwise sold by the Borrower pursuant to this Agreement, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

Facility Termination Date: The earlier of (a) the date that is two (2) years from the Revolving Period Termination Date, (b) the occurrence of a Servicer Default or Event of Default and (c) the Optional Prepayment Date.

Fair Market Value: If any Contract and Related Security is to be sold to the Originator or any other Affiliate of the Borrower, the price that would be paid by a willing buyer to a willing seller of such Contract and Related Security in an expedited sale on an arm’s-length basis determined by the Servicer (x) by obtaining bids for such Contract and Related Security from three unaffiliated market participants (or, if the Servicer is unable to obtain bids from three such participants, then such lesser number of unaffiliated loan market participants from which the Servicer can obtain bids using efforts consistent with the Servicing Standard), or (y) if the Servicer is unable to obtain any bids for such Contract and Related Security from an unaffiliated loan market participant, the price determined by an analysis performed by a recognized valuation firm with experience valuing assets of the applicable type to establish a fair market value of such Contract and Related Security which reflects the price that would be paid by a willing buyer to a willing seller of such Contract and Related Security in an expedited sale on an arm’s-length basis.

Federal Funds Rate: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Deal Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if not available, by reference to the Bloomberg Screen FDTR, or, if, for any reason, such rate is not available from either of the two prior sources on any day, the rate determined, in the sole opinion of the Deal Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m.

Fee Letter: The Fee Letter, dated as of the Closing Date, among the Borrower, the Servicer, the Originator and the Deal Agent, as such letter may be amended, modified, supplemented, restated or replaced from time to time.

GAAP: Generally accepted accounting principles as in effect from time to time in the United States.

Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of its properties, and, for purposes of Section 2.13(a) and (b), any accounting board or authority (whether or not a part of government) that is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

Hedge Agreement: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into pursuant to Section 5.3(a), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto and any “Confirmations” entered into thereunder.

Hedge Breakage Costs: For any Hedge Transaction, any amount payable by the Borrower for the early termination of that Hedge Transaction or any portion thereof.

Hedge Collateral: Defined in Section 5.3(b).

Hedge Counterparty: Any entity that on the date of entering into any Hedge Transaction (a) is Wells Fargo Bank, National Association or (b) (i) an interest rate swap dealer that has been approved in writing by the Deal Agent (which approval shall not be unreasonably withheld), (ii) (A) has a long-term senior unsecured debt rating of at least “A1” by Moody’s, if such party has a long term rating only, or (2) has a long-term senior unsecured debt rating of at least “A2” by Moody’s and a short-term debt rating of at least “P-1” by Moody’s and (B) has a short-term debt rating of at least “A-1” by Standard & Poor’s or, if no such short-term rating is available, has a long-term senior unsecured debt rating of at least “A+” by Standard & Poor’s, and (iii) in a Hedge Agreement (x) consents to the assignment of the Borrower’s rights under the Hedge Agreement to the Deal Agent pursuant to Section 5.3(b) and (y) agrees that in the event that either Moody’s or S&P reduces its rating such that such entity no longer satisfies the ratings criteria set forth in clause (b)(ii) above, it shall (A) assign, at its own cost, its rights and obligations under each Hedging Transaction to another entity that meets the requirements set forth above, (B) provide sufficient collateral as required under the Hedge Agreements, or (C) obtain a guarantor for such Hedge Counterparty’s obligations under the Hedge Agreement who satisfies the ratings requirements set forth in clause (b)(ii) above.

Hedge Counterparty Default: An Event of Default (as defined in the related Hedge Agreement) where the Hedge Counterparty is the defaulting party (other than with respect to an “illegality” or “tax event”).

Hedge Notional Amount: For any Advance, the aggregate notional amount in effect on any day under all Hedge Transactions entered into pursuant to Section 5.3(a) for that Advance.

Hedge Rate: The interest rate payable to the Hedge Counterparty under the Hedge Transaction related to such Contract if such Hedge Transaction is an interest rate swap or the strike if such Hedge Transaction is an interest rate cap.

Hedge Transaction: Each interest rate swap transaction between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.3(a) and is governed by a Hedge Agreement.

Implicit Yield: With respect to a Contract, the internal rate of return of the Scheduled Payments, without consideration of residual payments.

Increased Costs: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.13.

Indebtedness: With respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that have been, or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives (other than any Derivatives associated with the Hedge Agreement), and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) above.

Indemnified Amounts: Defined in Section 11.1(a).

Indemnified Parties: Defined in Section 11.1(a).

Independent Manager: A natural Person who, (a) for the five (5) year period prior to his or her appointment as Independent Manager has not been, and during the continuation of his or her service as Independent Manager is not (i) an employee, director, stockholder, partner or officer of NewStar or any of its Affiliates (other than his or her service as an Independent Manager of a special purpose subsidiary of NewStar); (ii) a customer or supplier of NewStar or any of its Affiliates; or (iii) any member of the immediate family of a Person described in (i) or (ii), provided, however, such Independent Manager may be an independent director of another special purpose entity affiliated with NewStar or any of its Affiliates and (b) is an employee of a company that (i) is in the business of providing independent director service for special purpose entities and (ii) is recognized in the securitization market as a provider of such services.

Ineligible Contract: Any Contract (i) subject to a Warranty Event, (ii) subject to a Material Defect which is not cured in accordance with Section 2.4(b) of the Purchase Agreement or (iii) which is subject to any Lien (other than Permitted Liens) upon its transfer to the Borrower by the Originator under the Purchase Agreement of Persons claiming by or through the Originator or any of its Affiliates, which Lien has not been terminated and made no longer effective no later than five (5) Business Days after the Originator having knowledge or received notice thereof.

Initial Advance Date: The date on which the first Advance is made, which date shall be on or after the date on which the conditions precedent set forth in Sections 3.2 and 3.3 have been satisfied.

Insolvency Event: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

Insolvency Laws: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Insolvency Proceeding: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

Instrument: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

Insurance Policy: With respect to any Contract, an insurance policy covering physical damage to or loss of the related Equipment.

Insurance Proceeds: Any amounts payable or any payments made, to the Servicer or the Borrower under any Insurance Policy, net of any proceeds which are required by Applicable Law or the related Contract to be paid to the related Lessee.

Interest: For each Accrual Period and each Advance outstanding, the sum of the products (for each day during such Accrual Period) of:

IR x P x	1
D

where:

IR	=	the Interest Rate applicable on such day;

P	=	the outstanding principal amount of such Advance on such day; and

D	=	360 or, to the extent the Interest Rate is based on the Base Rate,
365 or 366 days, as applicable;

provided, however, that (a) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (b) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

Interest Rate: For any Accrual Period and for each Advance outstanding for each day during such Accrual Period, a rate equal to the Alternative Rate plus the Applicable Margin.

Investment: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of Assets pursuant to the Purchase Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

ISDA Definitions: The 2006 ISDA Definitions prepared by the International Swaps and Derivatives Association, Inc.

Late Charges: The sum of all late payment charges, late fees, collections fees or similar fees, however described, paid by Lessees on Delinquent Contracts or Defaulted Contracts after payment in full of any Scheduled Payments due in a prior Collection Period and Scheduled Payments for the related Collection Period.

Lender: Defined in the preamble of this Agreement.

Lessee: With respect to any Contract, the Person or Persons obligated to make payments pursuant to a Contract, including any guarantor thereof. For purposes of calculating any of the Portfolio Concentration Criteria, all Contracts in the Asset Pool or to be transferred to the Asset Pool the Lessee of which is an Affiliate of another Lessee shall be aggregated with all Contracts of such other Lessee; for example, if Corporation A is an Affiliate of Corporation B, and the aggregate Discounted Contract Balance of all of Corporation A’s Contracts in the Asset Pool constitutes 10% of the ADCB and the aggregate Discounted Contract Balance of all of Corporation B’s Contracts in the Asset Pool constitutes 10% of the ADCB, the Lessee concentration for Corporation A would be 20% and the Lessee concentration for Corporation B would be 20%.

Lessee Notification Form: A form, substantially in the form of Exhibit C, which form shall provide a Lessee notice of the sale and the assignment of the Assets. For the avoidance of doubt, the Trustee shall only be authorized to distribute following an Event of Default.

LIBOR Rate: For any day during any Accrual Period and any Advance, an interest rate per annum equal to:

(a) the posted rate for thirty (30) day deposits in United States dollars appearing on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. (London time) on the Business Day which is the second (2nd) Business Day immediately preceding the applicable Advance Date (with respect to the initial Accrual Period) and as of the second (2nd) Business Day immediately preceding the first (1st) day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Transaction); or

(b) if no such rate appears on Reuters Screen LIBOR01 Page (or any successor page) at such time and day, then the LIBOR Rate appearing on the Bloomberg Screen BBAM as of 11:00 a.m. (London time) on the Business Day which is the second (2nd) Business Day immediately preceding the applicable Advance Date (with respect to the initial Accrual Period) and as of the second (2nd) Business Day immediately preceding the first (1st) day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Transaction); or

(c) if no such rate appears on either screen referenced in clause (a) or (b), then the LIBOR Rate shall be determined by Wells Fargo at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which thirty (30) day deposits in United States dollars are being, have been, or would be offered or quoted by Wells Fargo to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day.

Lien: Any mortgage, lien, pledge, charge, security interest or encumbrance of any kind.

Liquidation Expenses: With respect to any Contract, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Servicer (including amounts paid to any subservicer), in each case in accordance with the Servicer’s customary procedures in connection with the repossession, refurbishing, remarketing and disposition of any related Equipment upon or after the expiration or earlier termination of such Contract and other out-of-pocket costs related to the liquidation of any such Equipment, including the attempted collection of any amount owing pursuant to such Contract if it is a Defaulted Contract.

Liquidity: As of any date of determination, the sum of (a) the Originator’s Unrestricted Cash balance, (b) amounts available for advance to the Originator in accordance with Indebtedness available to the Originator, (c) cash available for distribution to the Originator from any consolidated subsidiary thereof and (d) amounts available for advance to any consolidated subsidiary of the Originator in accordance with Indebtedness available to any such consolidated subsidiary.

Lockbox: The post office box to which Collections are remitted for retrieval by the Lockbox Bank and deposited by such Lockbox Bank into the Lockbox Account, the details of which are contained in Schedule I or, after the occurrence of an Event of Default, such other post office box designated by the Deal Agent in its discretion.

Lockbox Account: The account maintained for the purpose of receiving Collections at a bank or other financial institution that has executed the Lockbox Control Agreement for the purpose of receiving

Collections the details of which are contained in Schedule I, or, after the occurrence of an Event of Default, such other lockbox account designated by the Deal Agent in its discretion.

Lockbox Bank: Wells Fargo (or any successor thereto appointed in accordance with the terms of this Agreement).

Lockbox Control Agreement: The Deposit Account Control Agreement, dated as of January 25, 2011, among the Borrower, the Lockbox Bank and the Trustee, with respect to the Lockbox Account.

Material Adverse Effect: With respect to any event or circumstance and with respect to any Person, as applicable, means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of such Person, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of a material portion of the Contracts, (c) the rights and remedies of the Deal Agent and Secured Parties, (d) the ability of such Person to perform its obligations under this Agreement or any Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Trustee’s security interest (held for the benefit of the Secured Parties) in the Assets.

Material Defect: Defined in the Purchase Agreement.

Measurement Date: Each of the following: (a) the Initial Advance Date; (b) each Determination Date; (c) the date of any Advance Notice; (d) any date on which a substitution or repurchase of a Contract occurs; (e) the day as of which any Contract becomes a Delinquent Contract or a Defaulted Contract; and (f) the day as of which any Monthly Report, as provided for herein, is calculated.

Monthly Computer Tape: Defined in Section 6.10(c).

Monthly Report: Defined in Section 6.10(a).

Moody’s: Moody’s Investors Service, Inc., and any successor thereto.

Multiemployer Plan: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

Net Investment: With respect to any Equipment Lease Contract, the excess of the minimum lease payments receivables over unearned lease interest.

NewStar Obligor Rating: The Lessee risk rating assigned by the Originator in accordance with its Credit and Collection Policy.

Note: Defined in Section 2.1(a).

OFAC: The U.S. Department of the Treasury’s Office of Foreign Assets Control.

OFAC Regulations: The regulations promulgated by OFAC, as amended from time to time.

Officer’s Certificate: A certificate signed by a Responsible Officer of the Borrower or the Servicer, as applicable.

Opinion of Counsel: A written opinion of counsel, which opinion and counsel are reasonably acceptable to the Deal Agent.

Optional Prepayment Date: Defined in Section 2.5(a).

Optional Revolving Period Termination Date: Defined in Section 2.3.

Option Price: Defined in Section 2.17(c).

Optional Sale: Defined in Section 2.18(a).

Optional Sale Date: Any Business Day, provided fifteen (15) days written notice is given in accordance with Section 2.18(a).

Origination Fee: Any fee or other amount (including fees and expenses of counsel) paid to the Originator in connection with the origination of an Equipment Lease Contract which fee is payable at the time of the origination of such Equipment Lease Contract.

Originator: Defined in the preamble of this Agreement.

Other Costs: Defined in Section 13.9(c).

Outstanding Amount: As of any date of determination, the aggregate amount advanced to the Borrower with respect to each Advance at the time of its funding by the Lender pursuant to this Agreement, reduced from time to time by Available Funds distributed on account of such Outstanding Amount pursuant to Sections 2.7 or 2.8 and after giving effect to all repayments of Advances and the making of new Advances as of such day of determination; provided, however, if such Outstanding Amount shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Outstanding Amount shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

Outstanding Balance: Of any Contract at any time, the sum of all remaining unpaid Scheduled Payments related thereto.

Paid-in-Full Date: The date following the Revolving Period Termination Date on which the Aggregate Unpaids have been reduced to zero and indefeasibly paid in full.

Payment Date: The fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

Permitted Holders: (a) Any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (b) any Person or group of Persons that controls, is controlled by, or is under common control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates.

Permitted Investments: Any one or more of the following types of investments:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated of least A-1 by S&P and P-1 by Moody’s;

(d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A-1 by S&P and P-1 by Moody’s;

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least A-1 by S&P and P-1 by Moody’s; and

(g) investments in money market funds (including funds for which the Trustee or its Affiliates is the investment manager or advisor) rated AAAm/AAAm-G or higher by S&P or Aaa by Moody’s. Each of the Permitted Investments may be purchased by the Trustee or through an Affiliate of the Trustee.

Permitted Liens: Liens (a) for state, municipal or other local taxes if such taxes shall not at the time be due and payable or contested by an appropriate Person in good faith by appropriate proceedings, (b) granted pursuant to by the Transaction Documents, (c) interests of Lessees under a Contract, (d) Liens which Lessees are permitted to create or suffer to exist under the related Contract, and (e) materialmen’s, warehousemen’s, mechanic’s and other Liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested by an appropriate Person in good faith by appropriate proceedings.

Permitted Modification: (a) A modification that (i) reduces the Implicit Yield by less than 1.00%, (ii) extends or delays the maturity of such Contract by less than six (6) months, (iii) does not waive a payment or reduce the outstanding Discounted Contract Balance, and (iv) is permitted in accordance with the Credit and Collection Policy, or (b) any other modification entered into with the prior written consent of the Deal Agent.

Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

Portfolio Concentration Criteria: On any day, each of the concentration limitations (calculated without duplication of any Contract that is in violation of more than one of the Portfolio Concentration Criteria) as set forth in Schedule VI, which concentration limitations shall, unless otherwise specified in the Portfolio Concentration Criteria, be measured on the basis of a percentage of ADCB.

Predecessor Servicer Work Product: Defined in Section 7.8(c).

Prepaid Contract: Any Contract (other than a Defaulted Contract) that has terminated or been prepaid in full by the related Lessee prior to its scheduled expiration date, including a termination or prepayment because of a Casualty Loss.

Prepayment Amount: With respect to any Contract, the sum of (a) the Discounted Contract Balance of such Contract on the date of such prepayment calculated using the applicable Blended Discount Rate in effect on the date of such payment, (b) any outstanding Servicer Advances thereon (and any accrued and unpaid interest thereon), (c) any accrued Interest since the last Accrual Period, (d) in connection with a Prepaid Contract, all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedge Agreement as the result of any such Contract becoming a Prepaid Contract or otherwise being repurchased, and (e) with respect to a Warranty Asset, any costs and damages incurred by the Deal Agent, the Lender or the Trustee in connection with any violation by such Contract of any predatory or abusive lending law that is Applicable Law.

Prepayment Premium: Defined in the Fee Letter.

Prepayments: Any and all (a) partial or full prepayments on a Contract (including, with respect to any Contract and any Collection Period, any Scheduled Payment or portion thereof that is due in a subsequent Collection Period that the Servicer has received, and expressly permitted the related Lessee to make in advance of its scheduled due date and that will be applied to such Scheduled Payment on such due date), (b) cash proceeds realized from the sale of Equipment under a Prepaid Contract, net of Liquidation Expenses, (c) Recoveries and (d) Insurance Proceeds.

Prime Rate: The rate announced by Wells Fargo from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wells Fargo in connection with extensions of credit to debtors.

Proceeds: With respect to any Asset, whatever is receivable or received when such Asset is sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating to such Asset.

Prohibited Person: Means (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with whom the Borrower, and/or the Originator is prohibited from dealing or otherwise engaging in any transaction by any Anti–Terrorism Law, (d) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person, (f) a Person that is named as a “specially designated national or blocked person” on the most current list maintained or published by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn.index.html or at any replacement website or in any other official publication of such list, and (g) a Person who is affiliated with a Person described in clauses (a)–(f) above.

Proposed Advance Date: Defined in Section 2.2(a).

Purchase Agreement: The Purchase and Sale Agreement, dated as of the Closing Date, between the Originator and the Borrower, as amended, modified, supplemented or restated from time to time.

Qualified Institution: Defined in Section 6.4(d).

Records: All Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to Assets and the related Lessees that the Borrower has itself generated, in which the Borrower has acquired an interest pursuant to the Purchase Agreement or in which the Borrower has otherwise obtained an interest.

Recoveries: With respect to a Defaulted Contract, proceeds from the sale, lease, re-lease or refinancing of the related Equipment, proceeds of any related Insurance Policy and any other recoveries with respect to such Defaulted Contract, the related Equipment and other related property, and amounts representing late fees and penalties, net of Liquidation Expenses, and amounts, if any, received that are required under such Contract to be refunded to the related Lessee.

Reimbursable Servicer Advance: A Servicer Advance that is reimbursable in accordance with Section 6.5(b).

Related Security: As used in the Purchase Agreement, all of the Originator’s right, title and interest in and to the items set forth in clauses (a) through (d), (h) and (i) below and, as used herein, all of the Borrower’s right, title and interest in and to:

(a) with respect to any Contract in the Asset Pool, all of the Borrower’s interest in any Equipment related to such Contract including all proceeds from any sale or other disposition of such Equipment;

(b) with respect to any Contract in the Asset Pool, all Contract Files related to such Contracts, and all right, title and interest of the Borrower in and to the documents, agreements, and instruments included in the Contract File;

(c) with respect to any Contract in the Asset Pool, all Insurance Policies and all rights of the Originator or the Borrower, as applicable, in all Insurance Policies;

(d) with respect to any Contract in the Asset Pool, all security interests, liens, guaranties, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of any Contract, together with all UCC financing statements or similar filings signed by a Lessee relating thereto;

(e) the Collection Account, the Lockbox Account, the T&I Reserve Account and all other accounts into which Collections may from time to time be deposited, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(f) any Hedge Agreement and any payment from time to time due thereunder;

(g) the Purchase Agreement and the assignment to the Deal Agent of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Purchase Agreement;

(h) all payments made or to be made in the future specifically with respect to such Contracts by the Lessee thereunder and under any guarantee or similar credit enhancement with respect to such Contracts; and

(i) the proceeds of each of the foregoing.

Release-Eligible Contract: A Contract that is a Defaulted Contract, a delinquent Contract, a Casualty Loss Contract or an Early Termination Contract or any other Contract that the Borrower has a valid business reason to dispose of or replace.

Released Contract: A Contract that is released from the Lien of this Agreement in accordance with Section 2.17, 2.18 or 2.19, as applicable.

Release Option: Defined in Section 2.17(c).

Release Option Notice: Defined in Section 2.17(c).

Replaced Contract: Defined in Section 2.17(a)(i).

Reporting Date: The date that is three (3) Business Days prior to each Payment Date.

Required Advance Reduction Amount: On any Payment Date, an amount equal to the positive excess, if any, of (a) the aggregate Outstanding Amount on such day over (b) the lesser of (i) the Advance Limit on such day and (ii) the Borrowing Base on such day, and, on any other day, an amount such that any Unmatured Event of Default pursuant to Section 10.1(f) shall be cured.

Required Reports: Collectively, the Monthly Report, the Servicer’s Certificate, the Monthly Computer Tape and the financial statements of the initial Servicer required to be delivered to the Deal Agent pursuant to Section 6.10(d) hereof.

Residual Proceeds: With respect to any Contract or any item of Equipment, the proceeds for the sale, re-lease or other disposition of the Equipment upon the expiration, or early termination, of the term of such Contract, net of any Liquidation Expenses with respect thereto.

Responsible Officer: As to any Person, any duly authorized officer of such Person or of the manager of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

Restricted Junior Payment: (a) Any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of the Borrower now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (d) any payment of management fees by the Borrower. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (y) distributions by the Borrower to its members of amounts received by the Borrower pursuant to clause TWELFTH of Section 2.7(a) or clause THIRTEENTH of Section 2.8(a) do not constitute Restricted Junior Payments, and (z) distributions by the Borrower to its members of Assets or of cash or other proceeds relating thereto which have been repurchased or substituted by the Borrower in accordance with this Agreement do not constitute Restricted Junior Payments.

Revolving Period: The period commencing on the Initial Advance Date and ending on the day immediately preceding the Revolving Period Termination Date.

Revolving Period Termination Date: The earliest of (a) the Advance Termination Date, (b) the occurrence of a Turbo Event, an Event of Default or a Servicer Default, or (c) an Optional Revolving Period Termination Date.

S&P: Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor thereto.

Scheduled Payments: With respect to any Contract, each monthly, quarterly, annual or seasonal rent or financing (whether principal or principal and interest) payment scheduled to be made by the Lessee thereof under the terms of such Contract; in all cases, excluding any sales, use or similar tax payments due under such Contract and any payment in the nature of, or constituting, residual value of the related Equipment.

Secured Party: (a) Each Lender, (b) Wells Fargo Bank, National Association, in its capacity as Hedge Counterparty, and (c) each Hedge Counterparty that agrees in the related Hedge Agreement to be bound by the terms of this Agreement applicable to a Secured Party.

Securitization Transaction: A transaction involving the issuance of securities or Indebtedness of a Person, in each case (a) secured by receivables from Equipment Lease Contracts purchased by or contributed to such Person either by the Originator or the Borrower after the date of this Agreement, (b) issued on market terms at fair market value obtainable in an independent, arms’ length transaction, (c) the net proceeds of such transaction of which are received by the Originator or an Affiliate thereof, (d) the repayment of which is non-recourse to the Originator or any Affiliate thereof with respect to principal and interest thereunder and which imposes no obligations on the Originator other than pursuant to a servicing agreement and any other ordinary course transaction documents executed in connection therewith, and (e) for which an Affiliate of the Lender is a lead or joint lead book runner.

Servicer: Initially, NewStar, in its capacity as “Servicer” under this Agreement, and each successor (in such capacity) appointed as Successor Servicer pursuant to Section 6.16 (including, for the avoidance of doubt, the Backup Servicer upon its appointment as Servicer).

Servicer Advance: Defined in Section 6.5(a).

Servicer Default: Defined in Section 6.15.

Servicer Termination Notice: Defined in Section 6.15.

Servicer’s Certificate: Defined in Section 6.10(b).

Servicing Fee: Defined in Section 2.12(b).

Servicing Fee Rate: On any day, with respect to the initial Servicer, the rate set forth in the Fee Letter as the “Servicing Fee Rate,” or, with respect to any Successor Servicer, the rate agreed to between the Deal Agent and such Successor Servicer.

Servicing File: With respect to each Asset, the file maintained by the Servicer consisting of all documents and agreements that relate to the Contracts, including all servicing records created by the Servicer in connection with its servicing of the Assets pursuant to this Agreement.

Servicing Standard: Defined in Section 6.2(b).

Soft Costs: Installation charges, prepaid maintenance and repair, insurance, taxes and other costs not constituting system and operating software expenses.

Solvent: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

Structuring Fee: The structuring fee set forth in the Fee Letter.

Subsidiary: With respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more subsidiaries of such Person.

Substitute Contract: Defined in Section 2.17.

Successor Servicer: Defined in Section 6.16(a).

Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

T&I Reserve Account: Defined in Section 6.4(d).

Transaction: Defined in Section 3.3.

Transaction Documents: This Agreement, the Note, the Purchase Agreement, each Assignment Agreement, the Hedge Agreement, the Lockbox Control Agreement, the Fee Letter, the Backup Servicer and Trustee Fee Letter and any additional document the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

Transition Costs: Any documented expenses reasonably incurred by a Successor Servicer (including the Backup Servicer) in connection with a transfer of servicing hereunder to such Successor Servicer (which expenses shall in no event exceed $1,000,000 and, for the avoidance of doubt, which expenses may be incurred in connection with the initial transfer of servicing or at any time thereafter) plus any “engagement fee” of such Successor Servicer (which, in the case of the appointment of the Backup Servicer as Successor Servicer, shall be in the amount set forth in the Backup Servicer and Trustee Fee Letter).

Trustee: Defined in the preamble of this Agreement.

Trustee Contract File: With respect to each Contract, the Contract File excluding the information described in clause (k) of the definition of Contract File.

Trustee Fee: Defined in Section 8.4.

Trustee Fee Rate: The rate per month set forth in the Backup Servicer and Trustee Fee Letter as the “Monthly Trustee Fee.”

Trustee Termination Notice: Defined in Section 8.5(a).

Turbo Event: The occurrence of any of the following shall be a Turbo Event:

(a) the occurrence of an Event of Default;

(b) as of any Reporting Date, for the preceding Determination Date, the Default Ratio exceeds 3.00%;

(c) as of any Reporting Date, for the preceding Determination Date, the Delinquency Ratio exceeds 4.00%;

(d) if, on the first Determination Date occurring one (1) year after the Initial Advance Date, the ratio of the aggregate Outstanding Amount to the Advance Limit is less than fifty percent (50%) (unless the Originator has sponsored a Securitization Transaction);

(e) during the Amortization Period, when the ADCB is equal to or less than $25,000,000; or

(f) if the Deal Agent fails to extend the Advance Termination Date in accordance with Section 2.6 on the initial Advance Termination Date, the date that is ninety (90) days following the Advance Termination Date.

UCC: The Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

United States: The United States of America.

Unmatured Event of Default: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

Unmatured Servicer Default: Any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Default.

Unrestricted Cash: With respect to any Person, such Person’s unencumbered cash balance and any encumbered cash balance that is available to be withdrawn and used for general corporate purposes or for the purpose of making a capital contribution to assist in paying any Required Advance Reduction Amount or otherwise.

Unused Fee: As defined in the Fee Letter.

USA Patriot Act: The “United and Strengthening America by providing Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107–56), as amended from time to time.

Warranty Asset: Any Asset that fails to satisfy any criteria of the definition of Eligible Asset as of the applicable Cut-Off Date of such Asset or any Asset with respect to which a Warranty Event has occurred.

Warranty Event: As to any Asset in the Asset Pool, the discovery that as of the related Cut-Off Date or Addition Date, such Contract failed to satisfy the Eligible Contract Criteria and such failure is not curable or continues for more than five (5) Business Days following the date on which the Borrower or the Servicer has knowledge thereof.

Weighted Average Life: As of any Measurement Date, the quotient of (a) the number obtained by (i) for each Contract in the Asset Pool (included in the Borrowing Base) multiplying the amount of each Scheduled Payment to be paid after such date of determination by the number of months from such date of determination until such Scheduled Payment is due; (ii) summing all of the products calculated pursuant to clause (i); and (iii) dividing the sum calculated pursuant to clause (ii) by the sum of all Scheduled Payments due on all Contracts in the Asset Pool (included in the Borrowing Base) as of such date, (b) divided by twelve (12).

Wells Fargo: Wells Fargo Bank, National Association, a national banking association in its individual capacity, and its successors and assigns.

WFS: Defined in the preamble of this Agreement.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not used but specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means Charlotte, North Carolina time;

(f) the term “including” means “including, without limitation;”

(g) the term “through” means “to and including;”

(h) the term “from” means “from and including;”

(i) the terms “to” and “until” each mean “to but excluding;”

(j) unless the context clearly requires or the language provides otherwise, reference to a section, subsection, paragraph, subparagraph, clause, exhibit, schedule, annex, appendix, attachment, rider or other attachment means a section, subsection, paragraph, subparagraph, clause, exhibit, schedule, annex, appendix, attachment, rider or other attachment of or to this Agreement;

(k) unless the context clearly requires or the language provides otherwise, the words “herein,” “hereof,” “hereunder” or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement;

(l) unless otherwise expressly provided in this Agreement, reference to any notice, request, approval, consent or determination provided for, permitted or required under the terms of hereof with respect to the Lender, the Deal Agent or any other Secured Party means, in order for such notice, request, approval, consent or determination to be effective hereunder, such notice, request, approval or consent must be in writing;

(m) reference herein to the Lender’s or the Deal Agent’s discretion shall mean, unless otherwise stated herein or therein, the Lender’s or the Deal Agent’s (as the case may be) sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever the Lender or the Deal Agent has a decision or right of determination or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove, or any arrangement or term is to be satisfactory or acceptable to or approved by (or any similar language or terms) the Lender or the Deal Agent (as the case may be), the decision of the Lender or the Deal Agent with respect thereto shall be in the sole and absolute discretion of the Lender or the Deal Agent (as the case may be), and such decision shall be final and conclusive, except as may be otherwise specifically provided herein;

(n) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(o) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

ARTICLE II

THE FACILITY

Section 2.1 Notes; Advances.

(a) The Advances made by the Lender shall be evidenced by a single promissory note of the Borrower substantially in the form of Exhibit B hereto (the “Note”), dated the Closing Date, payable to the Lender in an aggregate face amount equal to $75,000,000. The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise; provided, however, in no event shall any Note be in a denomination of less than $5,000,000.

(b) The date, amount and interest rate of the Advance made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, noted by the Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of the Lender to make any such recordation or notation shall not affect the obligations of the Borrower to make a payment when due of any Aggregate Unpaids owing thereunder.

(c) On the terms and conditions hereinafter set forth, from time to time during the Revolving Period, the Borrower may, at its option, request the Lender to make one or more loans (individually, an “Advance” and collectively, the “Advances”) and the Lender shall make such Advance, provided, that no Lender shall have any obligation to make any Advance if, (i) after giving effect to such requested Advance, the Outstanding Amount hereunder would exceed the lesser of (A) the Advance Limit or (B) the Borrowing Base, or (ii) the conditions precedent of Sections 3.2 and 3.3 have not been satisfied.

Section 2.2 Procedures for Advances.

(a) Each Advance hereunder shall be effected by the Borrower delivering to the Deal Agent (with a copy to the Trustee) a duly completed Advance Notice no later than 2:00 p.m. at least one (1) Business Day prior to the Proposed Advance Date. Each Advance Notice shall (i) specify the desired amount of such Advance which amount must, (A) in the case of the initial Advance, be in a minimum amount of $1,000,000, and, (B) in the case of any Additional Advance, be in a minimum amount of $250,000, (ii) specify the date of such Advance (the “Proposed Advance Date”), and (iii) include the representations described in the Advance Notice attached hereto as Exhibit A.

(b) On the date of such Advance, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, initiate a wire transfer through the Federal Wire System before 2:00 p.m. on such day to the Borrower, at such bank or other location reasonably designated by Borrower in its Advance Notice given pursuant to this Section 2.2, in an amount equal to the lesser of (i) the amount requested by the Borrower for such Advance and (ii) the Available Amount.

Section 2.3 Optional Termination of the Revolving Period.

The Lender or the Borrower may, upon at least forty five (45) days’ prior written notice to the Deal Agent, the Servicer and the Borrower or the Lender, as applicable, terminate the Revolving Period on the one (1) year anniversary of the Initial Advance Date. The effective date of such termination shall be the “Optional Revolving Period Termination Date.”

Section 2.4 Determination of Interest.

The Deal Agent shall initially determine the Unused Fee, the Alternative Rate and the Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Servicer thereof on the third (3rd) Business Day prior to such Payment Date. Prior to the next succeeding

Payment Date, the Deal Agent shall redetermine the Alternative Rate (if applicable) and Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) for the prior Accrual Period and the difference, if any, between (a) the Alternative Rate and Interest as initially determined for such Accrual Period and (b) the Alternative Rate and Interest as redetermined for such Accrual Period. The amount owed in respect of the Interest for the next succeeding Accrual Period, as initially determined by the Deal Agent, shall be either increased or decreased, if necessary and as appropriate, to reflect such difference in the Interest for the most recently completed Accrual Period.

Section 2.5 Voluntary Prepayment of Facility; Optional Repayment of Advances.

(a) Upon not less than fifteen (15) days’ prior written notice to the Deal Agent and each Hedge Counterparty, the Borrower may, on any Payment Date, terminate in whole the Advance Limit. In connection with any termination made in accordance with the provisions of this Section 2.5(a), the Borrower shall be required to pay, contemporaneously with the effective date of such termination, the Aggregate Unpaids and the Prepayment Premium (if any). Upon receipt of such amounts and in accordance with the written direction of the Borrower (or the Servicer, on the Borrower’s behalf), the Trustee shall apply such amount to the Outstanding Amount and the other Aggregate Unpaids (including any Hedge Breakage Costs and any other payments owing to each Hedge Counterparty in respect to the termination of any Hedge Transaction). Each notice of termination pursuant to this Section 2.5(a) shall be irrevocable. The date of any termination and prepayment pursuant to this Section 2.5(a) shall be an “Optional Prepayment Date.”

(b) The Borrower may, upon one (1) Business Day’s prior written notice in the form of Exhibit F to the Deal Agent (such notice to be received by the Deal Agent no later than 2:00 p.m. on such day with a copy to the Trustee and each Hedge Counterparty), reduce the Outstanding Amount in whole or in part by remitting to the Deal Agent (i) cash in an amount equal to the sum of the amount by which the Outstanding Amount is to be reduced, related Breakage Costs, if any, and related Hedge Breakage Costs, if any, and (ii) instructions to reduce such Outstanding Amount and pay any such Breakage Costs and/or Hedge Breakage Costs; provided that no such reduction shall be given effect (a) unless the Borrower has complied with the terms of any Hedge Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Outstanding Amount, and Borrower has paid all Hedge Breakage Costs and any payments owing to the relevant Hedge Counterparty for any such termination, or (b) if an Event of Default has occurred, is continuing or would result from such reduction. Any reduction of the Outstanding Amount shall be in a minimum amount of $250,000 (or such lesser amount as may be required to prevent or cure an Event of Default pursuant to Section 10.1(f)). Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts and in accordance with the written direction of the Borrower (or the Servicer, on the Borrower’s behalf), the Trustee shall apply such amount to the reduction of such Outstanding Amount then being reduced and to the payment of any Breakage Costs and Hedge Breakage Costs and any other payments owing to each Hedge Counterparty in respect to the termination of any Hedge Transaction. Any notice relating to the reduction of any Outstanding Amount pursuant to this Section 2.5(b) shall be irrevocable.

Section 2.6 Extension of Advance Termination Date.

At the written request of the Borrower delivered to the Deal Agent no earlier than ninety (90) or later than thirty (30) days before the Advance Termination Date, the Borrower shall have the option to request that the Lender extend the Advance Termination Date for a period of time to be agreed by the Borrower, the Lender and the Deal Agent. Neither the Lender nor the Deal Agent shall have any obligation to extend the Advance Termination Date, and any such extension shall be on terms negotiated amongst the parties at the time of any such extension.

Section 2.7 Settlement Procedures During the Revolving Period.

(a) By 11:00 a.m. on each Payment Date during the Revolving Period, the Trustee shall pay to the following Persons, from the Collection Account, based solely upon the information contained in the Monthly Report, to the extent of Available Funds, the following amounts in the following order of priority:

(i) FIRST, pro-rata to the Backup Servicer and the Trustee, in an amount equal to any accrued and unpaid Backup Servicing Fee and Trustee Fee, for the payment thereof;

(ii) SECOND, on behalf of the Borrower, any Administrative Expenses then due, provided that the total cumulative amount of Administrative Expenses payable on behalf of the Borrower in any calendar year pursuant to this clause SECOND and Section 2.8(a)(ii) shall not exceed $10,000.00;

(iii) THIRD, to the Hedge Counterparty, any amounts owing under its respective Hedge Agreement in respect of regularly scheduled payments and interest accrued thereon under all related Hedge Transactions;

(iv) FOURTH, to the Backup Servicer (or other Successor Servicer appointed in accordance with the terms of this Agreement), in an amount equal to any Transition Costs then due;

(v) FIFTH, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees;

(vi) SIXTH, to the Servicer, in an amount equal to any Reimbursable Servicer Advances, for the payment thereof, and to the Backup Servicer (to the extent appointed Successor Servicer hereunder), any reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable attorneys’ fees and excluding any Transition Costs) of such Successor Servicer, provided that the total amount of out-of-pocket costs and expenses payable to such Successor Servicer on any Payment Date pursuant to this clause SIXTH shall not exceed $7,500;

(vii) SEVENTH, to the Lender, an amount equal to any Interest and Unused Fee then due, for the payment thereof;

(viii) EIGHTH, to the payment of the amounts set forth in clauses (A) and (B) on a pari passu basis: (A) the Lender, an amount equal to the Required Advance Reduction Amount, and (B) each Hedge Counterparty, pro rata, any Hedge Breakage Cost owing under the related Hedge Agreements due to any reason other than a Hedge Counterparty Default, and interest accrued thereon, for the payment thereof;

(ix) NINTH, to the Affected Parties, pro rata in accordance with the amount owed to such Person in respect of Increased Costs and Taxes, for the payment thereof;

(x) TENTH, to the Deal Agent, the Lender, the Backup Servicer, the Trustee, the Successor Servicer (if any), each Hedge Counterparty (excluding Hedge Breakage Costs) and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this clause TENTH, all Indemnified Amounts and other amounts (other than the Outstanding Amount) then due under this Agreement (including, for the avoidance of doubt, any out-of-pocket costs and expenses, including, but not limited to, reasonable attorneys’ fees, of the Backup Servicer or Successor Servicer, to the extent such party is entitled thereto and has not already been reimbursed therefor), for the payment thereof;

(xi) ELEVENTH, pro rata to each Hedge Counterparty, any amounts owing such Hedge Counterparty under its respective Hedge Agreement in respect of any Hedge Transactions to the extent not paid pursuant to clauses THIRD, EIGHTH and TENTH above, for the payment thereof;

(xii) TWELFTH, any remaining amount shall be distributed to the Borrower provided that the Borrower shall first reimburse the initial Servicer for any unreimbursed amounts paid by the initial Servicer pursuant to Sections 2.16, 6.5, 6.8, 6.9, 7.4, 8.4, 8.9 and 9.2 together with interest thereon at a per annum rate of interest equal to the LIBOR Rate plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

For the avoidance of doubt, the Trustee shall not be responsible for calculating any amounts to be paid or for verifying any amounts calculated by the Servicer.

(b) From time to time during the Revolving Period so long as no Event of Default has occurred and is continuing, the Borrower or the Servicer, as applicable, may withdraw funds on deposit in the Collection Account to (i) make a prepayment in full pursuant to and in accordance with Section 2.5(a) and (ii) make reductions of the Outstanding Amount pursuant to and in accordance with Section 2.5(b).

Section 2.8 Settlement Procedures During the Amortization Period.

(a) By 11:00 a.m. on each Payment Date during the Amortization Period, the Trustee shall pay to the following Persons, from the Collection Account, based solely upon the information contained in the Monthly Report, to the extent of Available Funds, the following amounts in the following order of priority:

(i) FIRST, pro-rata to the Backup Servicer and the Trustee, in an amount equal to any accrued and unpaid Backup Servicing Fee and Trustee Fee, for the payment thereof;

(ii) SECOND, on behalf of the Borrower, any Administrative Expenses then due, provided that the total cumulative amount of Administrative Expenses payable on behalf of the Borrower in any calendar year pursuant to this clause SECOND and Section 2.7(a)(ii) shall not exceed $10,000.00;

(iii) THIRD, to the Hedge Counterparty, any amounts owing under its respective Hedge Agreement in respect of regularly scheduled payments and interest accrued thereon under all related Hedge Transactions

(iv) FOURTH, to the Backup Servicer (or other Successor Servicer appointed in accordance with the terms of this Agreement), in an amount equal to any Transition Costs then due;

(v) FIFTH, to the Servicer or any Successor Servicer, in an amount equal to any accrued and unpaid Servicing Fees, and, solely with respect to the Backup Servicer (to the extent appointed Successor Servicer hereunder), any reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable attorneys’ fees) of such Successor Servicer, provided that the total amount of out-of-pocket costs and expenses payable to such Successor Servicer on any Payment Date pursuant to this clause FIFTH shall not exceed $7,500;

(vi) SIXTH, to the Servicer, in an amount equal to any Reimbursable Servicer Advances, for the payment thereof;

(vii) SEVENTH, to the Lender, an amount equal to any Interest and Unused Fee (to the extent accrued during the Revolving Period and which remains unpaid) then due, for the payment thereof;

(viii) EIGHTH, to the payment of the amounts set forth in clauses (A) and (B) on a pari passu basis: (A) the Lender, an amount equal to the Required Advance Reduction Amount, and (B) each Hedge Counterparty, pro rata, any Hedge Breakage Costs owing under the related Hedge Agreements due to any reason other than a Hedge Counterparty Default, and interest accrued thereon, for the payment thereof;

(ix) NINTH, at any time following a Turbo Event, to the Lender, an amount equal to the Outstanding Amount, for the payment thereof;

(x) TENTH, to the Affected Parties, pro rata in accordance with the amount owed to such Person in respect of Increased Costs and Taxes, for the payment thereof;

(xi) ELEVENTH, to the Deal Agent, the Lender, the Backup Servicer, the Trustee, the Successor Servicer (if any), each Hedge Counterparty (excluding Hedge Breakage Costs) and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this clause ELEVENTH, all Indemnified Amounts and other amounts (other than the Outstanding Amount) then due under this Agreement (including, for the avoidance of doubt, any out-of-pocket costs and expenses, including, but not limited to, reasonable attorneys’ fees, of the Backup Servicer or Successor Servicer, to the extent such party is entitled thereto and has not already been reimbursed therefor), for the payment thereof;

(xii) TWELFTH, pro rata to each Hedge Counterparty, any amounts owing such Hedge Counterparty under its respective Hedge Agreement in respect of any Hedge Transactions to the extent not paid pursuant to clauses THIRD, EIGHTH and ELEVENTH above, for the payment thereof;

(xiii) THIRTEENTH, any remaining amount shall be distributed to the Borrower provided that the Borrower shall first reimburse the initial Servicer for any unreimbursed amounts paid by the initial Servicer pursuant to Sections 2.16, 6.5, 6.8, 6.9, 7.4, 8.4, 8.9 and 9.2, together with interest thereon at a per annum rate of interest equal to LIBOR Rate plus 2.00% from and including the date such payment was made to but not including the date of such reimbursement.

For the avoidance of doubt, the Trustee shall not be responsible for calculating any amounts to be paid or for verifying any amounts calculated by the Servicer.

(b) From time to time during the Amortization Period so long as no Event of Default has occurred and is continuing, the Borrower or the Servicer, as applicable, may withdraw funds on deposit in the Collection Account to (i) make a prepayment in full pursuant to and in accordance with Section 2.5(a) and (ii) to make reductions of the Outstanding Amount pursuant to and in accordance with Section 2.5(b).

Section 2.9 Collections and Allocations.

(a) Collections. The Servicer shall transfer, or cause to be transferred, all Collections on deposit in the form of available funds in a Lockbox Account to the Collection Account by the close of business on the Business Day following the date that such Collections are received in such Lockbox Account. The Servicer shall promptly (but in no event later than two (2) Business Days after the receipt thereof) deposit all Collections received directly by it in the Collection Account. The Servicer shall make such deposits or payments on the date indicated therein by wire transfer in immediately available funds.

(b) Initial Deposits. On the Closing Date and on each Addition Date thereafter, the Servicer will deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-Off Date and through and including the Closing Date or Addition Date, as the case may be, in respect of Contracts being transferred to the Asset Pool on such date.

(c) Excluded Amounts. The Servicer may withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal, delivered to the Deal Agent a report setting forth the calculation of such Excluded Amounts in a format reasonably satisfactory to the Deal Agent; provided, however, following an Event of Default which has not been waived, such withdrawal may only be made with the prior written consent of the Deal Agent.

(d) Investment of Funds. Prior to the occurrence of an Event of Default or Servicer Default, the initial Servicer shall direct the investment of any cash deposited in the Collection Account in such Permitted Investments that the Servicer shall choose by providing notice to the Trustee in writing, which may be in the form of standing instructions. After the occurrence of an Event of Default or Servicer Default, the Deal Agent shall direct the investment of any cash deposited in the Collection Account in such Permitted Investments that the Deal Agent shall choose by providing notice to the Trustee in writing, which may be in the form of standing instructions. Each such Permitted Investment (including reinvestment of the income and proceeds of Permitted Investments) shall be held to its maturity and shall mature not later than the Business Day immediately preceding the next succeeding Payment Date.

Section 2.10 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the Agent’s Account. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 1% per annum above the applicable Interest Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be retained by the Deal Agent except to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Deal Agent of such overdue amount to the Secured Parties, in which case such interest accruing after such date shall be for the account of, and distributed by the Deal Agent, to the Secured Parties. All computations of interest and all computations of Interest and other fees hereunder shall be made on the basis of a year of 360 days (other than calculations with respect to the Base Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower and approved by the Lender and the Deal Agent pursuant to Section 2.2, is not for any reason made or effectuated (other than due to willful misconduct by the Lender or the Deal Agent) on the date specified therefor, the Borrower shall indemnify the Lender against any reasonable loss, cost or expense incurred by the Lender, including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by the Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Advance.

Section 2.11 [Reserved].

Section 2.12 Fees.

(a) The Borrower shall pay to the Deal Agent from the Collection Account on each Payment Date, monthly in arrears in accordance with Section 2.7(a)(vii) or 2.8(a)(vii), as applicable, the Unused Fee agreed to between the Borrower and the Deal Agent in the Fee Letter.

(b) The Servicer shall be entitled to receive a fee (the “Servicing Fee”), monthly in arrears in accordance with Section 2.7(a)(v) or 2.8(a)(v), as applicable, which fee shall be equal (i) to the product of (A) the Servicing Fee Rate agreed to between the Servicer and the Deal Agent in the Fee Letter and (B) the sum of the ADCB for the immediately preceding Determination Date plus the aggregate Discounted Contract Balance of all Defaulted Contracts as of such Determination Date, (ii) divided by the actual number of days in such Accrual Period divided by 360.

(c) The Backup Servicer shall be entitled to receive the Backup Servicing Fee in accordance with Section 2.7)a(i) or 2.8(a)(i), as applicable.

(d) The Trustee shall be entitled to receive the Trustee Fee in accordance with Section 2.7(a)(i) or 2.8(a)(i), as applicable.

(e) The Borrower shall pay to the Deal Agent, on the Initial Advance Date, the Structuring Fee in immediately available funds.

Section 2.13 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to an Advance, or any right to make Advances hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting an Advance or the Lender’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any Governmental Authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board issued after the Closing Date shall constitute an adaptation, change, request or directive subject to this Section 2.13(b).

(c) If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten (10) days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.13 shall submit to the Borrower and the Servicer a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) If the Lender shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Borrower and the Servicer, whereupon all Advances in respect of which Interest accrues at the Adjusted Eurodollar Rate shall immediately be converted into Advances in respect of which Interest accrues at the Base Rate.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the termination of this Agreement.

Section 2.14 Taxes.

(a) All payments made by a Lessee in respect of a Contract and all payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Deal Agent or any Secured Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on any Secured Party or the Deal Agent, respectively, with respect to payments required to be made by the Borrower or Servicer under this Agreement, by a taxing jurisdiction in which such Secured Party or Deal Agent is organized, conducts business or is paying taxes as of the Closing Date (as the case may be).

(b) The Borrower will indemnify each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten (10) days from the date a written invoice therefor is delivered to the Borrower.

(c) Within thirty (30) days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Deal Agent, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d) If the Lender is not created or organized under the laws of the United States or a political subdivision thereof, the Lender shall deliver to the Borrower, with a copy to the Deal Agent, (i) within fifteen (15) days after the Closing Date, or, if the Lender becomes the Lender after the Closing Date, the date on which the Lender becomes the Lender hereunder, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of the Lender, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.14(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Borrower to make payments hereunder for the account of the Lender, without deduction or withholding of United States federal income or similar Taxes.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder, the Lender is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this section then within ten (10) days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as may be necessary to reimburse the Lender for any amounts paid by them.

(f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the termination of this Agreement.

Section 2.15 Assignment of the Purchase Agreement.

The Borrower hereby assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, title and interest in and to, but none of its obligations under, the Purchase Agreement. The Borrower confirms that, following an Event of Default, the Deal Agent on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement for the benefit of the Secured Parties.

Section 2.16 Inspection and Audit Inspections.

(a) Upon reasonable notice to the Borrower or the Servicer, as applicable, the Borrower or the Servicer, as applicable, shall permit the representatives of the Trustee, the Deal Agent, the Backup Servicer, any Lender, and their duly authorized representatives, attorneys and accountants, during normal business hours, to audit and examine all of the information systems, books, records, reports and other papers of the Borrower or the Servicer, as applicable, with respect to the Asset Pool and, upon request therefor, the items of collateral securing any other Asset Pool, to make copies and extracts therefrom, and to discuss matters relating thereto with Responsible Officers thereof having knowledge of such matters, for the purpose of reviewing or evaluating the Borrower’s performance of its duties and obligations hereunder and under the other Transaction Documents. Subject to the provisions of Section 2.16(b), the number of audits and examinations conducted pursuant to the provisions of this Section 2.16(a) shall be no more than twice in any twelve-month period. Subject to the provisions of Section 2.16(b), all reasonable out-of-pocket expenses with respect thereto shall be borne by the initial Servicer. Any such audit or examination shall be reasonable in scope and shall be completed in a reasonable period of time.

(b) If at any time a Turbo Event of the type described in clause (b) or (c) of the definition thereof, an Event of Default or Servicer Default shall have occurred and is continuing, then (i) such Persons and their duly authorized representatives, attorneys and accountants may exercise the rights granted to them in Section 2.16(a) at any time during normal business hours upon reasonable notice to the Borrower and the Servicer, and (ii) all examinations and audits conducted pursuant to this Section 2.16(b) shall be at the initial Servicer’s expense.

(c) In addition to the rights granted pursuant to Section 2.16(a) and 2.16(b), the Deal Agent shall have the one time right to conduct an audit to review Equipment Lease Contracts originated by the Originator when the ADCB of such Equipment Lease Contracts is equal to at least $10,000,000 and the number of Lessees is more than ten. Any such audit will be at the cost of the Originator.

(d) The Borrower also agrees (i) to make available on a reasonable basis to the Trustee, the Backup Servicer, the Deal Agent and the Lender a Responsible Officer for the purpose of answering reasonable questions respecting recent developments affecting the Borrower and (ii) to allow the Trustee, the Deal Agent, the Backup Servicer and the Lender to inspect the Borrower’s and the Servicer’s facilities during normal business hours.

(e) At all times during the term hereof, the Borrower shall either (i) keep available in physical form at its principal executive office for inspection by the Trustee, the Deal Agent, the Backup Servicer, the Lender and/or their duly authorized representatives, attorneys or accountants the Contract List, together with a reconciliation of such Contract List, or (ii) maintain electronic facilities which allow such list and reconciliation to be generated.

(f) In connection with any such inspection in accordance with Section 2.16(a) and (b), the Deal Agent is authorized, at the expense of the initial Servicer, to take such action as the Deal Agent deems necessary to confirm that all Liens created pursuant to this Agreement in favor of the Deal Agent, all Liens created pursuant to the Purchase Agreement in favor of the Borrower have been maintained and are effective, including, without limitation, conducting Lien searches, confirming the legal name and legal existence of the appropriate parties and filing any continuation statements.

(g) The Borrower will maintain, or cause the Servicer to maintain, accounts and records as to the Asset Pool that are accurate and sufficiently detailed as to permit (i) the reader thereof to know as of the most recent Determination Date the status of such Asset Pool, including, without limitation, Collections received and any other payments owing (and the nature of each) and (ii) reconciliation between Collections and payments with respect to the Asset Pool and the amounts from time to time deposited in the Collection Account in respect of such Asset Pool.

(h) The Borrower will maintain, or will cause to be maintained, computerized accounts and records so that, from and after the date hereof the Borrower’ accounts and records indicate clearly that the Asset Pool is owned by the Borrower and that the Asset Pool is pledged to the Trustee.

Section 2.17 Substitution or Release of Contracts.

(a) On any day prior to the occurrence of an Event of Default, the Borrower shall, if a Contract becomes an Ineligible Contract or the Borrower is obligated to do so because the Originator exercises the options available to it under the Purchase Agreement, and otherwise may, at its option, but without obligation, subject to the conditions set forth in this Section 2.17(a), replace any Contract that is an Ineligible Contract or a Release-Eligible Contract with one or more Eligible Contracts (each, a “Substitute Contract”), provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i) the Borrower has notified the Deal Agent (with a copy to the Trustee) in writing that the Contract to be replaced is an Ineligible Contract or a Release-Eligible Contract (each, a “Replaced Contract”);

(ii) each Substitute Contract is an Eligible Contract on the date of substitution;

(iii) after giving effect to any such substitution, the aggregate Outstanding Amount does not exceed the lesser of the (A) Advance Limit and (B) the Borrowing Base;

(iv) the aggregate Discounted Contract Balance (at the applicable Discount Rate) of such Substitute Contracts shall be equal to or greater than the aggregate Discounted Contract Balance (at the Blended Discount Rate as of the date of the substitution) of such Replaced Contracts;

(v) during the Amortization Period, such Substitute Contracts, at the time of substitution by the Borrower, shall not have a longer Weighted Average Life than the Replaced Contracts;

(vi) all representations and warranties of the Borrower contained in Sections 4.1 and 4.2 shall be true and correct as of the date of substitution of any such Substitute Contract;

(vii) the substitution of any Substitute Contract does not cause an Event of Default to occur;

(viii) the aggregate Discounted Contract Balance of all Defaulted Contracts or delinquent Contracts repurchased or substituted by the Originator pursuant to the Purchase Agreement does not exceed 10% of the highest ADCB of any month during the twelve (12) month period immediately preceding such date of determination (calculated without regard to the repurchase or substitution of Ineligible Contracts);

(ix) the aggregate Discounted Contract Balance of all Contracts repurchased or substituted by the Originator pursuant to its optional right to repurchase or substitute pursuant to the Purchase Agreement does not exceed 15% of the highest ADCB of any month during the twelve (12) month period immediately preceding such date of determination (calculated without regard to the repurchase or substitution of Ineligible Contracts and inclusive of any Defaulted Contract or delinquent Contracts repurchased or substituted by the Originator);

(x) during the Revolving Period, after giving effect to any such substitution, the Portfolio Concentration Criteria are maintained or improved;

(xi) during the Amortization Period, before or after giving effect to any such substitution, none of the Portfolio Concentration Criteria are exceeded;

(xii) with respect to any substitution or repurchase other than in connection with an Ineligible Contract, the Borrower shall not have used any selection procedures that it believes to be materially adverse to the interests of the Secured Parties when selecting the Assets to be repurchased or substituted; and

(xiii) the Borrower shall deliver to the Deal Agent on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date.

In addition, the Borrower shall deliver to the Trustee the related Trustee Contract File as required by Section 3.3(c) with respect to such Substitute Contracts.

(b) If on any day a Contract is required to be repurchased or substituted by the Originator pursuant to Section 6.1 of the Purchase Agreement, the Originator is required thereunder to either (i) make a deposit to the Collection Account in immediately available funds in an amount equal to the Prepayment Amount for such Contract or (ii) subject to the satisfaction of the conditions in Section 6.2 of the Purchase Agreement (and Section 2.17(a) hereof), substitute a Substitute Contract therefore, in either of the foregoing instances, upon receipt of such Prepayment Amount or Substitute Contract, the provisions of Section 2.17(d) shall apply and the Borrowing Base shall be reduced by the ADCB of such repurchased Contract (to the extent not previously reduced thereby) and, if applicable, increased by the ADCB of each Substitute Contract.

(c) Pursuant to the Purchase Agreement, in addition to its right of substitution thereunder, the Originator has the right, but not the obligation, to repurchase any Release-Eligible Contract and the Related Security with respect thereto, provided that (i) the aggregate Discounted Contract Balance of all Defaulted Contract or delinquent Contracts repurchased or substituted by the Originator pursuant to its optional right to repurchase or substitute pursuant to the Purchase Agreement does not exceed 10% of the highest ADCB of any month during the twelve (12) month period immediately preceding such date of determination (calculated without regard to the repurchase or substitution of Ineligible Contracts) and (ii) the aggregate Discounted Contract Balance of all Contracts repurchased or substituted by the Originator pursuant to its optional right to repurchase or substitute pursuant to the Purchase Agreement does not exceed 15% of the highest ADCB of any month during the twelve (12) month period immediately preceding such date of determination (calculated without regard to the repurchase or substitution of Ineligible Contracts and inclusive of any Defaulted Contract or delinquent Contracts repurchased or substituted by the Originator). In the event of such a repurchase, the Purchase Agreement requires the Originator to deposit in the Collection Account an amount (the “Option Price”) equal to the greater of the Fair Market Value and the Prepayment Amount with respect to such Release-Eligible Contract and Related Security as of the date of such repurchase. Promptly upon request of the Originator to do so, the Servicer shall determine the Fair Market Value and the Prepayment Amount with respect to any Release-Eligible Contract and Related Security specified by the Originator and notify the Originator of each thereof and of the Option Price with respect thereto should the Originator elect to exercise its purchase option. No later than ten (10) Business Days after receipt of such information, the Originator may, at its option, by written notice to the Servicer, the Deal Agent, the Hedge Counterparty and the Trustee, elect to exercise its right to purchase such Release-Eligible Contract and Related Security and, on such date or within five (5) Business Days thereafter, repurchase such Release-Eligible Contract and Related Security. Failure by the Originator to exercise such option to repurchase any Release-Eligible Contract and Related Security at any time shall not affect the ability of the Originator to exercise such right at a later date with respect to such Release-Eligible Contract and Related Security provided the Option Price is redetermined at such later time.

(d) Upon the Trustee’s receipt of a Substitute Contract (with respect to a Contract for which a Substitute Contract is provided in accordance with Section 2.17(a)), the Prepayment Amount (with respect to a Contract repurchased in accordance with Section 2.17(b)) or the Option Price (with respect to a Contract sold in accordance with Section 2.17(c)), the Trustee, on behalf of the Secured Parties, shall, automatically and without further action, be deemed to release its Lien thereon and to transfer to the Borrower (or its assignee, as applicable), free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under any Replaced Contract or repurchased Contract, the Borrower shall, automatically and without further action, be deemed to transfer to the Person acquiring such released Contract all of the right, title and interest of the Borrower in, to and under any Replaced Contract or repurchased Contract and the Borrower shall be deemed to represent and warrant that it has the limited liability company authority and has taken all necessary limited liability company action to accomplish such transfer, but without any other representation or warranty of any kind, express or implied.

(e) In connection with any Contract, replaced or released pursuant to this Section 2.17, on the related date thereof, the Trustee, on behalf of the Secured Parties, shall, at the expense of the Borrower and upon receipt of an Officer’s Certificate of the Servicer that all applicable provisions of this Section 2.17 have been fully complied with, (i) execute such instruments of release with respect to the portion of the Asset Pool to be so replaced or released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Borrower or Servicer may reasonably request, (ii) deliver any portion of the Asset Pool to be so replaced or repurchased to the Borrower in its possession to the Borrower and (iii) otherwise take such actions as requested by the Servicer and as are reasonably necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the portion of the Asset Pool to be so replaced or released to the Borrower and release and deliver to or as directed by the Borrower the Trustee Contract Files of the Assets to be so replaced or released.

Section 2.18 Optional Sales.

(a) Prior to the occurrence of an Event of Default, the Borrower shall have the right to prepay all of the Outstanding Amount and any other Aggregate Unpaids in connection with the transfer, assignment and release to the Borrower by the Trustee, on behalf of the Secured Parties, of the Asset Pool (an “Optional Sale”), subject to the following terms and conditions:

(i) The Borrower shall have given the Deal Agent (with a copy to the Trustee, the Hedge Counterparty and the Backup Servicer) at least fifteen (15) days prior written notice of its intent to effect the Optional Sale;

(ii) Any Optional Sale shall be in connection with the repayment of all Aggregate Unpaids and termination in whole of the Facility Amount pursuant to Section 2.5(a);

(iii) Unless the Optional Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Optional Sale shall be reflected on the applicable Monthly Report), the Servicer shall deliver to the Deal Agent a certificate and evidence to the reasonable satisfaction of the Deal Agent (with a copy to the Trustee and the Hedge Counterparty) (which evidence may consist solely of a certificate from the Servicer) that the Borrower shall have sufficient funds on the Optional Sale Date to effect the contemplated Optional Sale in accordance with this Agreement. In effecting an Optional Sale, the Borrower may use the proceeds of sales of the Asset Pool and any amount in the Collection Account to repay all or a portion of the Aggregate Unpaids; and

(iv) On the related Optional Sale Date, the Deal Agent, the Lender, the Hedge Counterparties, the Trustee and the Backup Servicer, as applicable, shall have received, as applicable, in immediately available funds, an amount equal to the Aggregate Unpaids due to each of them, respectively accrued to such date; provided that the Deal Agent and the Lender shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Optional Sale Date is sufficient to satisfy the requirements of this clause (iv) and is sufficient to repay such Aggregate Unpaids in full in connection with the Optional Sale.

(b) In connection with any Optional Sale contemporaneously with the receipt by the Trustee of the amounts referred to in clause (a)(iv) above for distribution to the parties entitled thereto, there shall be transferred, assigned and set-over to the Borrower without recourse, representation or warranty all of the right, title and interest of the Trustee for the benefit of the Secured Parties, in, to and under the Asset Pool and the Asset Pool shall be released from the Lien of this Agreement (subject to the requirements of clause (a)(iv) above).

(c) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Deal Agent, the Trustee, the Hedge Counterparty, the Lender and the Secured Parties in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, for the benefit of the Secured Parties, and any other party having an interest in the Asset Pool in connection with the Optional Sale).

(d) In connection with the Optional Sale, on the Optional Sale Date, the Trustee, on behalf of the Secured Parties, shall, at the expense of the Borrower, (i) execute such instruments of release of the Asset Pool, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver to the Borrower the Contract Files in its possession and (iii) otherwise take such actions as may be reasonably requested by the Borrower or Servicer, on the Borrower’s behalf, as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on the Assets to be released from the Lien of this Agreement and release the Asset Pool.

(e) In connection with any Optional Sale, the Borrower shall pay the Prepayment Premium in accordance with the terms of the Fee Letter.

Section 2.19 Discretionary Sales.

(a) Prior to the occurrence of an Unmatured Event of Default or an Event of Default, on any Discretionary Sale Date, the Borrower shall have the right to prepay all or a portion of the Outstanding Amount in connection with the transfer, assignment and release to the Borrower by the Trustee, on behalf of the Secured Parties, of all or a portion of the Assets in the Asset Pool (each, a “Discretionary Sale”), subject to the following terms and conditions:

(i) At least three (3) Business Days prior to each Discretionary Sale Date, the Borrower shall have given the Deal Agent (with a copy to the Trustee, the Hedge Counterparty and the Backup Servicer) written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Assets to be sold and assigned pursuant to such Discretionary Sale and the sales price thereof, and the Deal Agent shall have consented in writing to such Discretionary Sale in its sole and absolute discretion;

(ii) Any Discretionary Sale shall be made by the Borrower to an unaffiliated third party purchaser in a transaction (i) reflecting arms-length market terms and (ii) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale;

(iii) The Borrower shall not use any selection procedures that it believes to be materially adverse to the interests of the Secured Parties when selecting the Assets to be sold in a Discretionary Sale;

(iv) The Borrower shall not sell any Assets for an amount less than the fair market value thereof; provided, however, following a Turbo Event, the Borrower shall not sell any Assets for an amount less than the greater of the fair market value thereof and the Prepayment Amount;

(v) Both before and after giving affect to any Discretionary Sale, the Outstanding Amount does not exceed the Borrowing Base;

(vi) The Servicer shall deliver to the Deal Agent (with a copy to the Hedge Counterparty, the Trustee and the Backup Servicer) a certificate and evidence to the reasonable satisfaction of the Deal Agent (which evidence may consist solely of a certificate from the Servicer) that (x) the Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless an Discretionary Sale is to be effected on a Payment Date (in which case the relevant calculations with respect to such Discretionary Sale shall be reflected on the applicable Monthly Report)), and (y) the aggregate Discounted Contract Balance of the Assets which are the subject of the proposed Discretionary Sale, together with the aggregate Discounted Contract Balance of the Assets sold in all other Discretionary Sales made in the preceding twelve (12) month period, shall not exceed 15.0% of the highest ADCB of any month during the twelve (12) month period immediately preceding such date of determination. In effecting a Discretionary Sale, the Borrower may use the proceeds of sale of the Assets on such Discretionary Sale Date to satisfy its remittance obligations hereunder.

(vii) After giving effect to the Discretionary Sale and the assignment to the Borrower of the portion of the Asset Pool to be released on any Discretionary Sale Date, (A) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (B) neither an Unmatured Event of Default nor an Event of Default shall have resulted; and

(viii) On the related Discretionary Sale Date, the Deal Agent, the Lender, the Hedge Counterparties, the Trustee and the Backup Servicer shall have received, as applicable, in immediately available funds, an amount equal to the sum of (a) the portion of the Outstanding Amount to be prepaid that are attributable to the Assets to be sold by the Borrower pursuant to this Section 2.19 plus (b) an aggregate amount equal to the sum of all other amounts (other than Interest) due and owing to the Deal Agent, the Trustee, the Backup Servicer, the Lender and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Payment Date (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the Hedge

Counterparties in respect of the termination of any Hedge Transaction) in each case, to the extent attributable to the Assets to be sold by the Borrower pursuant to this Section 2.19; provided, that the Deal Agent and the Lender shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of this clause (viii) and is sufficient to reduce the Outstanding Amount to the extent requested by the Borrower in connection with the Discretionary Sale.

(b) In connection with any Discretionary Sale, contemporaneously with receipt by the Trustee for distributions to the parties entitled thereto of the amounts referred to in clause (a)(vii) above, the related Assets shall be released from the Lien of this Agreement, without recourse, representation or warranty (subject to the requirements of clauses (a)(iv) and (vii) above).

(c) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Deal Agent, the Trustee, the Lender, the Hedge Counterparty and the Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee, for the benefit of the Secured Parties, and any other party having an interest in the Asset Pool in connection with such Discretionary Sale).

(d) In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Trustee, on behalf of the Secured Parties, shall, at the expense and request of the Borrower (i) execute such instruments of release with respect to the Assets to be released, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any Trustee Contract Files related to the Contracts to be released from the Lien of this Agreement to the Borrower and (iii) otherwise take such actions as are necessary and appropriate to release the Lien of the Trustee for the benefit of the Secured Parties on those Assets to released.

ARTICLE III

CONDITIONS OF ADVANCES

Section 3.1 Conditions to Closing.

None of the Lender, the Deal Agent, the Backup Servicer or the Trustee shall be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Deal Agent:

(a) Each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Deal Agent shall have received such other documents, instruments, agreements and legal opinions as the Deal Agent shall request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to the Deal Agent.

(b) The Deal Agent shall have received (i) satisfactory evidence that the Borrower and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Deal Agent affirming that no such consents or approvals are required; it being understood that the acceptance of such evidence or officer’s certificate shall in no way limit the recourse of the Deal Agent or any Secured Party against the Originator or the Borrower for a breach or the Originators as the Borrower’s representation or warranty that all such consents and approvals have, in fact, been obtained.

(c) The Deal Agent shall have received copies of resolutions of the Board of Directors of the Originator/Servicer approving the execution, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated thereunder, certified in each case by the Secretary or an Assistant Secretary of the Originator/Servicer.

(d) The Deal Agent shall have received copies of resolutions of the manager of the Borrower approving the execution, delivery and performance of the Transaction Documents to which it is a party and the transactions contemplated thereunder, certified in each case by the Secretary or an Assistant Secretary of the manager of the Borrower.

(e) The Deal Agent shall have received officially certified recent evidence of due formation and good standing of the Originator, the Servicer and the Borrower under the laws of the state of its formation.

(f) No fact or condition shall exist as of the Closing Date under Applicable Law which in the Deal Agent’s reasonable opinion would make it unlawful for any of the parties to the Transaction Documents to perform their respective obligations under the Note Purchase Agreement or the other Transaction Documents.

(g) As of the Closing Date, no action or proceeding shall have been instituted nor shall any governmental action be threatened before any Governmental Authority nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the performance of the Note Purchase Agreement or the other Transaction Documents or the transactions contemplated thereby.

(h) The Borrower and the Servicer shall have delivered to the Deal Agent as to this and other closing matters certification in the form of Exhibit G attached hereto.

(i) The transactions under this Agreement and any other Transaction Document to which the Borrower or the Originator is a party do not and will not render the Borrower or the Originator not Solvent.

(j) The Deal Agent, the Lender and the Hedge Counterparty shall have received legal opinions acceptable (in their sole discretion) to the Lender, the Deal Agent and the Hedge Counterparty from Dechert LLP including, but not limited to: (i) opinion regarding the true sale of the Contracts from the Originator to the Borrower and that the Contracts are not subject to rejection under Section 365 of the Bankruptcy Code as executory contracts upon the bankruptcy of the Originator or Servicer; (ii) non-consolidation of the Originator and the Borrower; (iii) corporate and non-contravention opinions with respect to Transaction Documents; (iv) (A) the Borrower having a first priority perfected security interest in the Assets transferred to it pursuant to the Purchase Agreement, and (B) the Trustee, for the benefit of the Secured Parties, having a first priority perfected security interest in the Asset Pool pursuant to the Note Purchase Agreement; and (vi) such other opinions as the Deal Agent may require.

(k) The Borrower, the Originator and the Servicer shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter and the Backup Servicer and Trustee Fee Letter, and shall have reimbursed the Lender and the Deal Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction

Documents, including the attorneys’ fees and any other legal and document preparation costs incurred by the Lender and/or the Deal Agent.

(l) The Borrower and the initial Servicer shall have delivered to the Deal Agent duly executed Powers of Attorney in the form of Exhibit H.

(m) The Deal Agent shall have received copies of all other certificates delivered pursuant to or in connection with the execution and delivery of the Transaction Documents, which shall be in form and content satisfactory to the Deal Agent.

(n) The Deal Agent shall, as of the Closing Date, have been furnished with such other documents and opinions (including executed copies, addressed to it or otherwise expressly allowing it to rely thereon of such documents or opinions) delivered to any other person in connection with the Note Purchase Agreement, or the other Transaction Documents and the transactions contemplated hereby and thereby as it may reasonably require, and all documents and opinions as well as actions and proceedings taken by the Borrower in connection with the Transaction Documents satisfactory in form and substance to the Deal Agent and its counsel.

Section 3.2 Conditions Precedent to Initial Advance.

The Lender shall not be obligated to make any Advance hereunder until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Deal Agent:

(a) The Transaction Documents shall have been duly authorized, executed and delivered by the parties thereto.

(b) The Deal Agent shall have completed, to its satisfaction, the audit contemplated by Section 2.16(c) and shall have notified the Borrower, the Originator and the Servicer, in writing, that it shall begin to fund.

(c) The Deal Agent and the Trustee shall have received the initial Contract List, certified by a Responsible Officer of the Originator, together with an Assignment Agreement substantially in the form of Exhibit A to the Purchase Agreement.

(d) The Deal Agent shall have received a certificate of a Responsible Officer of the Borrower and a Responsible Officer of the Servicer substantially in the form of Exhibit G attached hereto.

(e) The Deal Agent shall have received executed powers of attorney in the form of Exhibit H hereto from the Servicer, the Originator and the Borrower.

(f) The Deal Agent, the Lender and the Hedge Counterparty shall have received legal opinions acceptable (in their sole discretion) to the Lender, the Hedge Counterparty and the Deal Agent from Dechert LLP as the Deal Agent may request.

(g) The Deal Agent shall receive evidence satisfactory to it that, on or before the Initial Advance Date, UCC-l financing statements and UCC-3 terminations have been or are being filed in each office in each jurisdiction in which such financing statements are required (i) to perfect the first priority security interests created by the Purchase Agreement reflecting the interest of the Borrower in the Asset Pool and the proceeds thereof, and (ii) to perfect the first priority security interests created by the Note Purchase Agreement of the Trustee on behalf of the Secured Parties in the Asset Pool and the proceeds thereof.

(h) The Deal Agent shall, as of the Initial Advance Date, have been furnished with such other documents and opinions (including executed copies, addressed to it or otherwise expressly allowing it to rely thereon of such documents or opinions) delivered to any other person in connection with the Note Purchase Agreement, or the other Transaction Documents and the transactions contemplated hereby and thereby as it may reasonably require, and all documents and opinions as well as actions and proceedings taken by the Borrower in connection with the Transaction Documents satisfactory in form and substance to the Deal Agent and its counsel.

Section 3.3 Conditions Precedent to All Advances.

The initial Advance by the Lender and each Additional Advance (each, a “Transaction”) shall be subject to the further conditions precedent that:

(a) With respect to any Advance (including the initial Advance), the Servicer shall have delivered to the Deal Agent and the Trustee, on or prior to one (1) Business Day prior to the date of such Advance, in form and substance satisfactory to the Deal Agent, (i) an Advance Notice, (ii) an Assignment Agreement and (iii) containing such additional information as may be reasonably requested by the Deal Agent;

(b) On the date of such Transaction the following statements shall be true and the Borrower shall be deemed to have certified that:

(i) The representations and warranties contained in Sections 4.1 and 4.2 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day;

(ii) No event has occurred and is continuing, or would result from such Transaction, that constitutes (A) a Turbo Event, (B) an Event of Default or Unmatured Event of Default (exclusive of either thereof relating to a Servicer Default or Unmatured Servicer Default) or (C) a Servicer Default, and no Unmatured Servicer Default of the type set forth in Section 6.15(k) or 6.15(l) exists; and

(iii) On and as of such day, after giving effect to such Transaction, the Outstanding Amount does not exceed the lesser of (A) the Advance Limit and (B) the Borrowing Base.

(c) No fact or condition shall exist as of such Advance Date under Applicable Law or applicable regulations thereunder or interpretations thereof by any regulatory authority which in the Deal Agent’s reasonable opinion would make it unlawful for any of the parties to the Transaction Documents to perform their respective obligations under the Note Purchase Agreement or the other Transaction Documents.

(d) As of such Advance Date, no action or proceeding shall have been instituted nor shall any governmental action be threatened before any Governmental Authority nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority to set aside, restrain, enjoin or prevent the performance of the Note Purchase Agreement or the other Transaction Documents or the transactions contemplated thereby.

(e) The Borrower shall have delivered to the Trustee, on or prior to two (2) Business Days prior to the Initial Advance Date or, as applicable, the related Addition Date, each related Trustee Contract File, and the Deal Agent shall have received the initial Custodial Receipt from the Trustee.

(f) The Trustee shall be in possession of all Trustee Contract Files related to any Contract which is in the Asset Pool.

(g) On the date of such Transaction, the Deal Agent shall have received such other approvals, opinions or documents as the Deal Agent may reasonably require.

The failure to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Deal Agent, which right may be exercised at any time on the demand of the Lender, to rescind the related Advance and direct the Borrower to pay to the Deal Agent for the benefit of the Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as of the Closing Date, each Advance Date and each Addition Date:

(a) Organization and Good Standing. The Borrower has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power, authority and legal right to own or lease its properties and to conduct its business as such properties are presently owned and as such business is presently conducted and has had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and sell, pledge or otherwise transfer the Assets in the Asset Pool, and to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Borrower is a party.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary licenses and approvals, in all jurisdictions in which ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) borrow the funds related to each Advance on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the issuance of the Note and the borrowings contemplated hereby on the terms and conditions herein provided. This Agreement and each other Transaction Document to which the Borrower is a party has been duly executed and delivered by the Borrower.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principals of equity (whether considered in a suit of law or in equity).

(e) No Violation. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Borrower’s certificate of formation, organizational documents, bylaws or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Borrower of this Agreement and any other Transaction Document to which the Borrower is a party have been obtained.

(h) Compliance with Anti–Terrorism Laws. The Borrower (i) is not nor will be in violation of any Anti–Terrorism Law, (ii) is not or will not be a Prohibited Person, (iii) does not conduct any business or engage in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (iv) does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, (v) does not engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti–Terrorism Law, (vi) does not have more than 10% of its assets in a Prohibited Person and does not derive more than 10% of its operating income from direct or indirect investments in, or transactions with, any Prohibited Person, and (vii) does not engage in or will not engage in any of the foregoing activities in the future. To the extent applicable, the Borrower has established an adequate anti–money laundering compliance program as required by the Anti–Terrorism Laws, has conducted the requisite due diligence in connection with the origination or acquisition of each Asset for purposes of the Anti–Terrorism Laws, including with respect to the legitimacy of the applicable Lessee and the origin of the assets used by the said Lessee to purchase or lease the property in question, and maintains, and will maintain, sufficient information to identify the applicable Lessee for purposes of the Anti–Terrorism Laws. No Asset is subject to nullification pursuant to any Anti–Terrorism Law, no Asset is in violation of any Anti–Terrorism Law, and no Lessee is listed as a Prohibited Person. The proceeds of any Advance have not been used and shall not be used to fund any operations in, finance any investments or activities in or make any payments to a Prohibited Person.

(i) Solvency. The transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(j) Selection Procedures. No procedures adverse to the interests of the Lender were utilized by the Borrower in identifying and/or selecting the Contracts in the Asset Pool. In addition, each

Contract shall have been underwritten in accordance with and satisfy the standards of any Credit and Collection Policy that has been established by the Borrower or the Originator and is then in effect.

(k) Taxes. The Borrower has filed or caused to be filed all tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Assets) will violate or result in a violation of Section 7 of the Securities Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the sale of the Assets will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.

(m) Quality of Title. Each Asset, together with the Contract related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except for Permitted Liens and as otherwise provided hereunder, and upon each Advance, the Trustee, for the benefit of the Secured Parties, shall acquire a valid and perfected first priority security interest in each Asset then existing or thereafter arising, free and clear of any Lien, except for Permitted Liens and as otherwise provided hereunder. No effective financing statement or other instrument similar in effect covering any Asset subject to this Agreement is on file showing the Originator or Borrower as debtor in any recording office except such as may be filed (i) in favor of the Borrower in accordance with the Purchase Agreement or (ii) in favor of the Trustee in accordance with this Agreement.

(n) Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Trustee, for the benefit of the Secured Parties, in the Assets and Collections, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Trustee as secured party and the Borrower, as debtor, the Trustee, for the benefit of the Secured Parties, shall have a first priority perfected security interest in the Assets (except for any Permitted Liens). All filings (including, without limitation, such UCC filings) as are necessary in any jurisdiction to perfect the interest of the Trustee, for the benefit of the Secured Parties, in the Assets have been (or prior to the applicable Advance will be) made.

(o) Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibit, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Deal Agent or the Lender in connection with this Agreement are true, complete and correct.

(p) Location of Offices. The principal place of business and chief executive office of the Borrower and the office where the Borrower keeps all the Records are located at the address of the Borrower referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Section 5.2(g) shall have been satisfied).

(q) Lockbox. The names and addresses of the Lockbox Bank, together, with the account number of the Lockbox Account at the Lockbox Bank, are specified in Schedule I.

(r) Tradenames. Except as described in Schedule II, the Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(s) Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower purchases Assets.

(t) Value Given. The Borrower shall have given reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Assets under the Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(u) Accounting. The Borrower accounts for the transfers to it from the Originator of interests in Assets under the Purchase Agreement as financings of such Assets for consolidated accounting purposes consistent with GAAP (with a notation that its treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case, consistent with the requirements set forth herein).

(v) Special Purpose Entity. The Borrower has not and shall not from the Closing Date to the Paid-in-Full Date:

(i) engage in any business or activity other than the purchase and receipt of Contracts and Related Security from the Originator under the Purchase Agreement, the pledge of the Asset Pool under the Transaction Documents, the issuance of the Note and the borrowing and securing of Advances hereunder and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (A) the Assets and Related Security, (B) the Hedge Agreements and (C) incidental property as may be necessary for the operation of the Borrower;

(iii) merge into or consolidate with any Person or dissolve (except as otherwise expressly permitted in this Agreement), terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets (except as otherwise expressly permitted in this Agreement) or change its legal structure, without in each case first obtaining the Deal Agent’s consent;

(iv) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Deal Agent, amend, modify, terminate, fail to comply with the provisions of its Certificate of Formation or its limited liability company agreement, or fail to observe limited liability company formalities;

(v) own any subsidiary or make any investment in any Person without the consent of the Deal Agent;

(vi) commingle its assets with the assets of any of its Affiliates or of any other Person;

(vii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder except for trade payables in the ordinary course of its business, provided that such trade payables are not evidenced by a note and are paid when due;

(viii) become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due;

(ix) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) enter into any contract or agreement with any of its Affiliates, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with unrelated third parties;

(xi) seek its dissolution or winding up in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of the Borrower or any Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than the Assets, the Hedge Agreements, cash and Permitted Investments);

(xv) fail to file its own separate tax return, or file a consolidated federal income tax return with any other Person, except as may be required by the Code and regulations issued thereunder;

(xvi) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvii) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xviii) file or consent to the filing or any petition, either voluntary or involuntary, to take advantage of any applicable Insolvency Law or make an assignment for the benefit of creditors;

(xix) except as may be required by the Code and regulations issued thereunder, hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;

(xx) other than as expressly permitted by this Agreement, permit any transfer (whether in any one or more transactions) of any direct ownership interest in the Borrower to the extent it has the ability to control the same, unless the Borrower delivers to the Deal Agent an acceptable non-consolidation opinion;

(xxi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Borrower may be consolidated with another Person as required by GAAP and included in such Person’s consolidated financial statements);

(xxii) fail to pay its own liabilities and expenses only out of its own funds;

(xxiii) fail to pay the salaries of its own employees, if any, in light of its contemplated business operations;

(xxiv) acquire the obligations or securities of its Affiliates or members;

(xxv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxvi) fail to use separate invoices and checks bearing its own name;

(xxvii) pledge its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxviii) fail at any time to have at least one (1) Independent Manager;

(xxix) fail to provide that the consent of the Independent Manager is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (B) institute or consent to the institution of Insolvency Proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable Insolvency Law, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due, or (G) take any action in furtherance of any of the foregoing; and

(xxx) take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Dechert LLP, delivered on the Closing Date, upon which the conclusions expressed therein are based.

(w) Confirmation from the Originator. Pursuant to the Purchase Agreement, the Borrower has received in writing from the Originator confirmation that, so long as the Borrower is not “insolvent” within the meaning of the Bankruptcy Code, the Originator will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws. Each of the Borrower and the Originator is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Asset of the Borrower available to satisfy claims of the creditors of the Originator would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(x) Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(y) ERISA. The Borrower has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation under ERISA, each pension plan or profit sharing plan to which the Borrower or any Affiliate is a party has been administered in all material respects and fully funded in accordance with the obligations of the Borrower under law and as set forth in such plan, and the Borrower has complied in all material respects with the applicable provisions of ERISA in effect as of such Purchase Date.

(z) Possession of Contracts. The Trustee has possession of all Trustee Contract Files as required by this Agreement.

(aa) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(bb) Representations and Warranties in Purchase Agreement. The representations and warranties made by the Originator to the Borrower in the Purchase Agreement are hereby remade by the Borrower on each date to which they speak in the Purchase Agreement as if such representations and warranties were set forth herein. For purposes of this Section 4.1(bb), such representations and warranties are incorporated herein by reference as if made by the Borrower to the Deal Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.

Section 4.2 Representations and Warranties of the Borrower Relating to the Agreement and the Contracts.

The Borrower represents and warrants as of the Closing Date, each Advance Date and each Addition Date:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all Assets in the Asset Pool to the Trustee, for the benefit of the Secured Parties, which, upon the filing of the financing statements described in Section 4.1(m) and, in the case of Additional Contracts, on the applicable Advance Date, shall be a first priority perfected security interest in all Assets in the Asset Pool, subject only to Permitted Liens. Neither the Borrower, the Servicer or the Originator nor any Person claiming through or under Borrower, the Servicer or the Originator shall have any claim to or interest in the Collection Account, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b) Eligibility of Contracts. As of the Initial Advance Date, (i) the Advance Notice delivered pursuant to Section 2.2 is an accurate and complete listing in all material respects of all the Contracts in the Asset Pool as of the Initial Advance Date and the information contained therein with respect to the identity of such Contracts and the amounts owing thereunder is true and correct in all material respects as of the related Cut-Off Date, (ii) each such Contract is an Eligible Contract, and (iii) with respect to each such Contract, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the transfer of an interest in such Contract and the related Equipment to the Trustee, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. On each Addition Date on which Contracts are added by the Borrower to the Asset Pool, the Borrower shall be deemed to represent and warrant that (i) such Contract referenced on the related Advance Notice delivered pursuant to Section 2.2 hereof (or, with respect to a substitution, the related Assignment Agreement) is an Eligible Contract, (ii) with respect to each such Contract, all consents, licenses, approvals, authorizations, registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the addition of such Contract and the related Equipment to the Asset Pool have been duly obtained, effected or given and are in full force and effect, and (iii) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each Contract transferred on such day as if made on such day.

Section 4.3 Representations and Warranties of the Servicer.

The initial Servicer represents and warrants as of the Closing Date, each Advance Date, each Addition Date and each Reporting Date:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all requisite corporate power, authority and legal right to own or lease its properties and to conduct its business as such properties are presently owned and as such business is presently conducted and has had at all relevant times, and now has, all necessary power, authority and legal right to acquire, own and sell, pledge or otherwise transfer the Purchased Assets, and to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Servicer is a party.

(b) Due Qualification. The Servicer is duly qualified to do business as a corporation and is in good standing as a corporation, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals, except to the extent that the failure to obtain any such qualification, license or approval could not reasonably be expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party has been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principals of equity (whether considered in a suit of law or in equity).

(e) No Violation. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this

Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained.

(h) Reports Accurate. All Servicer’s Certificates, Monthly Reports and other written and electronic information, exhibits, financial statements documents, books, records and reports furnished or to be furnished by the Servicer to the Deal Agent or the Lender in connection with this Agreement is and will be true, complete and correct in all respects as of the date it is or shall be dated.

Section 4.4 Representations and Warranties of the Backup Servicer.

The Backup Servicer represents and warrants as of the Closing Date and each Advance Date:

(a) Organization and Good Standing. The Backup Servicer has been duly organized, and is validly existing as a national banking association and in good standing, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Backup Servicer is duly qualified to do business as a national banking association and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the failure to so qualify or obtain such license and approval would have a material adverse effect on its ability to perform its obligations hereunder.

(c) Power and Authority; Due Authorization. The Backup Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement, (B) carry out the terms of this Agreement, and (ii) has duly authorized by all necessary action on its part the execution, delivery and performance of this Agreement.

(d) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Backup Servicer enforceable against the Backup Servicer in accordance with its terms.

(e) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Backup Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Backup Servicer, (ii) result in the creation or imposition of any Lien upon any of the Backup Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings or investigations pending or, to the best knowledge of the Backup Servicer, threatened against the Backup Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Backup Servicer of this Agreement have been obtained.

Section 4.5 Representations and Warranties of the Trustee.

The Trustee represents and warrants as of the Closing Date and each Advance Date:

(a) Organization and Good Standing. The Trustee has been duly organized and is validly existing as a national banking association in good standing with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Trustee is duly qualified to do business as a national banking association and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses or approvals.

(c) Power and Authority; Due Authorization. The Trustee (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement, (B) carry out the terms of this Agreement, and (ii) has duly authorized by all necessary action on its part the execution, delivery and performance of this Agreement.

(d) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principals of equity (whether considered in a suit of law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Trustee’s certificate of incorporation or bylaws or any Contractual Obligation of the Trustee, (ii) result in the creation or imposition of any Lien upon any of the Trustee’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceedings, or investigations pending or to the best knowledge of the Trustee, threatened against the Trustee, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or any Governmental Authority (if any) required for the due execution, delivery and performance by the Trustee of this Agreement have been obtained.

Section 4.6 Breach of Representations and Warranties.

If a Contract in the Asset Pool is subject to a Warranty Event or is otherwise eligible for substitution in accordance with Section 2.17, no later than the earlier of (i) knowledge by the Borrower of such Contract being subject to a Warranty Event and (ii) receipt by the Borrower from the Deal Agent, the Trustee or Servicer of written notice thereof, the Borrower shall either (a) cause the Originator, pursuant to the Purchase Agreement, to accept the retransfer of each such Contract subject to a Warranty Event and any related Equipment, and the Borrower and the Trustee, for the benefit of the Secured Parties, shall be deemed, upon receipt of the Prepayment Amount, to convey to the Originator, without recourse, representation or warranty, all of its right, title and interest in such Contract subject to a Warranty Event, or (b) subject to the satisfaction of the conditions in Section 2.17, substitute for any such Contract eligible for substitution a Substitute Contract. In any of the foregoing instances, the ADCB shall be reduced by the Discounted Contract Balance (calculated using the applicable Blended Discount Rate as of the most recent Determination Date) of each such Contract to be replaced or repurchased and, if applicable, increased by the Discounted Contract Balance (calculated using the applicable Blended Discount Rate as of the most recent Determination Date) of each such Substitute Contract. On and after the date of retransfer, the Contracts to be replaced or repurchased shall not be included in the Asset Pool and, as applicable, the Substitute Contract(s) shall be included in the Asset Pool. In consideration of a retransfer not involving any substitution, the Borrower shall, on the date of retransfer of such Contract subject to a Warranty Event, make a deposit to the Collection Account (for allocation pursuant to Section 2.7 or 2.8, as applicable) in immediately available funds an amount equal to the Prepayment Amount. Upon each retransfer of such Contract subject to a Warranty Event, the Trustee, for the benefit of the Secured Parties, shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under each such Contract subject to a Warranty Event and all future monies due or to become due with respect thereto, the related Equipment, all proceeds of such Contract subject to a Warranty Event and Recoveries and Insurance Proceeds relating thereto, all rights to security for any such Contract subject to a Warranty Event, and all proceeds and products of the foregoing. The Trustee, for the benefit of the Secured Parties, shall, at the sole expense of the initial Servicer execute such documents and instruments of transfer as may be prepared by the initial Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the transfer of such Contract subject to a Warranty Event pursuant to this Section 4.6(a).

ARTICLE V

GENERAL COVENANTS

Section 5.1 Affirmative Covenants of the Borrower.

From the Closing Date until the Paid-in-Full Date:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those applicable to the Contracts in the Asset Pool and related Equipment.

(b) Preservation of Existence. The Borrower will preserve and maintain its limited liability company existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Contracts. The Borrower will, at its expense, timely and fully perform and comply (or cause the Originator to perform and comply pursuant to the Purchase Agreement) in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts in the Asset Pool and all other agreements related to such Contracts.

(d) Keeping of Records and Books of Account. The Borrower will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Contracts.

(e) Borrower Assets. With respect to each Asset acquired by the Borrower in which a security interest is granted to the Trustee hereunder, the Borrower will (i) acquire such Asset pursuant to and in accordance with the terms of the Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Asset, including, without limitation, (A) filling and maintaining, effective financing statements (Form UCC-1) against the Originator in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (iii) take all action necessary to perfect, protect and more fully evidence the grant of the security interest in the Asset Pool to the Trustee and (iv) take all additional action that the Deal Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Assets.

(f) Delivery of Collections. The Borrower will pay to the Collection Account promptly (but in no event later than two (2) Business Days after receipt) all Collections received by Borrower in respect of the Contracts in the Asset Pool.

(g) Separate Existence. The Borrower shall be in compliance with the special purpose entity requirements set forth in Section 4.1(v).

(h) Credit and Collection Policy. The Borrower will (i) comply in all material respects with the Credit and Collection Policy in regard to each Contract in the Asset Pool, and (ii) furnish to the Deal Agent, prior to its effective date, prompt notice of any material changes in the Credit and Collection Policy.

(i) Reporting.

(i) Events of Default, Servicer Defaults and Turbo Events. The Borrower will provide the Deal Agent, the Trustee, the Hedge Counterparty and the Backup Servicer with immediate written notice of its knowledge of the occurrence of each Event of Default, each Unmatured Event of Default, each Servicer Default, each Unmatured Servicer Default or each Turbo Event and, no later than the greater of five (5) days or three (3) Business Days following the occurrence of any such event, the Borrower will provide to the Deal Agent a written statement of the chief executive officer, the chief financial officer or treasurer of Servicer setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(ii) Income Tax Liability. The Borrower will provide the Deal Agent and the Lender notice, within ten (10) Business Days after receipt, of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of the Originator, the initial Servicer or the Borrower which equal or exceed $1,000,000 in the aggregate, specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(iii) Tax Returns. Upon demand by the Deal Agent, the Servicer will provide copies of all federal, state and local Tax returns and reports filed on behalf of the Borrower (including any in which the Borrower was included on a consolidated or combined basis (excluding sales, use and like taxes);

(iv) Auditors’ Management Letters. Upon request of the Deal Agent, the Borrower will provide the Deal Agent a copy of any auditors’ management letters received by and with respect to the Borrower;

(v) Representations. Forthwith upon receiving knowledge of same, the Borrower shall notify the Deal Agent if any representation or warranty set forth in Section 4.1 or 4.2 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Deal Agent, the Trustee and the Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Lender and the Deal Agent in the manner set forth in the preceding sentence before any Advance Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(vi) ERISA. The Borrower shall notify the Deal Agent promptly after receiving notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Borrower or any Affiliate thereof, together with a copy of such notice;

(vii) Proceedings. As soon as possible and in any event within the greater of three (3) Business Days and five (5) days after any executive officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any Governmental Authority affecting the Borrower, the initial Servicer, the Originator, the Asset Pool, the Transaction Documents or the Trustee’s interest in the Asset Pool; provided, however, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting any of such matters in excess of $10,000, with respect to the Borrower, or $1,000,000, in all other cases, shall be deemed reportable for purposes of this clause (vii); and

(viii) Notice of Material Events. Promptly upon becoming aware thereof, the Borrower shall provide the Deal Agent notice of any other event or circumstances that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.

(j) Compliance with Anti–Terrorism Laws. The Borrower shall comply with all applicable Anti–Terrorism Laws. The Borrower shall conduct the requisite due diligence in connection with the origination or acquisition of each Asset for purposes of complying with the Anti–Terrorism Laws, including with respect to the legitimacy of the applicable Lessee and the origin of the assets used by the said Lessee to purchase the property in question, and will maintain sufficient information to identify the applicable Lessee for purposes of the Anti–Terrorism Laws. The Borrower shall not engage in any conduct described in Section 4.1(h). The Borrower shall, upon the request of the Deal Agent from time to time, provide certification and other evidence of the Borrower’s compliance with this Section 5.1(j).

(k) Taxes. The Borrower will file and pay when due any and all Taxes required to meet the obligations of the Transaction Documents.

(l) Use of Proceeds. The Borrower will use the proceeds of the Advances only to acquire Assets or to pay distributions to its members.

(m) Lessee Notification Forms. The Borrower shall furnish to the Trustee, with respect to each Contract, the information needed to complete a Lessee Notification Form.

(n) Adverse Claims. The Borrower will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Lockbox Account.

(o) Other. The Borrower will furnish to the Deal Agent promptly, from time to time, such other information, documents, records or reports respecting the Assets or the condition or operations, financial or otherwise, of the Borrower as the Deal Agent may from time to time reasonably request in order to protect the interests of the Trustee or the Secured Parties under or as contemplated by this Agreement.

(p) Enforcement of the Purchase Agreement. The Borrower shall enforce its rights, powers and remedies under the Purchase Agreement.

Section 5.2 Negative Covenants of the Borrower.

From the Closing Date until the Paid-in-Full Date:

(a) Other Business. Borrower will not (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) incur any indebtedness, obligation, liability or contingent obligation of any kind other pursuant to this Agreement and the other Transaction Documents or under any Hedge Agreement required by Section 5.3(a), or (iii) form any Subsidiary or make any Investments in any other Person.

(b) Contracts Not to be Evidenced by Instruments. The Borrower will take no action to cause any Contract that is not, as of the related Advance Date or the related Addition Date, as the case may be, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Contract.

(c) Security Interests. Except as otherwise permitted under this Agreement or the Purchase Agreement, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any Contract in the Asset Pool or related Equipment, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien (other than Permitted Liens) on its interest, if any, hereunder. The Borrower will promptly notify the Deal Agent of the existence of any Lien (other than Permitted Liens) on any Contract in the Asset Pool or related Equipment and the Borrower shall defend the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Contracts in the Asset Pool and the related Equipment, against all claims of third parties (other than Permitted Liens), provided, however, that nothing in this Section 5.2(c) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any of the Contracts in the Asset Pool or any related Equipment.

(d) Mergers, Acquisitions, Sales, etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Contracts or any interest therein (other than pursuant to this Agreement or to the Purchase Agreement).

(e) Deposits to Special Accounts. The Borrower will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Lockbox Account cash or cash proceeds other than Collections and Excluded Amounts in respect of Contracts in the Asset Pool.

(f) Restricted Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result there from, the Borrower may declare and make distributions to its members on their membership interests to the extent the Borrower receives funds in accordance with Section 2.7 or 2.8.

(g) Change of Name or Location of Contract Files. The Borrower shall not (a) change its name, move the location of its principal place of business and chief executive office, and the offices where it keeps the records from the location referred to in Section 13.2 or (b) move, or consent to the Trustee moving the Trustee Contract Files or the Servicer moving the Contract Files from the respective locations thereof on the Closing Date, unless the Borrower has given at least thirty (30) days’ written notice to the Deal Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee, for the benefit of the Secured Parties, in all Assets in the Asset Pool.

(h) Accounting of Advances; Accounting of Purchases. The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as a secured loan by the Lender to the Borrower. The Borrower shall account for the transfers to it from the Originator of interests in Assets under the Purchase Agreement as financings of such Assets for consolidated accounting purposes consistent with GAAP (with a notation that its treating the transfers as a sale for legal and, where relevant, tax and all other purposes on its books, records and financial statements, in each case, consistent with the requirements set forth herein).

(i) ERISA Matters. The Borrower will not (a) engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) fail to satisfy the minimum funding standards under Section 302(a) of ERISA and Section 412(a) of the Code; (c) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any material liability to the Borrower; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA that represents a material risk of a liability of the Borrower under ERISA or the Code.

(j) Certificate of Formation; Purchase Agreement. The Borrower will not amend, modify, waive or terminate any provision of its certificate of formation, limited liability agreement or the Purchase Agreement without the prior written consent of the Deal Agent.

(k) Change in Payment Instructions to Lessees. The Borrower will not terminate the Lockbox Account or make any change, or permit the Servicer to make any change, in its instructions to Lessees regarding payments to be made to the Borrower or the Servicer or allow payments to be made to any account other than the Lockbox Account.

(l) Extension or Amendment of Contracts. The Borrower will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Contract.

(m) Modification of Credit and Collection Policy. The Borrower will not permit the Servicer to amend, modify, restate or replace the Credit and Collection Policy except as may be permitted by Section 5.5(e).

(n) Transactions with Affiliates. The Borrower will not enter into any contract or agreement with any of its principals or Affiliates or any other Person, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any principal or Affiliate.

Section 5.3 Covenants of the Borrower Relating to the Hedging of Contracts.

(a) On or prior to each Advance Date, at any time that the Outstanding Amount is greater than $5,000,000, the Borrower shall enter into and maintain one or more Hedge Transactions, provided that, in aggregate, the Hedge Transactions shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedge Agreement;

(ii) have a schedule of monthly payment periods ending on the last Scheduled Payment due to occur under the Contracts;

(iii) have an amortizing notional amount such that the Hedge Notional Amount in effect for all transactions during any monthly payment period shall be not greater than 110% of the ADCB minus the ADCB that is in excess of the Portfolio Concentration Criteria, and shall not be less than 95% of the Outstanding Amount (calculated after giving effect to the Advance contemplated as of such Advance Date); and

(iv) provide for two series of monthly payments to be netted against each other, one such series being payments to be made by the Borrower to a Hedge Counterparty by reference to a fixed rate, and the other such series being payments to be made by the Hedge Counterparty to the Deal Agent (solely on a net basis) at a floating rate equal to either (x) “USD-LIBOR-BBA” (as defined in the ISDA Definitions) or (y) “USD-CP-H.15” (as defined in the ISDA Definitions), the net amount of which shall be paid into the Collection Account (if payable by the Hedge Counterparty) or from the Collection Account to the Hedge Counterparty.

(b) As additional security hereunder, Borrower hereby assigns to the Trustee, for the benefit of the Secured Parties, all right, title and interest of the Borrower in each Hedge Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to Borrower under or in connection with the respective Hedge Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and grants a security interest to the Trustee, for the benefit of the Secured Parties, in the Hedge Collateral; provided that the Trustee, for the benefit of the Secured Parties, hereby grants to the Borrower (and/or the Servicer on its behalf) a non-exclusive license (which shall be deemed revoked upon the occurrence of an Event of Default) to exercise any rights under any related Hedge Agreement or Hedge Transaction. Borrower acknowledges that, as a result of that assignment, Borrower may not, except as set forth in the proviso of the immediately preceding sentence, without the prior written consent of the Deal Agent, exercise any rights under any Hedge Agreement or Hedge Transaction, except for Borrower’s right under any Hedge Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under Section 5.3(a) hereof. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedge Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Deal Agent or any Secured Party for the performance by Borrower of any such obligations.

Section 5.4 Affirmative Covenants of the Servicer.

From the Closing Date until the Paid-in-Full Date (and, for the avoidance of doubt, performance by the Servicer of a covenant hereunder which is also a covenant of the Borrower shall be deemed performance by the Borrower thereof):

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those applicable to the Contracts in the Asset Pool and related Equipment and Contract Files or any part thereof.

(b) Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Contracts. The initial Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Contract in the Asset Pool and will do nothing to impair the rights of the Trustee, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Assets.

(d) Keeping of Records and Books of Account. The initial Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Contracts in the event of the destruction of the originals thereof), and the Servicer will keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Contracts.

(e) Preservation of Security Interest. The Servicer will execute and file such financing statements, continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Trustee, for the benefit of the Secured Parties, in, to and under the Assets and the security interest of the Borrower created pursuant to the Purchase Agreement; provided, however, that the only duty of the Backup Servicer (to the extent appointed as Successor Servicer hereunder) under this Section 5.4(e) shall be to file any necessary continuation statements for preexisting financing statements and to review annual lien searches against the Borrower (or otherwise as requested by the Deal Agent) (for the avoidance of doubt, any costs and administrative fees in connection with any such filings and lien searches shall be the responsibility of the Borrower).

(f) Credit and Collection Policy. The Servicer will comply in all material respects with the Credit and Collection Policy in regard to each Contract in the Asset Pool.

(g) Reporting.

(i) Events of Default, Servicer Defaults and Turbo Events. The Servicer will provide the Deal Agent, the Hedge Counterparty, the Backup Servicer and the Trustee with immediate written notice of its knowledge of the occurrence of each Event of Default, each Unmatured Event of Default, each Servicer Default, each Unmatured Servicer Default or each Turbo Event and, no later than the greater of five (5) days and three (3) Business Days following the occurrence of any such event, the Servicer will provide to the Deal Agent a written statement of the chief executive officer, the chief financial officer or treasurer of Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(ii) Representations. Forthwith upon receiving knowledge of same, the initial Servicer shall notify the Deal Agent if any representation or warranty set forth in Section 4.1, 4.2 or 4.3 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Deal Agent, the Trustee and the Lender a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Lender and the Deal Agent in the manner set forth in the preceding sentence before any Advance Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made;

(iii) Proceedings. As soon as possible and in any event within the greater of three (3) Business Days and five (5) days after any executive officer of the initial Servicer receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any Governmental Authority, affecting the Borrower, the initial Servicer or the Originator, the Asset Pool, the Transaction Documents or the Trustee’s interest in the Asset Pool; provided that, notwithstanding the foregoing, any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting any of such matters in excess of $10,000, with respect to the Borrower, or $1,000,000 in all other cases, shall be deemed material for purposes of this clause (iii);

(iv) Notice of Material Events. Promptly upon becoming aware thereof, the Servicer shall provide the Deal Agent notice of any other event or circumstances that, in the reasonable judgment of the initial Servicer, is likely to have a Material Adverse Effect;

(v) Credit Memos. From and after the Initial Advance Date until the initial Revolving Period Termination Date (without regard to any extension), the initial Servicer shall cause the Originator to furnish to the Deal Agent all internal underwriting memo used to approve Contracts (A) with a Discounted Contract Balance of $1,000,000 or more or (B) with a Lessee with an aggregate exposure (calculated by reference to Discounted Contract Balance) of $1,000,000 or more;

(vi) SEC Reporting. Promptly, but in any event within ten (10) Business Days after the filing date (it being understood that the filing date with respect to any registration statement shall be deemed the date such registration statement is declared effective by the Securities and Exchange Commission (the “SEC”)), the initial Servicer shall provide the Deal Agent a copy of (a) each quarterly, annual or current report filed by the initial Servicer with the SEC, and (b) each registration statement, if any, of the initial Servicer filed with and declared effective by the SEC. Notwithstanding the foregoing, to the extent that any of the foregoing reports or registration statements are available on the SEC website, the initial Servicer shall be deemed to satisfy the delivery requirements of this Section 5.4(g)(vi) upon filing with the SEC; and

(vii) Other. At its own expense, with respect to the initial Servicer, or at the expense of the Borrower, with respect to any Successor Servicer, the Servicer will furnish to the Deal Agent, promptly, from time to time, such other information, documents, records or reports respecting the Assets or the conditions or operations, financial or otherwise, of the Borrower or the Servicer, as the Deal Agent may from time to time reasonably request in order to perform their obligations hereunder or under any other Transaction Document or to protect the interests of the Trustee under or as contemplated by this Agreement and the other Transaction Documents.

(h) Lockbox Account. The Servicer shall direct Lessees to make payments with respect to the Asset Pool to the Lockbox Account (or such other account as the Deal Agent may permit in its discretion). In the event that any Lessee makes a payment to an account other than the appropriate Lockbox Account (or such other account as the Deal Agent may permit in its discretion), the Servicer shall (i) promptly deposit such payment to the Collection Account and (ii) communicate with such Lessee telephonically and in writing, instructing such Lessee of its error and directing such Lessee to make payment to the appropriate Lockbox Account (or such other account as the Deal Agent may permit in its discretion).

(i) Additional Information. Within ten (10) Business Days after request therefor by the Deal Agent, the initial Servicer (except with respect to clause (iv) below, in which case any Servicer) will provide the Deal Agent, the Hedge Counterparty and the Lender the following:

(i) notice, within ten (10) Business Days, of the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any affiliated group (within the meaning of section 1504(a)(l) of the Internal Revenue Code of 1986 (as amended from time to time)) which equal or exceed $1,000,000 in the aggregate, specifying the nature of the items giving rise to such adjustments and the amounts thereof;

(ii) copies of all federal, state and local Tax returns and reports filed on behalf of the Borrower (including any in which the Borrower was included on a consolidated or combined basis (excluding sales, use and like taxes);

(iii) notice of any “reportable event” (as defined in Title IV of ERISA) with respect to the Originator, the Servicer, the Borrower or any Affiliate thereof, together with a copy of such notice;

(iv) copies of bank account statements with respect to the Lockbox Account, the Collection Account and any other account of the Borrower.

Section 5.5 Negative Covenants of the Servicer.

From the Closing Date until the Paid-in-Full Date.

(a) Deposits to Special Accounts. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Lockbox Account cash or cash proceeds other than Collections, Excluded Amounts in respect of Contracts in the Asset Pool and capital contributions received, in cash, from the Originator.

(b) Mergers, Acquisition, Sales, etc. The initial Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the initial Servicer is the surviving entity and unless:

(i) the initial Servicer has delivered to the Deal Agent and the Backup Servicer an Officer’s Certificate and an Opinion of Counsel each stating that any consolidation, merger, conveyance or transfer and such supplemental agreement comply with this Section 5.5(b) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the initial Servicer and such other matters as the Deal Agent may reasonably request;

(ii) the initial Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Deal Agent;

(iii) after giving effect thereto, no Event of Default, Servicer Default, Unmatured Event of Default or Unmatured Servicer Default shall have occurred; and

(iv) the Deal Agent shall have consented in writing to such consolidation, merger, conveyance or transfer.

(c) Change in Payment Instructions to Lessees. The initial Servicer will not add or terminate the Lockbox Bank or the Lockbox Account. The initial Servicer will not direct any Lessee to make payments with respect to the Contracts to any account other than the Lockbox Account.

(d) Extension or Amendment of Contracts. The Servicer will not, except as otherwise permitted in Section 6.4(a), extend, amend or otherwise modify the terms of any Contract.

(e) Credit and Collection Policy. The initial Servicer will not materially amend, modify, supplement, restate or replace the Credit and Collection Policy without the prior written consent of the Deal Agent (such consent to be granted or denied within ten (10) Business Days of request); provided, that such prior written consent shall not be required in the case of an amendment which was mandated by any Applicable Law or Governmental Authority.

(f) Adverse Claim. The Servicer will not create, or participate in the creation of, or permit to exist, any Liens in relation to the Lockbox Account.

Section 5.6 Affirmative Covenants of the Backup Servicer.

From the Closing Date until the Paid-in-Full Date:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.7 Negative Covenants of the Backup Servicer.

From the Closing Date until the Paid-in-Full Date, the Backup Servicer will not make any changes to the Backup Servicing Fee set forth in the Backup Servicer and Trustee Fee Letter without the prior written approval of the Deal Agent.

Section 5.8 Affirmative Covenants of the Trustee.

From the Closing Date until the Paid-in-Full Date:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Location of Contract Files. Subject to Sections 8.7, 8.8 and 9.2, the Trustee Contract Files shall remain at all times in the possession of the Trustee at the address set forth herein unless notice of a different address is given in accordance with the terms hereof.

Section 5.9 Negative Covenants of the Trustee.

From the Closing Date until the Paid-in-Full Date:

(a) Trustee Contract Files. The Trustee will not dispose of any documents constituting the Trustee Contract Files in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Contract except as contemplated by this Agreement.

(b) No Changes in Trustee Fee. The Trustee will not make any changes to the Trustee Fee set forth in the Backup Servicer and Trustee Fee Letter without the prior written approval of the Deal Agent.

ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.1 Designation of the Servicer.

(a) Initial Servicer. The servicing, administering and collection of the Assets shall be conducted by the Person designated as the Servicer hereunder from time to time in accordance with this Section 6.1. Until the Deal Agent gives to the Originator a Servicer Termination Notice, the Originator is hereby designated as, and hereby agrees to perform the duties and responsibilities of, the Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon the Servicer’s receipt of a notice from the Deal Agent of the designation of a new Servicer pursuant to the terms of Section 6.16, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Deal Agent reasonably believes will facilitate the transition of the performance of such activities to a new Servicer, and the Successor Servicer shall assume each and all of the Servicer’s obligations to service and administer such Assets, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the Successor Servicer in assuming such obligations.

(c) Subcontracts. The Servicer may, with the prior consent of the Deal Agent, subcontract with any other Person for servicing, administering or collecting the Assets; provided, however, that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Default.

(d) Servicing Programs. In the event that the Servicer uses any software program in servicing the Assets that it licenses from a third party, the Servicer shall use its best efforts to obtain whatever licenses or approvals are necessary to allow the Servicer to use such program.

(e) Ownership of the Servicing File. Pursuant to this Agreement, the Servicer shall service all Assets on behalf of the Borrower, the Deal Agent, the Trustee and the other Secured Parties. The ownership of the contents of the related Servicing File shall be vested in the Borrower and the ownership of all records and documents (including records stored electronically on computer tapes, magnetic disks and the like) with respect to the Assets prepared by or which come into the possession of the Servicer shall immediately vest in the Borrower and shall be retained and maintained by the Servicer, in trust, at the will of the Borrower in such custodial capacity only. The portion of each Servicing File held by the Servicer pursuant to this Agreement shall be identified to clearly reflect the ownership of the related Assets by the Borrower. Immediately upon request of the Deal Agent, including in connection with any appointment of a Successor Servicer pursuant to Section 6.16 or otherwise, the Servicer shall release from its custody the contents of any Servicing File held by it in accordance with the direction of the Deal Agent.

Section 6.2 Duties of the Servicer.

(a) Appointment. The Borrower hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 6.1, to service the Assets and enforce its respective rights in and under each Asset. In order to facilitate the servicing of the Assets, the Deal Agent and the Trustee hereby authorize the Servicer to perform the duties of the Servicer under this Agreement and the other Transaction Documents. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein. The Servicer and the Borrower hereby acknowledge that the Deal Agent, the Trustee, the Hedge Counterparty and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b) Servicing Standard. In managing, administering, servicing, enforcing and making collections on the Assets pursuant to this Agreement, the Servicer will exercise that degree of skill and care and follow the servicing procedures that are consistent with industry standards for servicing of commercial loan and lease portfolios, and in any event, in a prudent and commercially reasonable manner that is not in violation of Applicable Law (such standard, the “Servicing Standard”); provided, however, in the case of the Successor Servicer, the “Servicing Standard” shall be the same care, skill and diligence with which such Successor Servicer services and administers similar assets for its own account or the account of others. The Servicer shall punctually perform all of its respective obligations and agreements under this Agreement and the other Transaction Documents to which it is a party and shall comply with all applicable federal and state laws and regulations, shall obtain all state and federal licenses and franchises necessary for it to perform its servicing responsibilities hereunder except to the extent that the failure to obtain any such license or franchise could not reasonably be expected to result in a Material Adverse Effect, and, except as permitted by this Agreement and the other Transaction Documents, shall not impair the security interest of the Trustee for the benefit of the Secured Parties in any Assets or any payments arising thereunder.

(c) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Contract in the Asset Pool from time to time, all in accordance with Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection

Policy and the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) preparing and submitting of claims to, and post-billing liaison with, Lessees on Contracts;

(ii) maintaining all necessary servicing records with respect to the Contracts and providing such reports to the Deal Agent in respect of the servicing of the Contracts (including information relating to its performance under this Agreement) as may be required hereunder or as the Deal Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Contracts in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Contract;

(iv) promptly delivering to the Deal Agent or the Trustee, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Deal Agent or the Trustee may from time to time reasonably request;

(v) identifying each Contract clearly and unambiguously in its servicing records to reflect that such Contract is owned by the Borrower and that the Borrower is granting a first priority security interest therein to the Trustee pursuant to this Agreement;

(vi) furnishing to the Deal Agent, prior to its effective date, prompt notice of any material changes in the Credit and Collection Policy;

(vii) notifying the Deal Agent of any proposed change in the Credit and Collections Policies that could reasonably be expected to have a material adverse effect on the collectability of the Assets in the Asset Pool, on the Borrower or on the interests of the Deal Agent or any Secured Party hereunder;

(viii) subject to the applicable provisions of this Agreement, using, with respect to the initial Servicer, its best efforts, and, with respect to any Successor Servicer, its commercially reasonable efforts, to maintain the perfected security interest of the Trustee, for the benefit of the Secured Parties, in the Contracts; and

(ix) directing the Trustee to make payments pursuant to the Monthly Report in accordance with Section 2.7 and Section 2.8.

(f) The Secured Parties, the Deal Agent and the Trustee shall not have any obligation or liability with respect to any Contract in the Asset Pool, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

Section 6.3 Authorization of the Servicer.

(a) Each of the Borrower, the Deal Agent, the Trustee, the Lender and each Hedge Counterparty hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable, in the determination of the Servicer, and not inconsistent with the Trustee’s security interest in the Asset Pool, to collect all amounts due under any and all Contracts, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Contracts and, after the delinquency of any Contract and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Contract. The Originator, the Borrower and the Trustee, on behalf of the Lender, and each Hedge Counterparty shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Contracts. In no event shall the Servicer be entitled to make the Lender, any Hedge Counterparty, the Trustee or the Deal Agent a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Deal Agent’s consent.

(b) After an Event of Default has occurred and it continuing, at the Deal Agent’s direction the Servicer shall take such action as the Deal Agent may deem necessary or advisable to enforce collection of the Contracts; provided, however, that the Deal Agent may, at any time that a Servicer Default or an Event of Default has occurred and is continuing, notify any Lessee with respect to any Contracts of the assignment of such Contracts, to the Trustee and direct that payments of all amounts due or to become due be made directly to the Trustee or any servicer, collection agent or lockbox or other account designated by the Trustee and, upon such notification and at the expense of the Borrower, the Deal Agent may enforce collection of any such Contracts and adjust, settle or compromise the amount or payment thereof.

Section 6.4 Collection of Payments.

(a) Collection Efforts, Modification of Contracts. The Servicer will use, in the case of the initial Servicer, its best efforts, or, in the case of any Successor Servicer, the same efforts which such Successor Servicer applies to collect payments for its own account, to collect all payments called for under the terms and provisions of the Contracts in the Asset Pool as and when the same become due in accordance with the Credit and Collection Policy and the Servicing Standard and will follow those collection procedures that it follows with respect to all comparable Contracts that it services for itself or others. Other than a Permitted Modification, the Servicer may not waive, modify or otherwise vary any provision of a Contract. The Servicer may in its discretion waive any late payment charge or any other fees that may be collected in the ordinary course of servicing any Contract in the Asset Pool.

(b) Prepaid Contract. The Servicer may not voluntarily permit a Contract in the Asset Pool to become a Prepaid Contract (which shall not include a Contract that becomes a Prepaid Contract due to a Casualty Loss), unless (x) a Substitute Contract is provided in accordance with Section 2.17 or (y) such prepayment will not result in the Collection Account receiving an amount less than the Prepayment Amount.

(c) Acceleration. If required by the Credit and Collection Policy and the Servicing Standard, the Servicer shall accelerate the maturity of all or any Scheduled Payments under any Contract in the Asset Pool under which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Contract becomes a Defaulted Contract.

(d) Taxes and other Amounts. To the extent provided for in any Contract in the Asset Pool, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Contracts and the Equipment and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due. To the extent provided for in any Contract in the Asset Pool, the Servicer will use its best efforts to collect and apply all security deposits due from the Obligor thereunder in accordance therewith. The Servicer shall cause to be established, on or before the Initial Advance Date, and maintained in the name of the Borrower to the extent not in violation of Applicable Law, with an office or branch of a depository institution or trust company a segregated corporate trust account entitled T&I Reserve Account for the Borrower (the “T&I Reserve Account”), which account shall be subject to a control agreement granting the Trustee, for the benefit of the Secured Parties, control over such account following the occurrence of an Event of Default or Servicer Default; provided, however, that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of AA- or better by S&P and AA-3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P or P-1 or better by Moody’s, (B) the parent corporation which has either (1) a long-term unsecured debt rating of AA- or better by S&P and AA-3 or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of A-1 or better by S&P and P-1 or better by Moody’s or (C) is otherwise acceptable to the Deal Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”). For the avoidance of doubt, the sole right of withdrawal by the Servicer or the Borrower with respect to the T&I Reserve Account shall be prior to the occurrence of an Event of Default or Servicer Default and shall be solely for the purpose of paying any taxes, assessments and insurance premiums relating to the Contracts and the Equipment. Following the occurrence of an Event of Default or Servicer Default, the Trustee or the Successor Servicer shall distribute amounts on deposit in the T&I Reserve Account to the appropriate third party.

(e) Payments to Lockbox Account. On or prior to any Advance Date (including the Initial Advance Date), the initial Servicer shall have instructed all Lessees to make all payments in respect of the Contracts in the Asset Pool to the Lockbox Account or the related Lockbox (or such other account as the Deal Agent may permit in its discretion). In the event that any Lessee makes a payment elsewhere, the Servicer shall communicate with such Lessee telephonically and in writing and shall further instruct such Lessee to make payment to the Lockbox Account (or such other account as the Deal Agent may permit in its discretion).

(f) Establishment of the Collection Account.

(i) The Servicer shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower, subject to the Lien of the Trustee, for the benefit of the Secured Parties, with an office or branch of the Trustee a segregated corporate trust account entitled Collection Account for NewStar Equipment Finance I, LLC, subject to the Lien of Wells Fargo Bank, National Association, as trustee, for the benefit of the Secured Parties (the “Collection Account”), over which the Trustee shall have sole dominion and control and from which neither the Originator nor the Borrower shall have any right of withdrawal; provided, however, that at all times such depository institution or trust company shall be a Qualified Institution. For the avoidance of doubt, for the purpose of establishing control over the Collection Account, the Trustee, the Servicer, the Borrower and the Deal Agent agree that the Trustee will comply with instructions originated by the Deal Agent directing disposition of the funds in the Collection Account without further consent by the Servicer or the Borrower. Wells Fargo Bank, National Association in its capacity as the bank or securities intermediary providing the Collection Account (the “Account Bank”) acknowledges and agrees to the provisions of this Section 6.4(f), and the Borrower, the Trustee and the Account Bank agree that for purposes of Article 9, the law of the State of New York shall govern the Collection Account.

(ii) Notwithstanding anything set forth in this Agreement to the contrary, prior to an Event of Default, the Servicer may direct the Trustee to apply the funds on deposit in the Collection Account consistent with the provisions of Section 2.5, 2.9, 2.17, 2.18 and 2.19.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Contract in the Asset Pool and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.5 Servicer Advances.

(a) For each Collection Period, if the initial Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Contract in the Asset Pool during such Collection Period was not received prior to the last day of such Collection Period, the Servicer may, at its option, but without obligation, make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof) (any such advance, a “Servicer Advance”). Notwithstanding the preceding sentence, (i) the Servicer may make a Servicer Advance with respect to any Contract if, and only if, the Servicer determines (such determination to be conclusive and binding) in good faith that such Servicer Advance will ultimately be recoverable from future collections on the related Asset, and (ii) the Servicer’s option to make a Servicer Advance for any Contract shall cease on the day such Contract becomes a Defaulted Contract. The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 2:00 p.m. on the Business Day preceding the related Payment Date, in immediately available funds. On each Reporting Date, the Servicer shall deliver to the Trustee, the Lender and the Deal Agent, as part of the Monthly Report information, regarding the amount of Servicer Advances made by the Servicer with respect to the related Contract and the amounts which it has determined in its sole discretion, and in accordance with its customary servicing practices, is unlikely to be recoverable. For the avoidance of doubt, no Successor Servicer shall be responsible for the making of any Servicer Advance hereunder.

(b) The Servicer shall be reimbursed for any outstanding Servicer Advance as a Reimbursable Servicer Advance in accordance with Section 2.7 or 2.8, as applicable, from (i) delinquent Scheduled Payments or liquidation proceeds subsequently received on the related Contract or (ii) if the related Contract becomes a Defaulted Contract, from collections on all Contracts or from amounts on deposit in the Collection Account.

Section 6.6 Realization Upon Defaulted Contract.

The Servicer will use reasonable efforts consistent with the Credit and Collection Policy and the Servicing Standard to repossess or otherwise comparably convert the ownership of any Equipment relating to a Defaulted Contract and will act as sales and processing agent for Equipment that it repossesses. The Servicer will follow such other practices and procedures as it deems necessary or advisable and as are customary and usual in its servicing of contracts and other actions by the Servicer in order to realize upon such Equipment, which practices and procedures may include reasonable efforts to enforce all obligations of Lessees and repossessing and selling such Equipment at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, the Servicer may sell any such Equipment to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof, any such sale to be evidenced by a certificate of a Responsible

Officer of the Servicer delivered to the Deal Agent setting forth the Contract, the Equipment, the sale price of the Equipment and certifying that such sale price is the fair market value of such Equipment. In any case in which any such Equipment has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Equipment unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Equipment relating to a Defaulted Contract. For the avoidance of doubt, the Servicer shall be reimbursed any Liquidation Expenses incurred in connection with a Defaulted Contract solely out of the Recoveries related to such Defaulted Contract.

Section 6.7 Maintenance of Insurance Policies.

The Servicer will use its best efforts to cause each Lessee to maintain an Insurance Policy with respect to the related Equipment in an amount at least equal to the sum of the Discounted Contract Balance of the related Contract and shall require that each such Insurance Policy names the Servicer, and its successors and assigns, as loss payee and as an insured thereunder. Additionally, the Servicer will require that each Lessee maintain property damage liability insurance during the term of each Contract in amounts and against risks customarily insured against by the Lessee on equipment owned by it. If a Lessee fails to maintain property damage insurance, the Servicer may purchase and maintain such insurance on behalf of, and at the expense of, the Lessee. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Trustee, for the benefit of the Secured Parties, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each Contract. The Servicer’s Insurance Policies with respect to the related Equipment will insure against liability for personal injury and property damage relating to such Equipment, will name the Trustee, for the benefit of the Secured Parties, as loss payee and as an insured thereunder and will contain a breach of warranty clause. On an annual basis and otherwise upon request of the Deal Agent, the Servicer shall cause to be delivered to the Deal Agent a certification evidencing coverage under the umbrella insurance policy required to be maintained by Servicer.

Section 6.8 Servicing Compensation.

(a) As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to the provisions of Section 2.7 or 2.8, as applicable.

(b) In addition to the Servicing Fee payable pursuant to Section 6.8(a), the Servicer shall be entitled to reimbursement of Reimbursable Servicer Advances in accordance with Section 6.5(b) hereof and of Liquidation Expenses as set forth in Section 6.6 hereof.

Section 6.9 Payment of Certain Expenses by Servicer.

The initial Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on the initial Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The initial Servicer will be required to pay all fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account and the Lockbox Account. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than as provided in Section 6.8. Notwithstanding the foregoing, and for the avoidance of doubt, nothing contained in this Section 6.9 shall prohibit the Borrower from reimbursing the Servicer for expenses incurred by it hereunder provided such amounts are paid from amounts permitted to be released under this Agreement to the Borrower.

Section 6.10 Reports.

(a) Monthly Report. Not later than 2:00 p.m. on each Reporting Date, the Servicer will provide to the Borrower, the Deal Agent, the Trustee, each Hedge Counterparty and the Backup Servicer a monthly statement (a “Monthly Report”), with respect to the related Collection Period, signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit D (as such form may be amended from time to time by such changes as are mutually agreed to by the Servicer and the Deal Agent).

(b) Servicer’s Certificate. Together with each Monthly Report, the Servicer shall submit to the Lender a certificate (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit E.

(c) Monthly Computer Tape. Not later than 2:00 p.m. on each Reporting Date, the Servicer shall furnish to the Backup Servicer and the Deal Agent a series of tapes, which shall include, but shall not be limited to, the following information: (i) for each Contract, the name and contract number of the related Lessee, the collection status, the contract status, day of the month when each Scheduled Payment is due, the sum of the remaining unpaid Scheduled Payments, the state location of the Lessee, the description and location of any related Equipment and the Discounted Contract Balance, together with such other information needed to complete a Lessee Notification Form for each Lessee, (ii) such other information necessary to enable the Backup Servicer to perform its verification process pursuant to Section 7.2(a)(iv), and (iii) such additional data or calculations as the Backup Servicer or the Deal Agent may reasonably request (the “Monthly Computer Tape”); provided, however, the Monthly Computer Tape must be delivered in an electronic format to be agreed upon by the Backup Servicer and the Servicer.

(d) Financial Statements. The Servicer will submit to the Deal Agent, the Lender and the Backup Servicer, within forty five (45) days of the end of each of its first three fiscal quarters, commencing March 31, 2011, unaudited financial statements (including an analysis of delinquencies and losses for each fiscal quarter) as of the end of each such fiscal quarter. The Servicer will submit to the Deal Agent, the Lender and the Backup Servicer, within one hundred twenty (120) days of the end of each of its fiscal years, commencing December 31, 2010, audited financial statements (including an analysis of delinquencies and losses for each fiscal year as of the end of each such fiscal year. So long as the Servicer is a public company filing its financial statements with the SEC, the requirements of this Section 6.10(d) may be satisfied by the Servicer making available its financial statements on the SEC website with its analysis of delinquencies and losses as customarily presented by the Servicer in its SEC filings. For the avoidance of doubt, the Backup Servicer shall be under no obligation to review any such statements. In the event that the Backup Servicer becomes the Successor Servicer, such Successor Servicer shall satisfy the requirements of this Section 6.10(d) by making available the annual financial statements of its corporate parent (either direct or indirect) on the SEC website.

(e) Other. At its own expense, with respect to the initial Servicer, or at the expense of the Borrower, with respect to any Successor Servicer, the Servicer will furnish to the Deal Agent, promptly, from time to time, such other information, documents, records or reports respecting the Assets or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Deal Agent may from time to time reasonably request.

Section 6.11 Annual Statement as to Compliance.

The Servicer will provide to the Deal Agent, within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2011, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Default has occurred and is continuing (or if a Servicer Default has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event.

Section 6.12 Annual Independent Public Accountant’s Servicing Reports.

The Servicer will cause a firm of nationally recognized independent public accountants or other firm acceptable to the Deal Agent (who may also render other services to the Servicer) to furnish to the Deal Agent, within ninety (90) days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2011: (a) a report relating to such fiscal year to the effect that (i) such firm has reviewed certain documents and records relating to the servicing of the Contracts included in the Asset Pool, and (ii) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (b) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall have been approved by the Deal Agent, such approval not to be unreasonably withheld or delayed) to certain documents and records relating to the Contracts under any Transaction Document, compared the information contained in the Monthly Reports and the Servicer’s Certificates delivered during the period covered by such report which such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exception as shall be set forth in such statement. For the avoidance of doubt, any such audit performed pursuant to this Section 6.12 after the termination of the initial Servicer hereunder shall be at the expense of the Borrower.

Section 6.13 Limitation on Liability of the Servicer and Others

Except as provided herein, the Servicer shall be under any liability to the Deal Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision shall not protect the Servicer against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 6.14 The Servicer Not to Resign.

The initial Servicer shall not resign from the obligations and duties hereby imposed on it except upon the initial Servicer’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Deal Agent and the Backup Servicer. No resignation of the

Servicer shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.16.

Section 6.15 Servicer Defaults.

If any one of the following events (a “Servicer Default”) shall occur and be continuing:

(a) any failure by the Servicer to make any payment, transfer or deposit into the Collection Account as required by this Agreement and such failure shall continue for two (2) Business Days; or

(b) any failure by the Servicer to give instructions or notice to the Deal Agent as required by Section 5.4(g) or 5.4(i), or to deliver any Required Reports hereunder, on or before the date occurring two (2) Business Days after the date such instruction of notice or report is required to be made or given, as the case may be, under the terms of this Agreement; or

(c) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party which failure continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer (with a copy to the Backup Servicer) by the Deal Agent or the Trustee and (ii) the date on which Servicer acquires knowledge thereof; or

(d) the initial Servicer consents or agrees to, or otherwise permits to occur, an amendment to the Credit and Collection Policy other than as permitted by Section 5.5(e); or

(e) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been false or incorrect in any materially adverse respect when made, deemed made or delivered which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer (with a copy to the Backup Servicer) by the Deal Agent or the Trustee and (ii) the date on which the Servicer acquires knowledge thereof; or

(f) an Insolvency Event shall occur with respect to the Servicer; or

(g) any financial or Asset information reasonably requested by the Deal Agent or the Lender as provided herein is not provided by the Servicer as requested within the greater of (a) three (3) Business Days or (b) five (5) days following such request; or

(h) the rendering against the initial Servicer of one or more final judgments, decrees or orders for the payment of money in excess of United States $7,500,000, in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution; or

(i) the failure of the Servicer (for so long as the Servicer is the Originator) to make any payment due with respect to aggregate recourse debt or other obligations with an aggregate principal amount exceeding United States $5,000,000 or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt or other obligations if such event or condition has not been waived; or

(j) any change in the control of the initial Servicer that takes the form of either a merger or consolidation that does not comply with the provisions of Section 5.5(b) or a Change-in-Control occurs; or

(k) the earlier of (i) the termination or material modification (without the prior written consent of the Deal Agent) of the initial Servicer’s existing contract with Dover Management to provide equipment management activities or (ii) 90 days after Dover Management gives notice of its intent not to renew such contract; provided, however, the initial Servicer shall have forty five (45) days after the occurrence of such event to hire or contract an experienced equipment manager acceptable to the Deal Agent and approved by the Deal Agent in writing; or

(l) if, during the Revolving Period, the termination or material modification (without the prior written consent of the Deal Agent) of the initial Servicer’s existing contract with Bay Point to provide equipment finance origination activities; provided, however, the initial Servicer shall have sixty (60) days after the occurrence of such event to hire or contract an experienced equipment finance originator acceptable to the Deal Agent and approved by the Deal Agent in writing; or

(m) the failure of the initial Servicer to maintain Liquidity of at least $25,000,000 for more than the greater of three (3) Business Days or five (5) days; provided, however, on one occurrence from and after the Initial Advance Date only on which the initial Servicer fails to maintain such Liquidity for more than five (5) days, no Servicer Default shall occur unless such failure continues for thirty (30) days or more; provided, further, however, in the event a Servicer Default of the type described in this clause (m) shall occur or be expected to occur, the Servicer may request a waiver of such Servicer Default and, in connection therewith, submit to the Deal Agent and the Lender a cash flow forecast which forecasts the cure of such Servicer Default (for the avoidance of doubt, Deal Agent and Lender may approve or disapprove such request in their sole and absolute discretion); or

(n) the failure of the initial Servicer to maintain Liquidity of at least $15,000,000 for more than three (3) Business Days; or

(o) with respect to the initial Servicer only, NewStar fails to maintain the aggregate of its GAAP stockholders’ equity and subscribed stockholders’ equity in an amount equal to $475,000,000, as (i) increased by 80% of the proceeds of any equity offerings (including capital contributions) of NewStar consummated after the Closing Date, (ii) increased by 50% of cumulative positive GAAP net income earned by NewStar after the Closing Date and (iii) as decreased, due to an accounting change or changes in tax rates imposed after the Closing Date, by the amounts of any reductions in the assets designated on NewStar’s consolidated balance sheet as “deferred income taxes, net” and/or “deferred financing costs, net” from the amounts thereof shown on NewStar’s consolidated balance sheet as of September 30, 2010; or

(p) occurrence of a material exception in any audit of the initial Servicer which has a adverse effect on the Lender or any other Secured Party; or

(q) NewStar or any majority-owned Affiliate thereof defaults beyond any applicable grace period in performing any obligation as servicer under any term loan or revolving credit facility (for the avoidance of doubt, excluding this Agreement except as expressly provided herein and any 144A or publicly registered CLOs) with the Lender or any of Affiliate thereof which is majority-owned, directly or indirectly, by the ultimate parent of the Lender;

then notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied within any applicable cure period prior to the date of the Servicer Termination Notice

(defined below), the Deal Agent, by written notice to the Servicer (with a copy to the Backup Servicer) (a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 6.16 Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 6.15, the Servicer shall continue to perform all servicing functions under this Agreement until either the Backup Servicer is appointed as Servicer hereunder or a Successor Servicer has accepted its appointment as Successor Servicer hereunder and, until such date, shall be entitled to receive the Servicing Fee to the extent funds are available therefore under this Agreement. The Deal Agent may at the time described in the immediately preceding sentence in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer shall on such date assume all obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer. In the event that the Deal Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is legally unable to assume such obligations on such date, the Deal Agent shall as promptly as possible appoint another successor servicer (the Backup Servicer or such other successor Servicer, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Deal Agent. In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Deal Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of Contracts as the Successor Servicer hereunder.

(b) Upon its appointment, the Backup Servicer (subject to Section 6.16(a)) or any other Successor Servicer, as applicable, shall be the successor in all respects to the Servicer, except as otherwise set forth in this Agreement, with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, except as otherwise expressly set forth herein, following the termination of the initial Servicer and the appointment of a Successor Servicer, neither the Successor Servicer nor the initial Servicer shall have any obligation with respect to responsibilities delegated to the initial Servicer. On and after the date the Successor Servicer accepts its appointment as such, it shall be entitled to receive the Servicing Fee. Notwithstanding any termination of a Servicer hereunder, subject to Section 13.16, such terminated Servicer shall continue to have the right to receive reimbursement of any Reimbursable Servicer Advances made by it and of any Administrative Expenses paid by it to the extent funds are available therefore under this Agreement.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Contracts in the Asset Pool. In connection therewith, in the event of termination of the Servicer, the terminated Servicer shall deliver all Servicing Files, servicing records, Collections, funds or other amounts held by the Servicer in accordance with the directions of the Deal Agent and at the cost and expense of such terminated Servicer. In the event of the termination of the Servicer, the terminated Servicer agrees to cooperate with the Borrower, the Successor Servicer, the Trustee and the Deal Agent in effecting the termination of the responsibilities and rights of such terminated Servicer to conduct servicing on the Contracts in the Asset Pool, as more particularly set forth in Section 7.8(d).

(d) Upon the Backup Servicer receiving notice that it is required to serve as the Successor Servicer hereunder pursuant to the foregoing provisions of this Section 6.16, the Backup Servicer will promptly begin the transition to its role as Successor Servicer.

ARTICLE VII

THE BACKUP SERVICER

Section 7.1 Designation of the Backup Servicer.

(a) Initial Backup Servicer. The backup servicing role with respect to the Assets in the Asset Pool shall be conducted by the Person designated as Backup Servicer hereunder from time to time in accordance with this Section 7.1. The Deal Agent, the Lender, the Borrower and the Trustee, for the benefit of the Secured Parties, each hereby appoints Wells Fargo Bank, National Association to act as Backup Servicer, for the benefit of the Trustee and the Secured Parties. The Backup Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein until such time as the Deal Agent shall give to Wells Fargo a Backup Servicer Termination Notice.

(b) Termination of Backup Servicer. Upon Wells Fargo’ receipt of a Backup Servicer Termination Note from the Deal Agent, Wells Fargo agrees that it will terminate its activities as Backup Servicer hereunder.

Section 7.2 Duties of the Backup Servicer.

(a) Duties. From and after the Initial Advance Date, and until its removal pursuant to Section 7.5, the Backup Servicer shall perform, on behalf of the Trustee and the Secured Parties, the following duties and obligations:

(i) On or before the Initial Advance Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Monthly Reports in hard copy and on computer tape; provided, however, the computer tape is in electronic format to be agreed upon by the Backup Servicer and the Servicer on or prior to closing.

(ii) No later than 2:00 p.m. on each Reporting Date, the Backup Servicer shall accept delivery of the Monthly Computer Tape from the Servicer.

(iii) Not later than 2:00 p.m. on each Reporting Date, the Backup Servicer shall accept delivery of the Monthly Report from the Servicer.

(iv) Prior to the related Payment Date, the Backup Servicer shall review the Monthly Report to ensure that it is complete on its face and that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (A) the ADCB, (B) the Backup Servicing Fee, the Unused Fee and the Trustee Fee, (C) the average ADCB over such Collection Period, (D) the Discounted Contract Balance, and the number of Contracts, that are 31 - 60 days past due, (E) the Discounted Contract Balance, and the number of Contracts, that are 61 - 90 days past due, (F) the Discounted Contract Balance, and the number of Contracts, that are 90+ days past due, (G) the Delinquency Ratio, (H) the Default Ratio, (I) the Portfolio

Concentration Criteria, (J) the remaining average term of the Contracts, (K) the total number of Contracts (as compares to the number of Contracts on the Contract List), and (L) such other calculations as reasonably requested by the Deal Agent. The Backup Servicer shall notify the Deal Agent, the Trustee and the Servicer of any disagreements with the Monthly Report based on such review not later than the Business Day preceding such Payment Date.

(v) If the Servicer disagrees with the report provided under clause (iv) above by the Backup Servicer or if the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Servicer to resolve such disagreement on or prior to the next succeeding Reporting Date and shall settle such discrepancy with the Servicer if possible, and notify the Deal Agent and the Trustee of the resolution thereof. The Servicer hereby agrees to cooperate, at its own expense, with the Backup Servicer in reconciling any discrepancies herein. If, within twenty (20) days after the delivery of the report provided under clause (iv) above by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Deal Agent, the Trustee and the Servicer of the continued existence of such discrepancy. Following receipt of such notice by the Deal Agent, the Servicer shall deliver to the Deal Agent, the Trustee, the Secured Parties, and the Backup Servicer no later than the next succeeding Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

(b) Reliance on Monthly Computer Tape. With respect to the duties described in Section 7.2(a), the Backup Servicer is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Monthly Computer Tape and Monthly Report including, but not limited to, the completeness and accuracy thereof, provided by the Servicer.

Section 7.3 Merger or Consolidation.

Any Person (a) into which the Backup Servicer may be merged or consolidated, (b) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (c) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

Section 7.4 Backup Servicing Compensation.

As compensation for its back-up servicing activities hereunder, the Backup Servicer shall be entitled to receive the fee, expenses and other amounts set forth in the Backup Servicer and Trustee Fee Letter (the “Backup Servicing Fee”) from the initial Servicer. To the extent that such Backup Servicing Fee is not paid by the initial Servicer, the Backup Servicer shall be entitled to receive the unpaid balance of its Backup Servicing Fee to the extent of funds available therefor pursuant to the provision of 2.7(i) or 2.8(i) as applicable. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of: (a) it becoming the Successor Servicer, (b) its removal as Backup Servicer pursuant to Section 7.5, or (c) the termination of this Agreement.

Section 7.5 Backup Servicer Removal.

The Backup Servicer may be removed, with or without cause, by the Deal Agent by notice given in writing to the Backup Servicer, the Borrower, the Servicer and the Trustee (the “Backup Servicer Termination Notice”). In the event of any such removal, a replacement Backup Servicer may be appointed by the Deal Agent (acting at the direction of the Lender) with notice thereof given to the Borrower, the Servicer and the Trustee.

Section 7.6 Limitation on Liability.

(a) The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer. The Backup Servicer may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or willful misconduct of it or them or the failure to perform materially in accordance with this Agreement.

(b) The Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape (including the Monthly Computer Tape), certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Secured Parties, the Deal Agent, the Trustee and the Backup Servicer each agree to look only to the Servicer to perform such obligations. The Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. The Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Contract under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Contract, or (v) the acts or omissions of any successor Backup Servicer.

Section 7.7 The Backup Servicer Not to Resign.

Except with the prior written consent of the Deal Agent, the Backup Servicer shall not resign from the obligations and duties hereby imposed on it (either as Backup Servicer or, if applicable, Successor Servicer) except upon the Backup Servicer’s determination that (a) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (b) there is no reasonable action that the Backup Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Backup Servicer shall be evidenced as to clause (a) above by an Opinion of Counsel to such effect delivered to the Deal Agent. No such resignation shall become effective until a successor Backup Servicer shall have assumed the responsibilities and obligations of the Backup Servicer hereunder.

Section 7.8 Appointment of Backup Servicer as Successor Servicer.

(a) Upon the receipt by the Backup Servicer of a Servicer Termination Notice appointing the Backup Servicer as the Successor Servicer, all authority and power of NewStar, as the initial Servicer, shall pass to and be vested in the Backup Servicer as Successor Servicer, except as otherwise set forth in this Agreement; provided, however, that the Backup Servicer as Successor Servicer shall have (i) no liability with respect to any action performed, breaches or defaults caused by the terminated Servicer prior to the date that the Backup Servicer becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to pay any taxes required to be paid by the previous Servicer (provided that the Successor Servicer shall pay any income taxes for which it is liable), (iii) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the initial Servicer, (iv) no obligation to make Servicer Advances unless it elects to do so in its sole discretion, and (v) no obligations to pay any of the fees and expenses of any other party to the transactions contemplated by the Transaction Documents. Additionally, the representations and warranties of the Servicer in this Agreement shall not apply to the Backup Servicer, as Successor Servicer.

(b) The indemnification obligations of the Backup Servicer upon becoming the Successor Servicer hereunder are expressly limited to those instances of gross negligence or willful misconduct of the Backup Servicer in its role as Successor Servicer. The Backup Servicer, in its capacity as Successor Servicer, shall not be responsible for the value, validity, effectiveness, genuineness, enforceability, perfection or sufficiency of this Agreement or any of the Contracts, except that the Successor Servicer, at the request of the Deal Agent or the Borrower, and at the expense of the Borrower, shall file any continuation statements as may be required to maintain the perfection of the security interest granted herein.

(c) The Backup Servicer as Successor Servicer is authorized to accept and rely on all accounting records (including computer records) and work product of the prior Servicer hereunder relating to the Contracts without any audit or other examination. Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer, as Successor Servicer, is not responsible for the accounting, records (including computer records) or work of the prior Servicer relating to the Asset Pool (collectively, the “Predecessor Servicer Work Product”). If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Backup Servicer as Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer as Successor Servicer shall have no liability for such Continued Errors; provided, however, that the Backup Servicer as Successor Servicer agrees to use its best efforts to prevent Continued Errors. In the event that the Backup Servicer as Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Deal Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The Backup Servicer as Successor Servicer shall be entitled to recover its costs thereby expended.

(d) Any removed Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Asset Pool, including, without limitation, the transfer to the Successor Servicer appointed in accordance with the terms hereof for the administration by it of all cash amounts that shall at the time be held by such removed Servicer, for deposit, or have been deposited by the initial Servicer, or thereafter received with respect to the Contracts and the delivery to the Successor Servicer in an orderly and timely fashion of all files and records with respect to the Contracts and a computer tape in readable form (consistent with the Monthly Computer Tape) containing all information necessary to enable the as Successor Servicer to service the Contracts. In addition, the removed Servicer agrees to cooperate and use its best efforts in providing, at the removed Servicer’s expense, the Successor Servicer, with reasonable access (including at the premises of the removed Servicer) to the removed Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Servicer to assume the servicing functions hereunder and to maintain a list of key servicing personnel and contact information.

(e)(i) No Successor Servicer shall be liable for any acts or omissions of a predecessor Servicer of the Contracts or for any breach by a removed Servicer of its representations contained in any Transaction Documents.

(ii) The Backup Servicer (as Backup Servicer or Successor Servicer) undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder.

(iii) If the Backup Servicer (as the Backup Servicer or Successor Servicer) is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of God or other causes beyond the control of such party, such party’s obligations shall be suspended for a reasonable time during which such conditions exist.

(iv) No provision of this Agreement shall require the Backup Servicer (as Backup Servicer or Successor Servicer) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers, if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(v) In no event shall the Backup Servicer (as the Backup Servicer or Successor Servicer) or its directors, officers, agents and employees be held liable for any special, indirect, punitive or consequential damages resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith, even if advised of the possibility of such damages.

Section 7.9 Removal of Successor Servicer.

Notwithstanding anything to the contrary set forth in Article VI, a Successor Servicer may be removed by the Deal Agent or the Lender upon fifteen (15) days prior written notice (provided, however, no such advance notice shall be required if a Servicer Default with respect to the Successor Servicer exists). No such removal shall become effective until a new Successor Servicer shall have assumed the responsibilities and obligations of the related Successor Servicer in accordance with Section 6.16. In the event of the removal of a Successor Servicer, the removed Successor Servicer agrees to cooperate with the Borrower and the Deal Agent in effecting the termination of the responsibilities and rights of such Successor Servicer to conduct servicing on the Contracts in the Asset Pool, as more particularly set forth in Section 7.8(d). In connection therewith, in the event of termination of a Successor Servicer, the terminated Successor Servicer shall deliver all Servicing Files, servicing records, Collections, funds or other amounts held by the Servicer in accordance with the directions of the Deal Agent and at the cost and expense of such terminated Successor Servicer.

ARTICLE VIII

THE TRUSTEE

Section 8.1 Authorization and Appointment of Trustee.

(a) Each Secured Party hereby designates and appoints Wells Fargo to act as Trustee hereunder, and authorizes the Trustee to take such actions as agent on its behalf and to exercise such powers as are delegated to the Trustee by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Trustee shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Lender or any other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Trustee shall be read into this Agreement or otherwise exist for the Trustee. In performing its functions and duties hereunder, the Trustee shall act solely for the benefit of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower, the Servicer, the Originator or any of their successors or assigns. The Trustee shall not be required to take any action that exposes the Trustee to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Trustee hereunder shall terminate at the early of (ii) indefeasible payment in full of the Aggregate Unpaids and (ii) receipt by the Trustee of a Trustee Termination Notice.

(b) Wells Fargo hereby agrees to perform the duties and obligations of Trustee pursuant to the terms hereof. Upon Wells Fargo’s receipt of a Trustee Termination Notice from the Deal Agent, Wells Fargo agrees that it will terminate its activities as Trustee hereunder.

Section 8.2 Duties of the Trustee With Respect to the Contract Files.

On or before each Advance Date, and until its removal pursuant to Section 8.5, the Trustee shall perform on behalf of the Deal Agent and the Secured Parties, the following duties and obligations:

(a) The Trustee shall take and retain custody of the Trustee Contract Files delivered by the Borrower pursuant to Section 3.3 hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Trustee, for the benefit of the Secured Parties, and shall immediately upon receipt of any Trustee Contract File deliver to the Deal Agent, the Borrower and the Servicer a certification in the form of Exhibit I. Within five (5) Business Days of its receipt of any Trustee Contract File, the Trustee shall review the related Contract and the Trustee Contract File to verify (A) that (1) each related Trustee Contract File includes all documentation identified in the definition of “Trustee Contract File” (provided, however, that with respect to part (a) of the definition of “Trustee Contract File,” the Trustee shall not confirm that a loan or lease agreement is the one and only executed original) and (2) each such Contract has been executed and is complete on its face and (B) to confirm (in reliance on the related contract number and Lessee name) that such Contract is referenced on the related Contract List and shall deliver to the Deal Agent a certification in the form of Exhibit J. In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Trustee Contract Files hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file (in EXCEL or a comparable format) that contains the related Contract List or that otherwise contains the Contract number and the name of the Lessee with respect to each related Contract. If, at the conclusion of such review, the Trustee shall determine that such Contract is not executed or in proper form on its face, or that it is not referenced on such Contract List, the Trustee shall promptly notify the Borrower, the Servicer and the Deal Agent of such determination by providing a written report (an “Exceptions Report”) to such Persons. The Servicer shall have five (5) Business Days to correct any exceptions noted in the Exceptions Report. If after the conclusion of such time period, the Servicer has not cured all such exceptions, the Trustee shall promptly notify the Borrower, the Servicer and the Deal Agent by providing an updated Exception Report with respect thereto. In addition, unless instructed otherwise in writing by the Borrower, the Servicer or the Deal Agent within ten (10) days of the Trustee’s delivery of the first such report, the Trustee shall return any Contract not referenced on such Contract List to the Borrower, and, if requested in writing by the Servicer and approved in writing by the Deal Agent, within ten (10) Business Days of the Trustee’s delivery of the first such Exceptions Report, the Trustee shall return any Contract which has exceptions outstanding on the second Exceptions Report. Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Trustee Contract File.

(b) In taking and retaining custody of the Trustee Contract Files, the Trustee shall be deemed to be acting as the agent of the Deal Agent and the Secured Parties; provided, however, that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Trustee Contract Files or the instruments therein; and provided, further, that the Trustee’s duties as agent shall be limited to those expressly contemplated herein.

(c) All Trustee Contract Files shall be kept in secure and fire-resistant facilities in accordance with customary standards for such custody at the locations specified on Schedule III attached hereto, or at such other office as shall be specified to the Deal Agent, the Borrower and the Servicer by the Trustee in a written notice delivered at least forty five (45) days prior to such change. All Trustee Contract Files shall be clearly segregated on the Trustee’s inventory system and will not be commingled with any other physical files of the Trustee other than those relating to NewStar Financial, Inc. or its Affiliates and subsidiaries. All Trustee Contract Files shall be placed together, have an appropriate identifying label and be maintained in such manner so as to permit reasonable retrieval and access. The Trustee shall clearly indicate that such Trustee Contract Files are the sole property of the Borrower and that the Borrower has granted an interest therein to the Deal Agent on behalf of the Secured Parties.

(d) In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar Contracts that it holds as Trustee.

(e) Promptly after receipt thereof, the Trustee shall provide to the Servicer a copy of all written notices and communications (other than any notices or communications related to repossessions or UCC matters) identified as being sent to it in connection with the Assets held hereunder which it receives from the related Lessee or any other Person. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer (or Borrower) in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer prior to the occurrence of an Event of Default or from the Deal Agent after the occurrence of an Event of Default, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions.

Section 8.3 Merger or Consolidation.

Any Person (a) into which the Trustee may be merged or consolidated, (b) that may result from any merger or consolidation to which the Trustee shall be a party, or (c) that may succeed to the properties and assets of the Trustee substantially are a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

Section 8.4 Trustee Compensation.

As compensation for its Trustee activities hereunder, the Trustee shall be entitled to receive the fees, expenses and other amounts set forth in the Backup Servicer and Trustee Fee Letter (the “Trustee Fee”) from the initial Servicer in accordance with the terms of the Backup Servicer and Trustee Fee Letter. To the extent that such Trustee Fee is not paid by the initial Servicer, the Trustee shall be entitled to receive the unpaid balance of its Trustee Fee to the extent of funds available therefor pursuant to the provision of Section 2.7(a)(i) or 2.8(a)(i), as applicable. The Trustee’s entitlement to receive the Trustee shall cease on the earlier to occur of: (a) its removal as Trustee pursuant to Section 8.5 or (b) the termination of this Agreement.

Section 8.5 Trustee Removal or Resignation.

(a) The Trustee may be removed from the performance of its obligations under this Agreement with or without cause, by the Deal Agent, upon at least thirty (30) days’ prior written notice to the Trustee (the “Trustee Termination Notice”); provided that, notwithstanding its receipt of a Trustee Termination Notice, the Trustee shall continue to act in such capacity until a successor Trustee has been appointed (and has accepted such appointment) pursuant to this Section 8.5, has received all Trustee Contract Files held by the previous Trustee and has delivered a receipt with respect thereto to the Deal Agent, the Borrower and the Servicer. Promptly after the giving of notice of removal of the Trustee, the Deal Agent shall appoint, by written instrument, a successor Trustee, which appointment shall be reasonably acceptable to the Borrower. One original counterpart of such instrument of appointment shall be delivered to each of the Deal Agent, the Borrower, the Servicer, the Trustee and the successor Trustee. If the successor Trustee shall not have been appointed within thirty (30) days of the Deal Agent’s providing such notice, the Trustee may petition any court of competent jurisdiction to appoint a successor Trustee.

(b) The Trustee may at any time resign and terminate its obligations under this Agreement upon at least thirty (30) days’ prior written notice to the Deal Agent and the Borrower; provided, that no such resignation shall be effective until a successor Trustee is appointed (and accepts such appointment) pursuant to this Section 8.5, has received all Trustee Contract Files held by the previous Trustee and has delivered a Custodial Receipt with respect thereto to the Deal Agent, the Borrower and the Servicer. Promptly after receipt of notice of the Trustee’s resignation, the Deal Agent shall appoint, by written instrument, a successor Trustee, which appointment, prior to an Event of Default, shall be reasonably acceptable to the Borrower. One original counterpart of such instrument of appointment shall be delivered to each of the Deal Agent, the Borrower, the Trustee and the successor Trustee. If the successor Trustee shall not have been appointed within thirty (30) days of the Trustee’s providing such notice, the Trustee may petition any court of competent jurisdiction to appoint a successor Trustee.

Section 8.6 Limitation on Liability.

(a) The Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Trustee may rely conclusively on and shall be fully protected by in acting upon (i) the written instructions of any designated officer of the Deal Agent or (ii) the verbal instructions of the Deal Agent.

(b) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of its negligent performance in its duties in taking and retaining custody of the Trustee Contract Files.

(d) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Contracts, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Contracts. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(f) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Contracts.

(h) The Trustee shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement.

(i) The Trustee shall not be responsible or liable for, and makes no representation or warranty with respect to, the validity, recordation, adequacy or perfection of any lien upon or security interest in any Contract, provided, however, that the Trustee shall be responsible for the performance of its obligations with respect to the Trustee Contract Files as expressly set forth in this Agreement.

(j) In no event shall the Trustee, its agents, attorneys, directors, officers or employees be liable for any indirect, special or consequential damages (including lost profits) whether or not they have been advised of the likelihood of such damages.

Section 8.7 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing any of the Contracts, the Trustee is hereby authorized, upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit K, to release to the Servicer the related Trustee Contract File or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Deal Agent in accordance with the terms of this Agreement. The Servicer shall return to the Trustee the Trustee Contract File or other such documents when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Contract shall be liquidated, in which case, upon receipt of an additional request for release of documents and receipt certifying such liquidation from the Servicer to the Trustee in the form annexed hereto as Exhibit K, the Servicer’s request and receipt submitted pursuant to the first sentence of this subsection shall be released by the Trustee to the Servicer.

(b) Limitation on Release. The Servicer shall request the release of Trustee Contract Files only to the extent that at any time the Trustee shall not have released to the Servicer active Trustee Contract Files (including those requested) pertaining to more than fifteen (15) Contracts at the time being serviced by the Servicer under this Agreement. Any additional Trustee Contract Files or documents requested to be released by the Servicer may be released only upon written authorization of the Deal Agent. The limitations of this paragraph shall not apply to the release of Trustee Contract Files to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Trustee of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit K (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Trustee Contract File to the Servicer.

Section 8.8 Return of Contract Files.

The Borrower may, with the prior written consent of the Deal Agent (such consent not to be unreasonably withheld), require that the Trustee return each Trustee Contract File (a) delivered to the Trustee in error, (b) for which a Substitute Contract has been substituted in accordance with Section 2.17 or which has been repurchased in accordance with the terms of the Purchase Agreement, (c) as to which the Lien on the related Contract or related Equipment, as applicable, has been so released pursuant to Section 9.2, or (d) that is required to be redelivered to the Borrower in connection with the termination of this Agreement, in each case by submitting to the Trustee and the Deal Agent a written request in the form of Exhibit K hereto (signed by both the Borrower and the Deal Agent) specifying the Contracts to be so returned and reciting that the conditions to such release have been met (and specifying the section or sections of this Agreement being relied upon for such release). The Trustee shall upon its receipt of each such request for return executed by the Borrower and the Deal Agent promptly, but in any event within five (5) Business Days, return the Trustee Contract Files so requested to the Borrower.

Section 8.9 Access to Certain Documentation and Information Regarding the Contracts.

The Trustee shall provide to the Deal Agent access to the Trustee Contract Files and all other documentation regarding the Contracts in the Asset Pool and the related Equipment in such cases where the Deal Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (a) upon two Business Days prior written request, (b) during normal business hours and (c) subject to the Servicer’s and Trustee’s normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Deal Agent, the Deal Agent may review during normal business hours the Servicer’s collection and administration of the Contracts in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Contracts and Contract Files in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. Prior to the occurrence of a Turbo Event of the type described in clause (b) or (c) of the definition thereof or of an Event of Default or Servicer Default, the initial Servicer shall be required to bear the expense of no more than two such reviews and audits within any twelve (12) month period and any additional reviews shall be at the expense of the Deal Agent. On and after the occurrence of a Turbo Event of the type described in clause (b) or (c) of the definition thereof or of an Event of Default or Servicer Default, the initial Servicer shall be required to bear the expense of all such reviews.

ARTICLE IX

SECURITY INTEREST

Section 9.1 Grant of Security Interest.

The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lender to the Borrower under Applicable Law. For such purpose, the Borrower hereby transfers, conveys, assigns and grants as of the Initial Advance Date to the Trustee, for the benefit of the Secured Parties, a continuing security interest in all of the Borrower’s right, title and interest in all Assets in the Asset Pool and all Hedge Agreements to secure all obligations of the

Borrower arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Aggregate Unpaids.

Section 9.2 Release of Lien.

At the same time as (a) any Contract in the Asset Pool expires by its terms and all amounts in respect thereof have been paid by the related Lessee and deposited in the Collection Account, (b) any Contract becomes a Prepaid Contract and all amounts in respect thereof have been paid by the related Lessee and deposited in the Collection Account, (c) any Hedge Agreement terminates by its terms and all amounts in respect thereof have been paid in full by, as applicable, the Borrower to the Hedge Counterparty or by the related Hedge Counterparty to the Borrower and deposited in the Collection Account, (d) any Contract is repurchased or replaced in accordance with Section 2.17, (e) any Contract is repurchased by the Originator in connection with a Warranty Event or otherwise in accordance with the Purchase Agreement or this Agreement, (f) any Contract has been sold pursuant to this Agreement, or (g) the earliest to occur of (i) the Optional Prepayment Date pursuant to Section 2.5(a), (ii) the Optional Sale Date pursuant to Section 2.18 and (iii) the Paid-in-Full Date, the Trustee, on behalf of the Secured Parties, shall automatically and without further action, be deemed to release its Lien thereon and to transfer to the Borrower (or its assignee, as applicable), free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Trustee, for the benefit of the Secured Parties, in, to and under such Assets or Hedge Agreement, as applicable. In connection with any such release of Lien, the Trustee, for the benefit of the Secured Parties, will after or upon the deposit by the Servicer of the amounts required hereunder in connection therewith into the Collection Account, at the expense of the initial Servicer or the Borrower, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of the Assets then required to be released hereunder; provided, that the Trustee, for the benefit of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Equipment in connection with such sale or transfer and assignment. Nothing in this Section 9.2 shall diminish the Servicer’s obligations pursuant to Section 6.6 with respect to the proceeds of any such sale.

Section 9.3 Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 9.1.

Section 9.4 Remedies.

Upon the occurrence of an Event of Default, the Trustee and Secured Parties shall have, with respect to the security interest granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Trustee and Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC, subject to Section 10(e).

Section 9.5 Waiver of Certain Laws.

Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Asset may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Assets or any part thereof or the granting of a security interest therein, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Assets marshalled upon any such sale, and agrees that the Trustee or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Assets as an entirety or in such parcels as the Trustee or such court may determine.

Section 9.6 Power of Attorney.

Each of the Borrower and the initial Servicer hereby irrevocably appoints the Trustee its true and lawful attorney (with full power of substitution) in its name, place and stead and at is expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including, without limitation, the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Assets in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the initial Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (d) to establish new accounts to which Collections should be remitted, and (e) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedge Agreement. Nevertheless, if so requested by the Trustee or a purchaser of Assets, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Deal Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1 Event of Defaults.

The following events shall be events of default (“Event of Defaults”) hereunder:

(a) failure on the part of the Borrower to make any payment or deposit required by the terms of any Transaction Document on the day such payment or deposit is required to be made; or

(b) failure on the part of the Borrower or the Originator to observe or perform any of its covenants or agreements of the Borrower or the Originator set forth in any Transaction Document to which the Borrower or the Originator is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Originator by the Deal Agent or the Trustee and (ii) the date of which the Borrower or the Originator acquires knowledge thereof; or

(c) any representation or warranty made or deemed to be made by the Borrower or the Originator under or in connection with this Agreement, any of the other Transaction Documents or any Monthly Report or any information required to be given by the Borrower or the Originator to the Deal Agent to identify Contracts pursuant to any Transaction Document, shall prove to have been false or incorrect in any materially adverse respect when made, deemed made or delivered which continues to be unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the

Originator by the Deal Agent or the Trustee and (ii) the date on which the Borrower or the Originator acquires knowledge thereof; or

(d) the Borrower shall be required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 40 Act; or

(e) a Servicer Default occurs and is continuing for a period of two (2) days after satisfaction of the cure period, if any available); or

(f) as of any Payment Date, during the Revolving Period, for a period of two (2) Business Days, the aggregate Outstanding Amount on any day exceeds the lesser of (i) the Advance Limit and (ii) the Borrowing Base or, following the Revolving Period, for a period of three (3) calendar months, the aggregate Outstanding Amount on any day exceeds the lesser of (i) the Advance Limit and (ii) the Borrowing Base; or

(g) as of any Reporting Date, for the preceding Determination Date, the Default Ratio exceeds 5%; or

(h) as of any Reporting Date, the Delinquency Ratio for the preceding Determination Date exceeds 6.50%; or

(i) the Trustee, for the benefit of the Secured Parties, shall fail for any reason (other than Permitted Liens) to have a first priority perfected security interest in the Assets; or

(j) the occurrence of an Insolvency Event relating to the Borrower; or

(k) a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower, contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower contemplated hereby may reasonably be expected to cause a Material Adverse Effect on the Borrower; or

(l) (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $7,500,000, against the Originator, or $10,000, against the Borrower, and the Borrower or the Originator, as applicable, shall not have either (A) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (B) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (ii) the Originator or the Borrower shall have made payments of amounts by the Originator in excess of $5,000,000, or by the Borrower in excess of $10,000, in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(m) the failure of the Borrower or the Originator to make any payment required to be made under an agreement for borrowed money to which it is a party with an aggregate principal amount exceeding United States $10,000, in the case of the Borrower, or $5,000,000, in the case of the Originator, and such default is not cured or waived within the applicable cure period, if any, provided for under such agreement; or

(n) the Borrower or any majority-owned Affiliate of the Originator defaults beyond any applicable grace period in paying any amount or performing any obligation under any term loan or revolving credit facility (for the avoidance of doubt, excluding any 144A or publicly registered CLOs) with the Lender or any Affiliate thereof which is majority-owned, directly or indirectly, by the ultimate parent of the Lender; or

(o) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or the Originator and such lien shall not have been released within five (5) Business Days; or

(p) the Borrower and the Originator shall fail to respect the separateness of the Borrower such that the Borrower could be consolidated with the Originator in an Insolvency Proceeding; or

(q) the Borrower engages in any activities other than those related to the Transaction Documents and the Assets; or

(r) a Change-in-Control occurs; or

(s) (i) any Transaction Document, or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Originator, or the Servicer, (ii) the Borrower, the Originator or the Servicer shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability, or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be perfected first priority security interest (other than with respect to Permitted Liens except as otherwise expressly permitted to be released in accordance with the applicable Transaction Documents); or

(t) the Aggregate Unpaids remain outstanding on or after the Facility Termination Date.

Section 10.2 Remedies.

(a) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 10.1(j)), the Deal Agent shall, at the request, or may with the consent, of the Lender, by notice to the Borrower, declare the Revolving Period Termination Date to have occurred and the Amortization Period to have commenced.

(b) Upon the occurrence of an Event of Default described in Section 10.1(j), the Revolving Period Termination Date shall occur and the Amortization Period shall commence automatically.

(c) Upon any Revolving Period Termination Date pursuant to this Section 10.2, no Advances will thereafter be made, and the Trustee and the Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.

(d) Upon the occurrence of any Revolving Period Termination Date pursuant to this Section 10.2, at any time after the second (2nd) Business Day following notice to the Borrower, in the event the Borrower has not repaid the Aggregate Unpaids, the Trustee for the benefit of the Secured Parties may immediately sell, without demand of any kind (subject to the notice required by clause (e) below), at a public or private sale and at such price or prices as the Deal Agent may deem reasonably satisfactory any or all of the Assets and apply the proceeds thereof to the aggregate unpaid Outstanding Amount, the Aggregate Unpaids and any other amounts owed by the Borrower hereunder. The proceeds of any disposition of the Assets shall be applied first to the reasonable costs and expenses incurred by the Deal Agent, the Lender, the Backup Servicer and the Successor Servicer in connection with this Section 10.2; second as set forth in Section 2.8 hereof.

(e) The Trustee or the Deal Agent shall provide at least thirty (30) Business Days’ prior notice to the Borrower and the Servicer of its intention to sell (including, without limitation, any transfer of title to the Deal Agent, the Lender or any Affiliate thereof) any Assets (a “Notice of Intended Sale”), but no such Notice of Intended Sale shall be valid if given prior to the occurrence or declaration of an Event of Default. The delivery of a Notice of Intended Sale shall not obligate or otherwise commit the Trustee or the Deal Agent to sell any Assets. The Trustee shall not sell (nor shall the Deal Agent or the Lender direct the Trustee to sell) any Assets within such thirty (30) Business Day period. During such thirty (30) Business Day Period, the Borrower may pay the Aggregate Unpaids in full, in which case the Paid-in-Full Date shall occur as provided in this Agreement. If the Paid-in-Full Date has not occurred by the close of business on the last day of such thirty (30) Business Day Period, the Trustee may sell any Assets in accordance with this Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to hold harmless and indemnify, without duplication, the Lender, the Deal Agent, the Backup Servicer, any Successor Servicer, the Trustee, the Hedge Counterparty, the Secured Parties, and each of their respective Affiliates, shareholders, officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as the “Indemnified Amounts”), awarded against or incurred by such Indemnified Party of any such Indemnified Party any of them arising out of or as a result of this Agreement or the ownership of the Note or making any Advance or in respect of any Asset or any Contract, excluding, however, Indemnified Amounts to the extent resulting from negligence or willful misconduct on the part of such Indemnified Party. If the Borrower has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any Asset treated as or represented by the Borrower to be an Eligible Contract that is not at the applicable time an Eligible Contract;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer (if the Originator or one of its Affiliates) or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer (if the Originator or one of its Affiliates) to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law, with respect to any Asset or the related Contract, or the nonconformity of any Asset or the related Contract with any such Applicable Law;

(iv) the failure to vest and maintain vested in the Trustee or to transfer to the Trustee, perfected, first priority security interest in the Assets, together with all Collections, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Advance or at any time thereafter;

(v) the failure to maintain, as of the close of business on each Business Day prior to the Revolving Period Termination Date, an Outstanding Amount that is less than or equal to the lesser of (x) the Advance Limit on such Business Day, or (y) the Borrowing Base on such Business Day;

(vi) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Assets, whether at the time of any Advance or at any subsequent time;

(vii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Lessee) of the Lessee to the payment of any Asset (including, without limitation, a defense based on such Asset or the related Contract not being a legal, valid and binding obligation of such Lessee enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Asset or the furnishing or failure to furnish such merchandise or services;

(viii) any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates) to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Contracts;

(ix) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services that are the subject of any Asset or Contract;

(x) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property taxes payable in connection with the Asset Pool;

(xi) any repayment by the Deal Agent or a Secured Party of any amount previously distributed in reduction of the Outstanding Amount or payment of Interest or any other amount due hereunder or under any Hedge Agreement, in each case which amount the Deal Agent or a Secured Party believes in good faith is required to be repaid except as may be required by the second sentence of this Section 11.1(a);

(xii) the commingling of Collections of the Assets in the Asset Pool at any time with other funds;

(xiii) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or in respect of any Asset or Contract;

(xiv) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Assets or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xv) the use of the Proceeds of any Advance in a manner other than as provided in this Agreement and the Purchase Agreement;

(xvi) any Lessee is in violation of or adversely affected by the provisions of any Anti-Terrorism Law;

(xvii) the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Trustee, Collections of the Assets in the Asset Pool remitted to the Borrower or any such agent or representative; or

(xviii) the failure of the Borrower to pay any fees, expenses, costs or other amounts to the Lockbox Bank pursuant to the terms of the Lockbox Control Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Borrower to the Deal Agent on the Payment Date that is five (5) Business Days following the Deal Agent’s demand therefor.

(c) If for any reason other than the exclusions set forth in the first paragraph of Section 11.1(a) the indemnification provided above in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower or the initial Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower or the initial Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations. The parties agree that the provisions of this Section 11.1(c) shall not be interpreted to provide recourse to the initial Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of a Lessee with respect to any Contract.

Section 11.2 Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts, omissions or alleged acts or omissions of the Servicer, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Document, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with the Transaction Documents, (iv) any litigation, proceedings or investigation against the Servicer, (v) a past, present or future violation or alleged violation of any Environmental Law in connection with any real property that serves as a collateral for a Contract by any Person or other source, whether related or unrelated to the Borrower, the Servicer or the Originator, (vi) any Lessee is in violation of or adversely affected by the provisions of any Anti-Terrorism Law; (vii) any indemnification obligation that arises pursuant to the Lockbox Control Agreement (including, without limitation, any indemnification obligation set forth therein), (viii) the failure of the Servicer to cooperate in connection with an orderly transition of servicing, or (ix) the exercise of control over the Lockbox Account; provided, however, in the event the Backup Servicer is appointed as Successor Servicer, (x) the Backup Servicer shall have no indemnification obligation with respect to clause (viii), (y) the indemnification obligations of the Backup Servicer are limited as set forth in Section 7.8(b), and, (z) as more particularly set forth in Section 7.8(c), the Backup Servicer shall have no liability for Predecessor Servicer Work Product. The parties agree that the provisions of this Section 11.2 shall not be interpreted to provide recourse to the initial Servicer against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of a Lessee with respect to any Contract. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof.

(b) Any amounts subject to the indemnification provisions of this Section 11.2 shall be paid by the Servicer to the Deal Agent within five (5) Business Days following the Deal Agent’s demand therefor.

(c) The initial Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Contracts.

(d) The obligations of the Servicer under this Section 11.2 shall survive the resignation or removal of the Deal Agent, the Backup Servicer or the Trustee and the termination of this Agreement.

(e) Any indemnification pursuant to this Section 11.2 shall not be payable from the Assets.

Section 11.3 Indemnities by the Trustee.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Trustee hereby agrees to indemnify each Indemnified Party, the Borrower and the Servicer, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to any loss or destruction of the Trustee Contract Files, or any document contained therein, delivered to the Trustee pursuant to the terms of this Agreement.

(b) Any amounts subject to the indemnification provisions of this Section 11.3 shall be paid by the Trustee to the Deal Agent within five (5) Business Days following the Deal Agent’s demand therefor.

(c) The obligations of the Trustee under this Section 11.3 shall survive the resignation or removal of the Deal Agent and the Servicer and the termination of this Agreement.

Section 11.4 After-Tax Basis.

Indemnification under Sections 11.1, 11.2 and 11.3 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII

THE DEAL AGENT

Section 12.1 Authorization and Action.

Each Secured Party hereby designates and appoints WFS as Deal Agent hereunder, and authorizes the Deal Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Lender or any other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Deal Agent shall be read into this Agreement or otherwise exist for the Deal Agent. In performing its functions and duties hereunder, the Deal Agent shall act solely for the benefit of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Deal Agent shall not be required to take any action that exposes the Deal Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.

Section 12.2 Delegation of Duties.

The Deal Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.3 Exculpatory Provisions.

Neither the Deal Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Deal Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Deal Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Deal Agent shall not be deemed to have knowledge of any Unmatured Event of Default, Event of Default or Servicer Default unless the Deal Agent has received notice from the Borrower or a Secured Party.

Section 12.4 Reliance.

The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the

Deal Agent. The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Lender or the Secured Parties, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Secured Parties, provided that unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action, as the Deal Agent shall deem advisable and in the best interests of the Secured Parties. The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Lender or the Secured Parties, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.

Section 12.5 Non-Reliance on Deal Agent and Other Lenders.

Each Secured Party expressly acknowledges that neither the Deal Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Deal Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Deal Agent. Each Secured Party represents and warrants to the Deal Agent that it has and will, independently and without reliance upon the Deal Agent and each Secured Party and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement or Hedge Agreement, as the case may be.

Section 12.6 The Deal Agent in its Individual Capacity.

The Deal Agent and any of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Deal Agent were not the Deal Agent hereunder. With respect to the funding of Advances pursuant to this Agreement, the Deal Agent and each of its Affiliates shall have the same rights and powers under this Agreement as the Lender and may exercise the same as though it were not the Deal Agent and the terms “Lender” and “Lenders” shall include the Deal Agent in its individual capacity.

Section 12.7 Successor Deal Agent.

The Deal Agent may, upon five (5) days’ notice to the Borrower and the Secured Parties, and the Deal Agent will, upon the direction of the Lender, resign as Deal Agent. If the Deal Agent shall resign, then the Lender, during such five (5) day period, shall appoint from among the Secured Parties a successor agent. If for any reason no successor Deal Agent is appointed by the Lender during such five (5) day period, then effective upon the expiration of such five (5) day period, except as otherwise expressly required by this Agreement, the Borrower shall make all payments in respect of the Aggregate Unpaids or under any fee letter delivered in connection herewith directly to the applicable Secured Party and for all purposes shall deal directly with each Secured Party. After any retiring Deal Agent’s resignation hereunder as Deal Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Deal Agent under this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Deal Agent, the Lender, the Backup Servicer and the Trustee; provided, however, that no such amendment, waiver or modification affecting the rights or obligations of any Hedge Counterparty shall be effective without the written agreement of such Person. The Borrower will provide the Hedge Counterparty at least five (5) Business Days’ prior written notice of any proposed amendment or modification to the Note Purchase Agreement. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 13.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, emailed, faxed, transmitted or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by email, when verbal or electronic communications of receipt is obtained, or (c) notice by facsimile copy, when verbal or electronic communication of receipt is obtained.

If to Borrower:	NEWSTAR EQUIPMENT FINANCE I, LLC 500 Boylston Street, Suite 1250 Boston, Massachusetts 02116
	Attention: Facsimile No.: Confirmation No.: Email:	Brian Forde (617) 848-4373 (617) 848-4300 bforde@newstarfin.com

If to initial Servicer or Originator:	NEWSTAR FINANCIAL, INC. 500 Boylston Street, Suite 1250 Boston, Massachusetts 02116
	Attention: Facsimile No.: Confirmation No.: Email:	Brian Forde (617) 848-4373 (617) 848-4300 bforde@newstarfin.com

If to Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION 301 South College Street, 8th Floor MAC D1053-082 Charlotte, NC 28202
	Attention: Confirmation No.: Email:	Kevin Ryan (704) 715-7407 kevin.c.ryan@wachovia.com

If to Deal Agent:	WELLS FARGO SECURITIES, LLC 301 South College Street, 8th Floor MAC D1053-082 Charlotte, NC 28202
	Attention: Confirmation No.: Email:	Kevin Ryan (704) 715-7407 kevin.c.ryan@wachovia.com

If to Trustee:	WELLS FARGO BANK, NATIONAL ASSOCIATION MAC N9311-161 Sixth Street and Marquette Avenue Minneapolis, MN 55479
	Attention: Facsimile No.: Confirmation No.:	Corporate Trust Services – Asset- Backed Administration (612) 667-3464 (612) 667-8058

FOR DELIVERY OF CONTRACT FILES:

WELLS FARGO BANK, NATIONAL ASSOCIATION ABS Custody Vault 1055 10th Avenue SE MAC N9401-011 Minneapolis, MN 55414
	Attention: Facsimile No.: Confirmation No.:	Corporate Trust Services – Asset- Backed Securities Vault (612) 667-1080 (612) 667-8058

If to Backup Servicer:	WELLS FARGO BANK, NATIONAL ASSOCIATION MAC N9311-161 Sixth Street and Marquette Avenue Minneapolis, MN 55479
	Attention: Facsimile No.: Confirmation No.:	Corporate Trust Services – Asset- Backed Administration (612) 667-3464 (612) 667-8058

If to Hedge Counterparty:	WELLS FARGO BANK, N.A. 301 South College Street, MAC D1053-077 Charlotte, NC 28202-0600
	Attention: Confirmation No.: Facsimile:	Derivatives Documentation Group (704) 383-8778 (704) 383-0575

With a copy to:

WELLS FARGO BANK, N.A. 550 California Street, 12th Floor MAC A0112-121 San Francisco, California 94104

Attention: Facsimile:	Derivatives Documentation Manager (415) 986-2604

Section 13.3 Ratable Payments.

If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Aggregate Unpaids held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Aggregate Unpaids; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 13.4 No Waiver; Remedies.

No failure by any Person to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5 Binding Effect; Benefit of Agreement.

This Agreement shall inure to the benefit of and the obligations hereunder shall be binding upon the parties hereto and their respective successors and permitted assigns. In addition, each Secured Party and their respective successors and assigns shall be third-party beneficiaries of this Agreement, and, in addition, the provisions of Sections 2.7(a)(iii), (viii), (x) and (xi) and 2.8(a)(iii), (viii), (xi) and (xii) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.

Section 13.6 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V, and the Servicer’s covenants set forth in Article V, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Paid-in-Full Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Articles III and IV and the indemnification and payment provisions of Article XI and Article XII and the provisions of Section 13.10 and Section 13.11 shall be continuing and shall survive any termination of this Agreement.

Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION

BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8 Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND EACH HEDGE COUNTERPARTY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 13.9 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article XI hereof, the Borrower agrees to pay on demand all reasonable costs and expenses of the Deal Agent, the Backup Servicer (including in its capacity as Successor Servicer), the Trustee and the Secured Parties incurred in connection with the preparation, execution, delivery, administration (including periodic auditing as provided in this Agreement), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith (excluding any Hedge Agreement), including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Deal Agent, the Backup Servicer, the Trustee and the Secured Parties with respect thereto and with respect to advising the Deal Agent, the Backup Servicer, the Trustee and the Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (excluding any Hedge Agreement), and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Deal Agent, the Backup Servicer, the Trustee or the Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedge Agreement).

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Borrower shall pay on demand all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by Lender, Deal Agent, Trustee, Backup Servicer or any other Secured Party (“Other Costs”), including, without limitation, all reasonable costs and expenses incurred by the Deal Agent in connection with periodic audits of the Borrower’s or the Servicer’s books and records except as expressly provided in this Agreement.

Section 13.10 No Proceedings.

Each of the parties hereto and each Hedge Counterparty (by accepting the benefits of this Agreement) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed two (2) years and one (1) day since the Paid-in-Full Date.

Section 13.11 Recourse Against Certain Parties.

No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of such Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of such Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of such Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Secured Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator of such Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of such Secured Party or of any such administrator, or any of them, for breaches by such Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12 Protection of Right, Title and Interest in Assets; Further Action Evidencing Advances.

(a) The initial Servicer shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee for the benefit of the Secured Parties and of the Secured Parties to the Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee for the benefit of the Secured Parties hereunder to all property comprising the Assets. The initial Servicer shall deliver to the Deal Agent file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower shall cooperate fully with the initial Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.12(a).

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Deal Agent may reasonably request in order to perfect, protect or more fully evidence the Advances hereunder and the resulting security interest in the Asset Pool, or to enable the Trustee or the Secured Parties to exercise and enforce their rights and remedies hereunder or under any Transaction Document.

(c) If the Borrower or the initial Servicer fails to perform any of its obligations hereunder, the Deal Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent’s or such Secured Party’s costs and expenses incurred in connection therewith shall be payable by the Borrower (if the initial Servicer that fails to so perform is the Borrower or an Affiliate thereof) as provided in Article XI, as applicable. The Borrower irrevocably authorizes the Deal Agent and appoints the Deal Agent as its attorney-in-fact to act on behalf of the Borrower (i) to execute on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Deal Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Assets and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Assets as a financing statement in such offices as the Deal Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Trustee, for the benefit of the Secured Parties, in the Assets. This appointment is coupled with an interest and is irrevocable.

(d) Without limited the generality of the foregoing, Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Section 4.1(n) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Paid-in-Full Date shall have occurred:

(i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Deal Agent an opinion of the counsel for Borrower, in form and substance reasonably satisfactory to the Deal Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the security interest granted hereunder continues to be an enforceable and perfected first priority security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13 Confidentiality

(a) Each of the Deal Agent, the Secured Parties, the Servicer, the Originator, the Lender, the Trustee, the Backup Servicer and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Transaction Documents and all information with respect to the other parties, including all information regarding the business of the Borrower, the Originator and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its directors, officers and employees may (i) disclose such information to its external accountants, auditors, attorneys, investors, potential investors, credit enhancers to the Lender (including the directors, officers, external accountants, and attorneys of such credit enhancers) and the agents or advisors of such Persons (“Excepted Persons”) who have a need to know such information, provided, that each Excepted Person shall be advised by the party disclosing such information of the confidential nature of the information being disclosed, (ii) disclose the existence of the Transaction Documents, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose the Transaction Documents and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedge Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedge Agreement, provided, that the Persons permitted to make such disclosures under clauses (iii) and (iv) shall also include credit enhancers of the Lender. It is understood that the financial terms that may not be disclosed except in compliance with this Section 13.13(a), including, without limitation, all fees and other pricing terms, all Event of Defaults, Servicer Defaults and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower, the Originator and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Deal Agent, the Lender, the Trustee, the Backup Servicer or the Secured Parties by each other, (ii) by the Deal Agent or the Lender to any prospective or actual assignee or participant of any of them or (iii) by the Deal Agent or the Lender to any provider of a surety, guaranty or credit or liquidity enhancement to the Lender and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person referred to in clause (i), (ii) or (iii), as applicable, is informed of the confidential nature of such information. In addition, the Secured Parties, the Lender and credit enhancers to the Lender and the Deal Agent may disclose any such nonpublic information as required pursuant to any Applicable Law or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known through no wrongful act of the Deal Agent, the Secured Parties, the Servicer, the Originator, the Borrower, the Lender, the Trustee, the Backup Servicer or any Excepted Person, (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of the Borrower’s, the Servicer’s, the Originator’s, the Deal Agent’s, the Lender’s, the Secured Parties’, the Trustee’s or Backup Servicer’s business or that of their affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Borrower, the Servicer, the Originator, the Deal Agent, the Lender, the Secured Parties, the Trustee or the Backup Servicer or an affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Borrower, the Originator and the Servicer or (E) to any affiliate, independent or internal accountant, auditor, agent, employee or attorney of the Borrower, the Servicer, the Originator, the Deal Agent, the Lender, the Secured Parties, the Trustee or the Backup Servicer having a need to know the same, provided that the Borrower, the Servicer, the Originator, the Deal Agent, the Lender, the Secured Parties, the Trustee or Backup Servicer advises such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by the Borrower, the Originator or the Servicer.

Section 13.14 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile or pdf), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered by the Originator to the Deal Agent and the Lender.

Section 13.15 Assignments.

With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), the Lender may at any time assign, or grant a security interest in or sell a participation interest in or sell any Advance (or portion thereof) or any Note (or any portion thereof) to any Person rated A2 or higher by Moody’s or A or higher by S&P; provided that, as applicable, (i) no transfer of any Advance (or any portion thereof) or of any Note (or any portion thereof) shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, (ii) no such consent of the Borrower shall be required following the occurrence of an Event of Default or Servicer Default, (iii) in the case of an assignment of any Advance (or any portion thereof) or of any Note (or of any portion thereof), the assignee executes and delivers to the Servicer, the Borrower and the Deal Agent a fully executed transferee letter substantially in the form of Exhibit L attached hereto, and (iv) the Lender shall not need prior consent of the Borrower to at any time assign, or grant a security interest or sell a participation interest in, or sell, any Advance (or portion thereof) or any Note or any portion thereof to an Affiliate. The parties to any such assignment, grant or sale of a participation interest shall execute and deliver to the Deal Agent, for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the Deal Agent. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Lender, the Deal Agent and each Hedge Counterparty.

Section 13.16 Right of Set-Off.

(a) If an Event of Default or Servicer Default shall have occurred and be continuing, the Deal Agent and the Lender, and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) related to the Assets at any time held by the Deal Agent, the Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Transaction Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Transaction Document and although such obligations of the Borrower are owed to a branch or office of the Deal Agent, the Lender or such Affiliate different from the branch or office holding such deposit. The rights of the Deal Agent and the Lender, and each of their respective Affiliates, under this Section 13.16 are in addition to other rights and remedies (including any other rights of setoff) that the Deal Agent and the Lender, and each of their respective Affiliates, may have. The Deal Agent and the Lender agree to notify the Borrower and the Servicer promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) The Deal Agent, the Lender and each of their respective Affiliates shall have the right to set-off against the Originator and the initial Servicer any amounts to which the Originator or the initial Servicer may be entitled from the Borrower and/or related to the Asset Pool and to apply such amounts to any claims the Deal Agent or the Lender may have against the Originator or the initial Servicer from time to time under this Agreement. The Deal Agent and the Lender agree to notify the Borrower and the Servicer promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

NEWSTAR EQUIPMENT FINANCE I, LLC, as Borrower

By:	NEWSTAR FINANCIAL, INC., its designated manager

By:	/s/ John J. Frishkopf
Name:	John J. Frishkopf
Title:	Treasurer

NEWSTAR FINANCIAL, INC., as Servicer and Originator

By:	/s/ John J. Frishkopf
Name:	John J. Frishkopf
Title:	Treasurer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Daniel Miller
Name:	Daniel Miller
Title:	Managing Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

WELLS FARGO SECURITIES, LLC, as Deal Agent

By:	/s/ Kevin C. Ryan
Name:	Kevin C. Ryan
Title:	Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Marianna C. Stershic
Name:	Marianna C. Stershic
Title:	Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Backup Servicer

By:	/s/ Marianna C. Stershic
Name:	Marianna C. Stershic
Title:	Vice President

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